      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ILD TELECOMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

            DELAWARE                            4899                  59-3375165
 (State or other jurisdiction of    (Primary Standard Industrial   (I.R.S. employer
 incorporation or organization)     Classification Code Number)     identification
                                                                       number)

                              14651 DALLAS PARKWAY
                                   SUITE 905
                              DALLAS, TEXAS 75240
                                 (972) 503-8700
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)
                           --------------------------

                             DENNIS J. STOUTENBURGH
                                   PRESIDENT
                          ILD TELECOMMUNICATIONS, INC.
                              14651 DALLAS PARKWAY
                                   SUITE 905
                              DALLAS, TEXAS 75240
                             PHONE: (972) 503-8700
                           FACSIMILE: (972) 503-1919

(Name, address, including zip code and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

        M. HILL JEFFRIES, ESQ.                  C. READ MORTON, JR., ESQ.                    LEIGH P. RYAN, ESQ.
     CHRISTOPHER W. HAFFKE, ESQ.                  D. TULLY HAZELL, ESQ.             PAUL, HASTINGS, JANOFSKY & WALKER LLP
          ALSTON & BIRD LLP                      CASHIN, MORTON & MULLINS                     THIRTY-FIRST FLOOR
         ONE ATLANTIC CENTER                  TWO MIDTOWN PLAZA, SUITE 1900                    399 PARK AVENUE
      1201 WEST PEACHTREE STREET               1360 PEACHTREE STREET, N.E.              NEW YORK, NEW YORK 10022-4697
     ATLANTA, GEORGIA 30309-3424               ATLANTA, GEORGIA 30309-3214                TELEPHONE: (212) 318-6000
      TELEPHONE: (404) 881-7000                 TELEPHONE: (404) 870-1500                 FACSIMILE: (212) 319-4090
      FACSIMILE: (404) 881-4777                 FACSIMILE: (404) 870-1529

                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 As soon as practicable after the effectiveness of the Registration Statement.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering. / /   ________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering. / /   ________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM
                        TITLE OF EACH CLASS OF SECURITIES                           AGGREGATE OFFERING      AMOUNT OF
                                 TO BE REGISTERED                                       PRICE (1)        REGISTRATION FEE
Common Stock, $.01 par value per share............................................     $60,000,000           $17,700

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o).
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY 1, 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                         SHARES

                                  [NAME/LOGO]

                                  COMMON STOCK

    ALL OF THE         SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE
"COMMON STOCK"), OFFERED HEREBY (THE "OFFERING") ARE BEING OFFERED BY ILD TELECOMMUNICATIONS, INC. (THE "COMPANY" OR "ILD"). PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK. IT CURRENTLY IS ANTICIPATED THAT
THE INITIAL PUBLIC OFFERING PRICE OF THE COMMON STOCK WILL BE BETWEEN $      AND
$      PER SHARE. SEE "UNDERWRITING" FOR A DISCUSSION OF THE FACTORS TO BE
CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING PRICE OF THE COMMON STOCK. THE COMPANY HAS APPLIED FOR THE COMMON STOCK TO BE LISTED FOR QUOTATION ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET (THE "NASDAQ NATIONAL MARKET") UNDER THE SYMBOL "ILDT."

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE               CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                           PRICE TO           UNDERWRITING          PROCEEDS TO
                                                            PUBLIC            DISCOUNT (1)          COMPANY (2)
PER SHARE...........................................           $                    $                    $
TOTAL (3)...........................................           $                    $                    $

(1) SEE "UNDERWRITING" FOR INFORMATION CONCERNING INDEMNIFICATION OF THE UNDERWRITERS AND OTHER MATTERS.
(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $1.1 MILLION.
(3) THE COMPANY HAS GRANTED THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO ADDITIONAL SHARES OF COMMON STOCK SOLELY TO COVER OVER-ALLOTMENTS, IF
    ANY. IF THE UNDERWRITERS EXERCISE THIS OPTION IN FULL, THE PRICE TO PUBLIC
    WILL BE $      , THE UNDERWRITING DISCOUNT WILL BE $      , AND THE PROCEEDS
    TO COMPANY WILL BE $      . SEE "UNDERWRITING."

    THE SHARES OF COMMON STOCK ARE OFFERED BY THE SEVERAL UNDERWRITERS NAMED HEREIN, SUBJECT TO RECEIPT AND ACCEPTANCE BY THEM AND SUBJECT TO THEIR RIGHT TO REJECT ANY ORDER IN WHOLE OR IN PART. IT IS EXPECTED THAT DELIVERY OF THE CERTIFICATES REPRESENTING SUCH SHARES WILL BE MADE AGAINST PAYMENT THEREFORE AT
THE OFFICE OF NATIONSBANC MONTGOMERY SECURITIES LLC ON OR ABOUT              ,
1998.
                              -------------------

NationsBanc Montgomery Securities LLC

                        Raymond James & Associates, Inc.

                                                         Interstate/Johnson Lane
                                                             Corporation

                                         , 1998

  [MAP OF LOCATIONS OF SALES OFFICES, SWITCHES, CALL CENTERS, AND BILLING AND
                            COLLECTIONS OPERATIONS]

             [DIAGRAM OF COMPANY'S FACILITIES-BASED INFRASTRUCTURE
                       AND ITS CALL ROUTING CAPABILITIES]

                         [PHOTOGRAPH OF A CALL CENTER]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE "COMPANY" OR "ILD" INCLUDE ILD TELECOMMUNICATIONS, INC. AND ITS SUBSIDIARIES. ALL INFORMATION CONTAINED HEREIN (I) REFLECTS THE CONVERSION OF ALL OUTSTANDING SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AND THE CONVERSION OF CERTAIN CONVERTIBLE SUBORDINATED INDEBTEDNESS INTO COMMON STOCK UPON CONSUMMATION OF THE
OFFERING (THE "CLOSING DATE"), (II) REFLECTS A     FOR 1 STOCK SPLIT EFFECTED
CONTEMPORANEOUSLY WITH THIS OFFERING, AND (III) EXCEPT AS OTHERWISE NOTED, ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                                  THE COMPANY

    ILD is a rapidly growing independent facilities-based provider of prepaid phone services and telecommunications outsourcing services. The Company offers prepaid services through prepaid long distance calling cards and prepaid local phone service to individual consumers nationwide through retail outlets and direct response media. ILD offers a broad range of outsourcing services including operator services, billing and collections services and traditional long distance services. The Company's outsourcing services are provided primarily to other telecommunications companies, including WorldCom, Inc. ("WorldCom"), which has a contract with ILD to provide all of WorldCom's outsourced operator assisted and billing and collections services except in certain limited circumstances. For the three months ended December 31, 1997, ILD had revenues and EBITDA of $23.8 million and $1.2 million, respectively.

    The Company began operations in May 1996 as a switchless provider of operator assisted and long distance services. In September 1997, the Company began its transition to a facilities-based provider with the acquisition of certain network assets and customer contracts from WorldCom (the "WorldCom Assets"). The Company currently provides its prepaid and outsourcing services through an owned and operated network of long distance and enhanced switches, call centers and billing and collections operations. The Company anticipates that during the second half of 1998, virtually all of its traffic will be carried over the Company's owned switches and that leased interexchange circuits will connect its primary points of origination and termination. The Company currently has significant excess capacity in its facilities-based network, and as a result, has the opportunity to further leverage its infrastructure by offering new services, cross-selling existing services to its diverse customer base, and adding increased call traffic through strategic acquisitions.

PREPAID SERVICES

    Prepaid services represent one of the fastest growing sectors of the telecommunications industry. According to the International Telecard Association ("ITA"), prepaid long distance calling card revenues in the U.S. have grown from an estimated $12.0 million in 1992 to an estimated $2.1 billion in 1997, and they are projected to be at least $4.0 billion in 2001. The ability to offer prepaid local phone service emerged in February 1996 when the Telecommunications Act of 1996 (the "Telecommunications Act") was enacted. Although prepaid local phone service accounted for an insignificant proportion of the $87 billion domestic local exchange services market in 1997, growth in the prepaid local market is expected to be driven by a large population of consumers such as immigrants, students, temporary residents and lower-income individuals, commonly known as "unbanked consumers," who in many instances do not have local phone service due to credit or identification problems. The Federal Communications Commission ("FCC") estimates that as of November 1997, 6.3 million U.S. households did not have local phone service, representing 6.2% of the country's total households. These households, as well as persons who are often not included in the FCC's statistics such as immigrants, students, and temporary residents, represent the target market for the Company's prepaid local services.

    The Company believes it is well positioned to consolidate the rapidly growing markets for prepaid long distance and prepaid local phone services with its state-of-the-art infrastructure and experienced management team. The Company believes that the majority of the more than 400 prepaid service providers in the United States are switchless resellers with high network costs, making the prepaid market fragmented and inefficient. Since December 1997, the Company has acquired and successfully integrated five prepaid service providers and is actively in discussions with several other acquisition candidates. ILD believes these and future acquisitions will lead to increased revenues and operating efficiencies, which will include migrating call traffic onto a single nationwide network, consolidating back office functions, increasing its customer base and types of distribution channels, adding new features to its existing base of products and selling additional products through its existing distribution channels.

    The Company distributes its prepaid services products to individual consumers through over-the-counter sales, vending machines and direct response media. Retail outlets through which the Company's services are distributed include large mass merchants such as Fred Meyer, Goodings, Pathmark, and PharMor, and gasoline and convenience stores such as Petro Shopping Centers, Stop N Go, Diamond Shamrock, and Tom Thumb. The typical prepaid calling card is sold in amounts ranging from $5 to $25, and the Company has the infrastructure to recharge its cards generally at a lower per minute cost to the individual consumer than the original per minute cost. Recharge minutes constituted approximately 22% of the Company's total prepaid minutes for the three months ended December 31, 1997 and are expected to represent an increasing proportion of the Company's prepaid revenues in the future. ILD plans to invest in marketing and infrastructure resources to rapidly expand its prepaid business over the next several years.

OUTSOURCING SERVICES

    The Company believes it is one of the major independent providers of telecommunications outsourcing services in the United States. According to industry analysts, the market for telecommunications outsourcing is in its early stages of development and is growing as companies continue a strong trend of outsourcing non-core business functions to enhance operating efficiency and focus on core businesses. The Company's outsourcing services include operator services, billing and collections services, traditional long distance services, and repair services, and are offered either on a bundled or unbundled basis to its customers. These outsourcing services are offered to aggregators of call traffic, including private pay phone owners, hotels, condominiums, health care institutions, educational institutions and correctional facilities as well as other telecommunications companies, including Local Exchange Carriers ("LECs"), Interexchange Carriers ("IXCs"), Regional Bell Operating Companies ("RBOCs") and Competitive Local Exchange Carriers ("CLECs"). The Company believes that CLECs in particular will depend significantly on third-party providers of telecommunications services, and thus represent a major outsourcing opportunity for the Company.

    ILD offers a full range of live and automated operator services which are handled primarily by ILD's full-service call centers in San Antonio, Texas and Las Vegas, Nevada. The Company's call center infrastructure makes it one of the leading independent providers of operator services in the U.S. The Company has an agreement with WorldCom to handle the incidental operator services calls generated from WorldCom's long distance subscriber base as well as for "dial around" traffic on the WorldCom network generated from phones not subscribed to WorldCom. Some of the Company's other customers for its operator services business include Public Communications Services, Inc. ("PCS"), PhoneTel Technologies, Inc. ("PhoneTel"), Ameritech Corporation ("Ameritech"), Digital Access Communications ("Digital Access") and the MGM Grand Hotel. The Company believes its broad customer base for operator services affords it the opportunity to cross-sell its other outsourcing services to its customers.

    ILD also operates a billing and collections operation that it acquired as part of the WorldCom Assets in September 1997. This billing and collections operation has been in existence since 1986 and is one of the major providers of outsourced LEC billing and collections services in the United States. The Company has agreements with most of the major RBOCs and LECs, allowing it to bill individual consumers through the consumers' local phone bills. ILD's major billing and collections customers include WorldCom, Davel Communications and Talton Holdings, Inc. The Company believes the presence of an owned and operated billing and collections operation enhances its ability to serve as a full-service outsourcing services provider.

    The Company also provides traditional long distance products and services to its customers, in most cases in combination with other service offerings. ILD's long distance products and services for the commercial market include direct dial domestic and international calling, T-1 voice and data services, inbound 800/888 services, calling card programs for corporate employees, and advanced invoicing and reporting features.

                                    STRATEGY

    ILD's objective is to be one of the leading providers of enhanced telecommunications services. Key elements of the Company's strategy include:

    BECOME A LEADING INDEPENDENT PROVIDER OF PREPAID SERVICES. The domestic prepaid services market is one of the fastest growing markets of the telecommunications industry and is served by over 400 providers. The Company believes a majority of these providers are small to mid-sized switchless resellers with high network costs. ILD believes it is well positioned to consolidate providers in this market and successfully integrate them into its facilities-based network. In addition, the Company will seek to increase its marketing and distribution of prepaid services by expanding its relationships with retail outlets and other distribution partners such as private pay phone owners and affinity groups. Through ongoing infrastructure upgrades, the Company intends to offer enhanced calling card features, including conference calling, store and forward messaging, voice mail broadcast, facsimile mail, facsimile forwarding, facsimile broadcast and pager notification.

    LEVERAGE ITS STRONG MARKET POSITION AS A FULL SERVICE PROVIDER OF OUTSOURCING SERVICES. ILD offers a diverse menu of outsourcing services, including operator services, traditional long distance and billing and collections. The Company believes it can build on its strong market position in outsourcing by growing its customer base and providing additional outsourcing services to its customers. The Company plans to augment its outsourcing services with the introduction in 1998 of primary inquiry (a billing inquiry service to resolve billing inquiries for individual users), directory assistance, voice mail messaging, and enhanced billing and collections services. In addition, the Company expects to utilize its call centers as third party verifiers of Primary Interstate Carrier ("PIC") modifications, a service which limits unauthorized changes to an individual user's PIC, commonly known as "slamming."

    UTILIZE NETWORK FACILITIES TO BE A LOW COST PROVIDER. The Company seeks to be a low cost provider of prepaid and outsourcing services. ILD believes that it can achieve this objective by leasing interexchange circuits, which are expected to significantly decline in price as additional capacity becomes available, as well as the least cost routing capabilities of its switching infrastructure. The Company's facilities-based network also allows the Company to process traffic in any of its call centers, providing redundancy and increasing call center utilization and efficiency. The Company also seeks to increase efficiencies in its call centers and other back office functions by expanding automation and training its operators and customer service representatives to perform multiple tasks.

    CAPITALIZE ON SYNERGIES BETWEEN PREPAID SERVICES AND OUTSOURCING
SERVICES. The Company's infrastructure services both its prepaid and outsourcing operations, creating scale and operating efficiencies not generally available to its competitors. Additionally, the Company has the opportunity to increase revenues by cross-selling its products and services to its diverse customer base. The Company's outsourcing services customers are potential customers for its prepaid services. For example, the Company recently introduced a prepaid calling card vending machine option to its outsourcing customers that aggregate traffic (such as private pay phone owners or hotels), which will enable these customers to capture a share of call traffic otherwise lost to dial around traffic. Individual consumers of the Company's prepaid local services are also ideal customers for ILD's prepaid long distance and voice messaging services.

                              RECENT DEVELOPMENTS

    The Company entered the prepaid long distance and local markets in December 1997 by acquiring Interlink Telecommunications, Inc. ("Interlink") and significantly expanded its operations in the prepaid long distance market with the acquisition of the prepaid operations of Intellicall, Inc. ("Intellicall") as of January 1, 1998. On April 30, 1998, the Company signed an agreement to acquire a contract covering approximately 1,600 Diamond Shamrock outlets providing over-the-counter distribution of prepaid long distance services from a subsidiary of TSC Communications Corp., a Texas based company. See "Unaudited Pro Forma Consolidated Statements of Operations." To further expand its prepaid long distance distribution channels, the Company recently entered into non-binding letters of intent to acquire the capital stock or assets of three companies. In the aggregate, these companies will provide the Company with approximately 280 vending machine locations and contracts with 18 retail outlets providing over-the-counter distribution of prepaid long distance services.

                            ------------------------

    The Company is led by a management team with many years of experience in executing and integrating acquisitions in the telecommunications industry. Michael F. Lewis, the Company's Chairman and Chief Executive Officer, was a founder and president of two long distance companies, each of which acquired and successfully integrated several related businesses prior to being acquired by other telecommunications companies. In addition, Mr. Lewis served on the board of directors of LDDS Communications, Inc. (now known as WorldCom) from 1988 to 1992. Dennis J. Stoutenburgh, the Company's President, has more than ten years of experience in the long distance, operator services and prepaid calling industries. Other members of the Company's senior management have significant experience in telecommunications operations, network integration, marketing and financing.

    The Company (formerly known as ILD Teleservices, Inc.) was incorporated in Delaware on April 18, 1996. The Company began operations on May 10, 1996 upon its acquisition of (i) certain assets comprising the operator services and long distance businesses of Intellicall and (ii) all of the stock of Intellicall Operator Services, Inc. ("IOS"), a wholly owned subsidiary of Intellicall which holds the regulatory licenses and permits required for the operation of the business acquired from Intellicall. The operator services and long distance business acquired from Intellicall and the regulatory licenses and permits held by IOS are hereinafter referred to collectively as the "Predecessor." The Company's corporate offices are located at 14651 Dallas Parkway, Suite 905, Dallas, Texas 75240, and its telephone number is (972) 503-8700.

                                  THE OFFERING

Common Stock offered hereby.............................  shares

Common Stock to be outstanding after the Offering.......  shares(1)

Use of proceeds.........................................  To repay certain indebtedness of the Company, to redeem all of the
                                                          shares of the Company's Series B
                                                          Convertible Preferred Stock (the
                                                          "Series B Convertible Preferred
                                                          Stock"), and for general corporate
                                                          purposes, including the financing
                                                          of certain capital improvements,
                                                          possible purchases of network
                                                          equipment, and possible
                                                          acquisitions. See "Use of
                                                          Proceeds."

Proposed Nasdaq National Market symbol..................  "ILDT"

------------------------

(1) Reflects the conversion of all outstanding shares of Series A Convertible Preferred Stock and certain convertible subordinated indebtedness into Common Stock upon the consummation of the Offering. Excludes 63,889 shares of Common Stock subject to outstanding options and warrants. See "Management--Stock Option Plans," "Description of Capital Stock--Warrants to Purchase Common Stock," "Shares Eligible for Future Sale" and Note 8 of Notes to the Company's Consolidated Financial Statements.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
             (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

    Set forth below is certain historical and pro forma consolidated financial and operating data for the Company. Effective January 1, 1997, the Company changed its fiscal year end to September 30. The summary consolidated statement of operations data for the nine month period ended September 30, 1997 has been derived from the consolidated financial statements of the Company included in this Prospectus which have been audited by Price Waterhouse LLP, independent accountants. The summary combined statements of operations data for the nine months ended September 30, 1996 and the consolidated statements of operations and operating data for the three months ended December 31, 1996 and 1997, and the consolidated balance sheet data as of December 31, 1997, have been derived from unaudited consolidated financial statements of the Company, and, in the opinion of the Company, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. Operating results for the three months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year. The pro forma consolidated statements of operations data have been derived from the unaudited pro forma consolidated statements of operations information included elsewhere in this Prospectus. The information below is qualified by reference to, and should be read in conjunction with, "Unaudited Pro Forma Consolidated Statements of Operations," "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                           THREE MONTHS ENDED
                                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                                             -----------------------------------------        DECEMBER 31,
                                                              PREDECESSOR                               ------------------------
                                                              AND COMPANY                 PRO FORMA AS
                                                                COMBINED                    ADJUSTED
                                                                1996(1)         1997        1997(2)        1996         1997
                                                             --------------  -----------  ------------  -----------  -----------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Telecommunications revenues:
  Outsourcing services.....................................   $  19,576      $  30,349     $  85,095    $   7,100    $  23,333
  Prepaid services.........................................        --            --            3,756        --             449
                                                                -------      -----------  ------------  -----------  -----------
    Total revenues.........................................      19,576         30,349        88,851        7,100       23,782
Cost of revenues...........................................      17,574         26,298        69,503        6,431       19,129
                                                                -------      -----------  ------------  -----------  -----------
  Gross profit.............................................       2,002          4,051        19,348          669        4,653
Operating expenses.........................................       1,099          3,005        17,339          476        4,053
                                                                -------      -----------  ------------  -----------  -----------
Income from operations.....................................         903          1,046         2,009          193          600
Other income (expense).....................................        (173)          (387)          211         (106)        (344)
                                                                -------      -----------  ------------  -----------  -----------
Income before provision for income taxes...................         730            659         2,220           87          256
Provision for income taxes.................................         115            151           821        --              93
                                                                -------      -----------  ------------  -----------  -----------
Net income.................................................         615            508         1,399           87          163
Preferred dividend requirements............................         (18)          (113)         (803)         (11)        (254)
                                                                -------      -----------  ------------  -----------  -----------
Net income (loss) applicable to common stockholders........   $     597      $     395     $     596    $      76    $     (91)
                                                                -------      -----------  ------------  -----------  -----------
                                                                -------      -----------  ------------  -----------  -----------
Net income (loss) per share applicable to common
  stockholders(3):
  Basic....................................................
  Diluted..................................................
Shares used in computing net income (loss) per share
  applicable to common stockholders(3):
  Basic....................................................
  Diluted..................................................

OPERATING DATA:
Gross profit margin........................................        10.2%          13.3%         21.8%         9.4%        19.6%
EBITDA(4)..................................................   $     957      $   1,289         5,275    $     210    $   1,204
EBITDA margin(5)...........................................         4.9%           4.2%          5.9%         3.0%         5.1%


                                                             PRO FORMA AS
                                                               ADJUSTED
                                                                1997(2)
                                                             -------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Telecommunications revenues:
  Outsourcing services.....................................   $  24,415
  Prepaid services.........................................       1,707
                                                             -------------
    Total revenues.........................................      26,122
Cost of revenues...........................................      20,260
                                                             -------------
  Gross profit.............................................       5,862
Operating expenses.........................................       5,344
                                                             -------------
Income from operations.....................................         518
Other income (expense).....................................         (65)
                                                             -------------
Income before provision for income taxes...................         453
Provision for income taxes.................................         168
                                                             -------------
Net income.................................................         285
Preferred dividend requirements............................        (268)
                                                             -------------
Net income (loss) applicable to common stockholders........   $      17
                                                             -------------
                                                             -------------
Net income (loss) per share applicable to common
  stockholders(3):
  Basic....................................................
  Diluted..................................................
Shares used in computing net income (loss) per share
  applicable to common stockholders(3):
  Basic....................................................
  Diluted..................................................
OPERATING DATA:
Gross profit margin........................................        22.4%
EBITDA(4)..................................................       1,346
EBITDA margin(5)...........................................         5.2%

                 See accompanying notes on the following page.

                                                                                                           AT DECEMBER 31, 1997
                                                                                                        --------------------------
                                                                                                         ACTUAL    AS ADJUSTED(6)
                                                                                                        ---------  ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.............................................................................  $      66     $  30,352
Total assets..........................................................................................     55,558        85,398
Long-term obligations, less current maturities........................................................     13,381         1,611
Redeemable Preferred Stock............................................................................     13,196        13,196
Convertible Preferred Stock...........................................................................          1        --
Total stockholders' equity............................................................................      6,416        52,926

------------------------------

(1) The Company acquired the Predecessor on May 10, 1996. Accordingly, information for the period from January 1, 1996 through May 9, 1996 reflects the operations of the Predecessor, and information for the period from May 10, 1996 (commencement of operations) through September 30, 1996 reflects the operations of the Company. The information for these two periods has been combined for purposes of this presentation. See "Summary--The Company" and "Stock Ownership."

(2) The pro forma as adjusted consolidated statements of operations data and the pro forma as adjusted operating data for the nine months ended September 30, 1997 and the three months ended December 31, 1997 give effect to the following transactions as if they had occurred on January 1, 1997: (i) the acquisition of Interlink and the issuance of 16,117 shares of Common Stock, 6,667 shares of the Company's Series B-3 Preferred Stock ("Series B-3 Redeemable Preferred Stock"), the incurrence of $5.7 million of indebtedness and the entering into of a $850,000 consulting agreement in connection therewith, (ii) with respect solely to the nine months ended September 30, 1997, the acquisition of the WorldCom Assets and the issuance of 4,587 shares of Common Stock, 111,960 shares of the Company's Series B-2 Preferred Stock ("Series B-2 Redeemable Preferred Stock"), and the incurrence of $6.2 million of debt in connection therewith, and (iii) the conversion of all issued and outstanding shares of Series A Convertible Preferred Stock into shares of Common Stock, the conversion of $2.0 million of convertible subordinated indebtedness into shares of Common Stock, the sale of
    shares of Common Stock by the Company at an assumed price of $    per share
    (the midpoint of the price range set forth on the cover page of this Prospectus) after deducting the underwriting discount and estimated Offering expenses, and the application of the estimated net proceeds therefrom to repay indebtedness and redeem the Series B Convertible Preferred Stock. The pro forma consolidated financial and operating data do not purport to represent what the Company's consolidated results of operations or financial position would have been if such transactions had in fact occurred on such dates, nor does it purport to indicate the results of future operations or the future financial position of the Company. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable. See "Use of Proceeds" and "Unaudited Pro Forma Consolidated Statements of Operations."

(3) See Note 10 of Notes to the Company's Consolidated Financial Statements for the determination of the number of shares used in the basic and diluted per share calculations.

(4) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is a measure of financial performance that is often used in the telecommunications industry to compare companies on the basis of liquidity, capital resources and leverage, and to determine a company's ability to service debt. However, EBITDA should not be considered in isolation or as an alternative to net income, income from operations, cash flows from operating activities or any other measure of performance under generally accepted accounting principles ("GAAP"). Further, the EBITDA calculation may differ among companies within the telecommunications industry. Thus, EBITDA as presented herein may not be comparable to EBITDA or other similarly titled measures reported by other companies.

(5) EBITDA margin is calculated by dividing EBITDA by total revenues.

(6) Adjusted to reflect the conversion of all issued and outstanding shares of Series A Convertible Preferred Stock into shares of Common Stock, the conversion of $2.0 million of convertible subordinated indebtedness into
    shares of Common Stock, the sale of       shares of Common Stock by the
    Company at an assumed price of $    per share (the midpoint of the price
    range set forth on the cover page of this Prospectus) after deducting the underwriting discount and estimated Offering expenses, and the application of the estimated net proceeds therefrom to repay indebtedness and redeem the Series B Convertible Preferred Stock as if all of the foregoing had occurred on December 31, 1997. See "Use of Proceeds" and "Unaudited Pro Forma Consolidated Statements of Operations."

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" RELATING TO, WITHOUT LIMITATION, FUTURE ECONOMIC PERFORMANCE, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, AND PROJECTIONS OF REVENUES AND OTHER FINANCIAL ITEMS THAT ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. THE WORDS "EXPECT," "ESTIMATE," "ANTICIPATE," "BELIEVE," "INTEND," "PLAN" AND SIMILAR EXPRESSIONS AND VARIATIONS THEREOF ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE CAUTIONARY STATEMENTS SET FORTH IN THIS "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.

LIMITED OPERATING HISTORY

    The Company was formed in April 1996 and commenced operations in May 1996 with its acquisition of the Predecessor. Accordingly, the Company has only a limited operating history as a stand-alone company upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be evaluated in light of the risks, expenses and difficulties frequently encountered by companies in the early stages of their development. Furthermore, the Company's historical financial results for periods prior to May 10, 1996 cover periods when the Company was not operating as a stand-alone company and therefore may not be indicative of the Company's future operating results or financial condition. Although the Company has experienced growth in revenues and net income recently, there can be no assurance that growth and profitability can be sustained.

ACQUISITION AND INTEGRATION RISKS

    A key element of the Company's growth strategy is the pursuit of acquisitions that either increase or enhance the services and products currently offered by the Company or that provide the Company with an entry into new geographic markets. The Company's acquisition of the WorldCom Assets in September 1997, combined with five subsequent acquisitions since December 1997, have significantly expanded the Company's operations. This growth has placed, and will continue to place, significant demands on all aspects of the Company's business, including its management, administrative, technical, operational, financial, reporting and other systems and personnel. An inability to identify, acquire and integrate additional businesses, products, services and technologies may have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance that the Company will be able to identify suitable acquisition candidates, negotiate agreements to acquire any potential acquisition candidate on terms satisfactory to the Company, arrange adequate financing on acceptable terms, consummate any transaction, or successfully integrate the operations, products, personnel and culture of any acquired business into those of the Company, nor can there be any assurance that any acquired business would perform as anticipated or that the Company will be able to expand its market share.

    In addition, as a facilities-based provider, the success of the Company's business is dependent on its ability to quickly and successfully integrate newly acquired businesses into the Company's switching network by consolidating additional traffic from new acquisitions into its network as well as by integrating switching systems of acquired businesses into the Company's network, some of which systems may not be compatible with the Company's existing network. The inability to consolidate traffic or integrate switching systems, or network outages or additional costs associated therewith, could have a material adverse effect on the Company's business, financial condition or results of operations.

    Future acquisitions also may involve certain other risks, including, but not limited to (i) the diversion of management's attention from normal operating activities, (ii) risks associated with entry into markets or businesses in which the Company has little or no prior experience, (iii) potential dilutive issuances of equity securities, (iv) the incurrence of additional debt, (v) the impairment of relationships with employees or customers as a result of a change in management, (vi) costs associated with writing off in-process product development and capitalized product costs, and integrating acquired businesses,
(vii) amortizing expenses related to goodwill and other intangible assets, and
(viii) the incurrence of unforeseen liabilities and contingencies, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the Company competes for acquisition candidates with other providers of enhanced telecommunications services, and consolidation in the telecommunications industry in the United States has resulted in fewer opportunities for acquisitions.

ABILITY TO MANAGE GROWTH

    The Company has expanded, and intends to continue to expand, its operations through both internal growth and acquisitions. The Company's ability to grow will depend on a number of factors beyond its control, including the availability of sufficient capital to fund future growth, general economic and industry conditions, existing and emerging competition, the regulatory environment and the demand for the Company's services and products. Additional growth by the Company may further strain the Company's systems and resources, and there can be no assurance that the Company's systems, resources, procedures, controls and existing space will be adequate to support further expansion of the Company's operations.

    In connection with its audit of the Company's consolidated financial statements for the fiscal year ended September 30, 1997, the Company's independent accountants reported on a material weakness in the Company's system of internal accounting and financial controls, which included certain accounting system deficiencies and the absence of appropriate accounting and financial review and approval procedures, segregation of duties and training of employees. In response thereto, in late 1997, the Company hired an experienced chief financial officer and additional accounting personnel, conducted a systems review to identify measures to improve the system of internal controls, implemented more rigorous internal accounting policies, procedures and controls, and conducted accounting systems training. The Company believes these measures corrected the noted weakness. There can be no assurance, however, that the Company will not experience such deficiencies again in the future as it continues to further expand its operations.

    The Company's future operating results will depend substantially on the ability of its officers and key employees to manage future growth, respond to further changing business conditions and, in particular, to integrate acquired businesses and to continue to maintain customer satisfaction. In addition, the Company's future growth and operating results will depend on its ability to attract, train and retain qualified technical, sales, financial, marketing and management personnel. Failure to manage growth, to respond to changing business conditions or to hire, train or retain qualified personnel necessary to keep pace with the Company's growth could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

POTENTIAL DELAYS OR FAILURES IN MIGRATION AND OPERATION OF SWITCHED NETWORK

    Prior to acquiring the WorldCom Assets in September 1997, ILD was a switchless provider. Accordingly, the Company has a limited operating history as a facilities-based provider of enhanced network services, and there can be no assurance that the Company will be able to successfully operate its newly acquired facilities-based network or realize any cost savings associated with being a facilities-based provider of telecommunications services. The failure by the Company to successfully operate its facilities-based network or realize cost savings associated therewith could have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company completed the installation of its network of enhanced multiple call processing platforms in March 1998. Migration of call traffic from the pre-network routing to the Company's switches commenced in early April 1998. As of April 30, 1998, approximately 80% of the Company's total call traffic has been migrated onto its network and has not resulted in any material problems which threaten a successful migration of the traffic. The Company's network programmers, working with WorldCom's network programmers, anticipate that virtually all of the Company's traffic will be migrated over to its switches and that leased circuits will connect its primary points of origination and termination by the second half of 1998. However, because traffic will be routed from many different locations, there can be no assurance that the Company will not experience significant traffic routing difficulties in the future or that the Company's network or switching platforms will be able to efficiently consolidate all traffic by the second half of 1998. In addition, because the Company is dependent on the cooperation of and assistance from WorldCom in transferring call traffic to ILD's facilities-based network, there can be no assurance that the Company will be able to consolidate all of its traffic by the second half of 1998. Any failures or delays in transferring call traffic to its facilities-based network could have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company's network service operations are dependent upon its ability to protect the equipment and data at the Company's facilities against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. Although the Company has taken precautions to protect itself and its customers from events that could interrupt delivery of services, there can be no assurance that a fire, act of sabotage, technical failure, human error, natural disaster or a similar event would not cause the failure of a significant technical component of the Company's network, thereby resulting in an outage. Such an outage could have a material adverse effect on the Company's business, financial condition or results of operations.

COMPETITION

    The telecommunications services industry is highly competitive, rapidly evolving and subject to constant technological change. In particular, there are numerous companies selling prepaid calling cards and prepaid local services, and the Company expects competition to increase in the future. Other providers currently offer one or more of the services offered by the Company, and many telecommunications companies operate generally in the same long distance service, prepaid calls, or operator services markets as the Company. As a service provider in the long distance telecommunications industry, the Company competes with three dominant providers, AT&T Corp. ("AT&T"), MCI Communications Corporation ("MCI") and Sprint Corporation ("Sprint"), all of which are substantially larger and have longer operating histories, greater name recognition, larger customer bases, more established relationships with federal and state regulatory authorities, and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. Other companies are entering the prepaid local business and are expanding their service offerings to appeal to existing or potential customers of the Company. Also, Billing Information Concepts Corp. ("BIC"), which was recently spun off from U.S. Long Distance Corp. ("U.S. LD"), and OAN Services, Inc. ("OAN") are the leading independent service providers for billing and collections services, and each has substantially greater resources and billing product offerings than the Company. Since 1994, the domestic operator services industry has also experienced greater competition from the increasing number of dial around programs being offered by telecommunications companies, such as 1-800-"CALL-ATT" and 1-800-"COLLECT." Alternative dialing plans such as carrier proprietary calling cards and prepaid cards are expected to continue to erode the number of the Company's operator assisted calls generated per phone.

    The ability of the Company to compete effectively in the telecommunications services industry will depend, among other things, upon the Company's continued ability to provide high quality services at prices generally competitive with, or lower than, those charged by its competitors. Certain of the Company's competitors dominate particular segments of the telecommunications industry and have the financial resources to withstand substantial price competition, which is expected to increase significantly, and there can be no assurance that the Company will be able to compete successfully in the future. Moreover, there can be no assurance that certain of the Company's competitors will not be better situated to negotiate contracts with suppliers of telecommunications services which are more favorable than contracts negotiated by the Company. The Telecommunications Act also allows RBOCs to offer long distance services out-of-region and in-region under certain circumstances. The Telecommunications Act is also intended to increase competition in the offering of local exchange services and other intrastate services. A continuing trend toward combinations and strategic alliances in the telecommunications industry could give rise to significant new competitors. The regulatory environment in which the Company operates is also undergoing significant change. Such changes could create greater competitive advantages for all or some of the Company's current or potential competitors or could make it easier for additional parties to provide services. There can be no assurance that competition from existing or new competitors, a decrease in the rates for telecommunications services by the Company's competitors or regulatory changes would not have a material adverse effect on the Company's business, financial condition or results of operations.

RELIANCE ON AND RETENTION OF MAJOR CUSTOMERS

    Historically, the Company has relied on a limited number of customers for a substantial portion of its revenues. PCS, PhoneTel and WorldCom accounted for 15%, 11% and 6%, respectively, of the Company's total revenues in the three month period ended December 31, 1997. In addition, the Company had three customers that collectively accounted for 5% of the Company's total revenues in the three month period ended December 31, 1997. The Company has historically depended on, and expects to continue to depend on, large contracts from significant customers, which can cause its revenues and earnings to fluctuate between quarters based on the timing of termination or renewal of such contracts. Although the Company believes that it has good relationships with its major customers and has in the past received a substantial portion of its revenues from repeat business with established customers, in many cases the Company's contracts with its outsourcing customers are short-term arrangements and there can be no assurance that any of the Company's major customers will continue to purchase the Company's services or enhancements of and services at a level similar to previous periods. Contracts with certain of the Company's largest customers will expire in the near future and there can be no assurance that these customers will continue to purchase the Company's services. A significant decrease in business from any of the Company's major customers could have a material adverse effect on the Company's business, financial condition or results of operations. Additionally, the acquisition by a third party of one of the Company's major customers could result in the loss of that customer, which could have a material adverse effect on the Company's business, financial condition or results of operations.

    ILD's prepaid calling cards are sold over-the-counter and through vending machines at selected retail locations and vending machine sites throughout the United States, including locations operated by large mass merchants such as Fred Meyer, Goodings, Pathmark, and PharMor and such gasoline and convenience stores as Petro Shopping Centers, Stop N Go, Diamond Shamrock, and Tom Thumb. The Company's arrangements with retailers or owners of multiple vending sites are often pursuant to short-term arrangements. If the Company is unsuccessful in providing competitive pricing, meeting the requirements of its retailers or site owners, developing attractive new products, or complying with the terms of its arrangements with retailers or site owners, these customers may fail to market aggressively the Company's services or may terminate their relationship with the Company, either of which could have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE UPON TELECOMMUNICATIONS PROVIDERS; NO GUARANTEED SUPPLY

    The Company, a facilities-based provider, does not own a transmission network and depends on WorldCom and, to a lesser extent, other carriers for transmission of its long distance calls. Furthermore, the Company is dependent upon LECs and IXCs for call origination and termination. The Company's ability to maintain and expand its business depends in part on its ability to continue to obtain telecommunications services on favorable terms from long distance carriers and other such suppliers, as well as the cooperation of both IXCs and LECs in originating and terminating service for its consumers in a timely manner. Although the Company has not experienced significant losses in the past because of interruptions of service at any of its carriers, no assurance can be made in this regard with respect to the future. In addition, no assurance can be given that the Company will be able to enter into network arrangements or interconnection agreements in the future at favorable prices, and a material increase in the price at which the Company obtains services under such arrangements or agreements could have a material adverse effect on the Company's business, financial condition or results of operations. See "--Competition."

NEED FOR ADDITIONAL FINANCING

    The Company anticipates that it may need additional debt or equity financing, in addition to the proceeds of this Offering, in order to grow through expansion and acquisitions. The amount and timing of financing that the Company may need will vary, principally depending on the timing and size of any expansion and acquisitions and sellers' willingness to provide financing. To the extent that the Company requires additional financing in the future and is unable to obtain such additional financing, it may not be able to implement fully its growth strategy. Following the application of the net proceeds from the Offering, the Company will have the ability to borrow up to $20.0 million (of which $3.4 million is currently available) under its revolving loan with NationsBank, N.A. ("NationsBank"). The Company believes this borrowing capacity, together with cash flow from operations and the proceeds of this Offering, will be sufficient to fully fund its capital expenditures, working capital, internal growth, identified acquisition candidates and other currently known cash requirements. If the Company's available funds are not adequate, however, there can be no assurance that additional financing, whether debt or equity, will be obtainable on terms favorable to or affordable by the Company, which could have a material adverse effect on the Company's business, financial condition or results of operation, and on the Company's growth and its ability to compete in the telecommunications industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SERVICES

    The telecommunications services industry is characterized by rapid technological change, new product introduction and evolving industry standards. The Company's success will depend, in significant part, on its ability to make timely and cost-effective enhancements and additions to its technology and introduce new services that meet consumer demands. The Company expects new products and services, and enhancements to existing products and services, to be developed and introduced to compete with the Company's services. The proliferation of new telecommunications technology, including personal communication services and voice communication over the Internet, may reduce demand for local and long distance services, including prepaid calling cards, and related outsourcing services such as operator assisted services and billing and collections services. There can be no assurance that the Company will be successful in developing and marketing new services or enhancements to services that respond to these or other technological changes or evolving industry standards. In addition, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of its existing services or that the Company's new services or enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Delay in the introduction of new services or enhancements, the inability of the Company to develop such new services or enhancements or the failure of such services or enhancements to achieve market acceptance could have a material adverse effect on the Company's business, financial condition or results of operations.

FRAUD; THEFT OF SERVICES; UNCOLLECTIBLE ACCOUNTS

    From time to time, callers have obtained services without rendering payment to the Company by unlawfully using the Company's access numbers and personal identification numbers ("PINs"). The Company attempts to manage these theft and fraud risks through its internal controls and its monitoring and blocking systems. Although the Company believes that its risk management practices are adequate, and to date the Company has not experienced material losses due to such unauthorized use of access numbers and PINs, there can be no assurance that the Company's risk management practices will be sufficient to protect the Company in the future from unauthorized transactions or thefts of services that could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the Company sells prepaid calling cards to certain of its retail customers on credit. Although the Company believes that it will be able to adequately evaluate the risk of uncollectible accounts, there can be no assurance that the Company will collect all amounts due for services rendered. There also can be no assurance that the Company will collect all amounts due for local services if the applicable state tariff does not permit the Company to promptly terminate local phone service when an individual consumer fails to prepay for continued phone service.

DEPENDENCE ON KEY MANAGEMENT AND PERSONNEL

    The Company's success is largely dependent upon its executive officers and other key personnel, the loss of one or more of whom could have a material adverse effect on the Company's business, financial condition or results of operations. The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of Michael F. Lewis, Chairman of the Board and Chief Executive Officer, Dennis J. Stoutenburgh, President, J. David Darnell, Chief Financial Officer, Reginald P. McFarland, Senior Vice President, Network Operations, and certain other key executives who have substantial experience with the Company's business and the rapidly changing telecommunications industry. The loss of services of any of these individuals could have a material adverse effect upon the Company's business, financial condition or results of operations. Messrs. Lewis, Stoutenburgh and Darnell have received options which have vesting schedules relating to their continued employment by the Company. Mr. McFarland has entered into an employment agreement with the Company which expires on December 31, 1999. The Company also believes that to be successful it must hire and retain highly qualified engineering, product development and marketing personnel. Competition in the recruitment of highly qualified engineering, marketing and product development personnel in the telecommunications industry is intense. The inability of the Company to locate, hire and retain such personnel may have a material adverse effect on the Company's business, financial condition or results of operations. No assurance can be given that the Company will be able to retain its key employees or that it will be able to attract qualified personnel in the future. See "Business--Employees" and "Management."

SUBSTANTIAL DISCRETION OF MANAGEMENT CONCERNING USE OF PROCEEDS

    The Company has allocated approximately $    million of the net proceeds of
the Offering for specific identified purposes, with the remainder of
approximately $    million to be used for general corporate purposes, including working capital, internal growth and possible acquisitions. Accordingly, management will have substantial discretion in spending a large percentage of the proceeds of the Offering to be received by the Company. See "Use of Proceeds."

SEASONALITY; FACTORS AFFECTING OPERATING RESULTS; POTENTIAL FLUCTUATIONS IN
  PERIOD-TO-PERIOD RESULTS

    The Company's sales have been, and the Company expects that its sales will continue to be, somewhat seasonal. In addition, the Company's operating results have varied significantly in the past and may vary significantly in the future. Traditional operator assisted long distance services generally produce peak revenues during the summer months when, due to favorable weather conditions, when people travel or are outdoors more often where they are more likely to use pay phones.

    Factors that may cause the Company's operating results to vary include: (i) changes in operating expenses; (ii) the timing of the introduction of services;
(iii) market acceptance of new and enhanced versions of services; (iv) potential acquisitions; (v) changes in legislation and regulation that affect the competitive environment for services; and (vi) general economic factors. Moreover, for many of the Company's retailers and site owners, prepaid services represent a new merchandising category and, in the case of certain retailers requiring customized services, significant leadtime may be required to provide such services following receipt of customer orders. As a result of these factors, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as an indication of future performance.

UNCERTAINTY OF MARKET ACCEPTANCE

    The prepaid long distance calling card and prepaid local markets of the telecommunications industry are emerging businesses with an increasing and substantial number of new market entrants. These entrants are seeking to market, advertise and position other products and services as the preferred method for accessing long distance and prepaid local phone services. Because the prepaid long distance calling card and prepaid local markets are emerging markets, demand for and market acceptance of newly introduced products and services is uncertain. There can be no assurance that substantial markets will continue to develop for prepaid long distance calling cards or prepaid local services, or that the Company will be able to meet its current marketing objectives, succeed in positioning services as a preferred method for accessing long distance and local phone services, increase market acceptance of its existing services or achieve significant market acceptance of its new products and services. See "Business--The Industry."

RISKS RELATED TO GOODWILL

    As of December 31, 1997, the Company's total assets were approximately $55.6 million, of which approximately $25.6 million, or approximately 46% of total assets, was goodwill. Goodwill is the excess of cost over fair value of net assets acquired. There can be no assurance that the value of such goodwill will ever be realized by the Company. This goodwill is being amortized on a straight-line basis over a period of 25 years, which will produce an annual charge to operations of approximately $1.0 million, which will adversely impact the Company's earnings. The Company will evaluate on a regular basis whether events and circumstances have occurred that indicate that the carrying amount of goodwill may warrant revision or may not be recoverable. Although as of December 31, 1997 the net unamortized balance of goodwill is not considered to be impaired, any such future determination requiring the write-off of a significant portion of unamortized goodwill could adversely affect the Company's financial position.

GOVERNMENT REGULATION

    The Telecommunications Act seeks to stimulate competition in both the local exchange and interexchange markets. Although passage of the Telecommunications Act has resulted in increased opportunities for companies competing with the incumbent local exchange carriers ("ILECs"), it also reduced the level of regulation that applies to the ILECs, increasing their ability to respond quickly to competition from the Company and others and permits all LECs, including the RBOCs upon compliance with certain conditions, to offer interexchange service between local access and transport areas ("LATAs"), the geographically defined areas in which LECs are authorized to provide local switched services. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the communications industry would not have a material adverse effect on the Company's business, financial condition or results of operations.

    Section 276 of the Telecommunications Act further mandated that the FCC promulgate rules to establish a per call compensation plan to insure that all pay phone providers are fairly compensated for each completed intrastate and interstate pay phone initiated call, including calls on which pay phone providers had not heretofore received compensation. These rules also require IXCs to develop tracking mechanisms to identify calls placed from pay phones which would require compensation. Such calls include those placed to toll free numbers (800/888), operator assisted and prepaid calling card calls, and calls placed through network access codes, but do not include emergency calls and calls for hearing disabled individuals. In September 1996, the FCC promulgated rules to implement
Section 276 of the Telecommunications Act. After initial litigation, in September 1997 the FCC established a two-year "default" compensation rate of $0.284 per pay phone-originated toll free or access code call. At the end of the two-year interim period, the per call pay phone compensation rate will be the deregulated market-based local coin rate less $0.066. This amount is payable by IXCs and resellers such as IOS. The Company believes it has adequately accrued for amounts payable under the revised FCC rules, but because the revised FCC rules continue to be subject to regulatory and legal challenges, there can be no assurance that the Company will not be required to pay amounts in excess of amounts for which it has accrued, which could have a material adverse effect on the Company's business, financial condition or results of operations.

    On May 8, 1997, in compliance with the requirements of the Telecommunications Act, the FCC released an order establishing a new Universal Service support fund to provide communications service to high cost and rural areas, and to bring new communications technologies to schools, libraries and rural healthcare providers. Carriers, including the Company, are required to contribute a portion of their revenues into the Universal Service support fund. The new Universal Service rules will be administered jointly by the FCC and state regulatory authorities, many of which are still in the process of establishing their administrative rules. States are enacting, or already have in place, similar programs, and other possible new assessments on carriers may be imposed by federal or state authorities. Although the Company accrues Universal Service contributions and remits such contributions when due, in the event that the amount that the Company is required to contribute to the support fund is substantially more than its accrual or the Company's ability to pass such contributions through to its customers is restricted, the Universal Service support fund could have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company's prepaid long distance calling card operations are subject to various state laws and regulations. To reduce the number of fraudulent or misleading cards, certain states in which the Company operates are beginning to require prepaid calling cards to clearly show such items as the cost-per-minute, extra fees, expiration dates and toll-free customer service numbers. Although the Company believes that it is able to comply with regulations currently applicable to its operations, as additional states adopt regulations to prevent fraudulent practices in the prepaid calling card industry, there can be no assurance that such regulations will not have a material adverse effect on the Company's business, financial condition or results of operations.

CONCENTRATION OF STOCK OWNERSHIP; VOTING CONTROL BY MANAGEMENT

    Upon completion of the Offering, the present directors, executive officers
and their respective affiliates will beneficially own approximately         of
the Common Stock. In addition to the shares and options included in such calculation of beneficial ownership, the present directors, executive officers and their respective affiliates hold options and warrants to acquire an
additional     shares of Common Stock that are not exercisable within 60 days of the calculation date, which together with shares currently beneficially owned
would represent approximately     % of the Common Stock outstanding after
consummation of the Offering, after giving effect to the exercise of those
options and warrants. Intellicall also will beneficially own       % of the
Common Stock after consummation of the Offering. As a result, by voting together these stockholders will be able to control, or at a minimum to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership also may have the effect of delaying or preventing a change in control of the Company. Purchasers in the Offering will become minority stockholders of the Company and will be unable to control the management or business policies of the

Company. See "Management," "Certain Transactions," "Stock Ownership" and "Description of Capital Stock."

ABSENCE OF PRIOR PUBLIC MARKET; OFFERING PRICE DETERMINED BY AGREEMENT; POTENTIAL VOLATILITY OF MARKET PRICE

    Prior to the Offering, there has been no public market for the Common Stock, although the Company has applied for listing of the Common Stock on the Nasdaq National Market in connection with the Offering. The initial public offering price of the Common Stock will be determined solely by negotiations among the Company and the Underwriters and will not necessarily be related to the Company's book value, net worth or any other established criteria of value and may not be indicative of the market price for shares of Common Stock after the Offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price for the Common Stock. From time to time after the Offering, there may be significant volatility in the market price for the Common Stock, and there can be no assurance that the market price of the Common Stock will not decline below the initial public offering price. The stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high technology and telecommunications companies and which may be unrelated to the operating performance of particular companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary from period to period. As a result of the foregoing, the Company's operating results and prospects from time to time may be below the expectations of public market analysts and investors. Any such event would likely have a material adverse effect on the price of the Common Stock.

POSSIBLE INABILITY TO RECOGNIZE A PORTION OF DEFERRED REVENUE

    The sale of long distance telephone service through prepaid calling cards may be subject to "escheat" laws in various states. These laws generally provide that payments or deposits received in advance or in anticipation of the provision of utility services (including telephone) that remain unclaimed for a specific period of time after the termination of such services are deemed "abandoned property" and must be submitted to the state. Although the Company is not aware of any case in which such laws have been applied to the sale of prepaid calling cards, in the event that such laws are deemed applicable, the Company may be unable to recognize the portion of its deferred revenue remaining upon the expiration of the cards with unused calling time. In such event, the Company may be required to deliver such amounts to certain states in accordance with these laws, which could have a material adverse effect on the Company's business, financial condition or results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

    Future sales, or the availability for future sale, of a significant number of shares of Common Stock could adversely affect the prevailing market price of
the Common Stock. The     shares offered hereby will be eligible for immediate
sale in the public market without restriction, except for any shares purchased in the Offering by "affiliates" of the Company, as such term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). All of
the remaining     shares of Common Stock which will be outstanding upon the
completion of the Offering will be "restricted securities" as defined in Rule 144 and may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act, such as that provided by Rule 144 or Rule 701 promulgated thereunder. Beginning 90 days
after the date of this Prospectus,       of such shares will become eligible for
immediate sale in the public market subject to the provisions of Rule 144 and Rule 701. Beginning 180 days after the date of this Prospectus (or earlier with the written consent of NationsBanc Montgomery Securities LLC in its discretion), additional shares will be available for immediate sale in the public market, subject to the provisions of Rule 144 and Rule 701, upon the expiration of certain lock-up agreements between the Underwriters and the directors, executive officers and certain other stockholders
of the Company (the "Lock-Up Agreements"). Of the     shares of Common Stock
that, as of the completion of the Offering, will be issuable upon the exercise
of outstanding options and warrants,       will be eligible for sale in the
public market subject to the provisions of Rule 144 and Rule 701 beginning 90
days after the date of this Prospectus and       of such shares will become
eligible for sale in the public market, subject to the provisions of Rule 144 and Rule 701, beginning 180 days after the date of this Prospectus (or earlier with the written consent of NationsBanc Montgomery Securities LLC) upon the expiration of the Lock-Up Agreements. Following the Offering, sales or potential sales of a significant number of shares of Common Stock not only will have the potential to cause a material decrease in the trading price of Common Stock but also could impair the future ability of the Company to raise capital at prices or on terms favorable to the Company.

    The Company intends to file one or more registration statements on Form S-8 as soon as practicable after the completion of the Offering to register shares of Common Stock that are issuable upon the exercise of outstanding stock options and warrants or that are available for issuance pursuant to the Company's stock option plans. Additionally, certain stockholders of the Company
who will beneficially own in the aggregate        shares of Common Stock as of
the completion of the Offering are entitled to certain piggyback and demand registration rights with respect to such shares. Upon the effectiveness of registration statements covering such shares, all such registered shares generally would then be eligible for immediate sale in the public market, other
than      of such shares which are subject to Lock-Up Agreements. See "Shares
Eligible for Future Sale" and "Underwriting."

DILUTION

    The initial public offering price is substantially higher than the net tangible book value per share of the outstanding Common Stock. Investors purchasing shares of Common Stock in the Offering therefore will incur immediate and substantial dilution, and existing stockholders will receive a material increase, in the net tangible book value per share of their shares of Common
Stock. At an initial public offering price of $      per share (the midpoint of
the price range set forth on the cover page of this Prospectus), the immediate
dilution to new investors would be $        per share. In addition, investors
purchasing shares of Common Stock in the Offering will incur additional dilution to the extent outstanding options and warrants are exercised. See "Dilution."

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

    The Board of Directors of the Company is empowered to issue one or more series of preferred stock without stockholder action. The existence of this "blank check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. The Company is subject to certain provisions of the Delaware General Corporation Law, as amended (the "Delaware Code"), which relate to business combinations with interested stockholders. In addition to considering the effects of any action on the Company and its stockholders, the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), permits the Board of Directors to consider the interests of various constituencies, including employees, customers, suppliers, and creditors of the Company, communities in which the Company maintains offices or operations and other factors which the directors deem pertinent, in carrying out and discharging their duties and responsibilities as directors and in determining what is believed to be in the best interests of the Company. See "Management--Board of Directors" and "Description of Capital Stock--Certain Provisions of Delaware Law."

YEAR 2000 RISKS

    The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips that use dates that have been stored as two digits rather than four (e.g., "98" for 1998). On January 1, 2000, any clock or date recording mechanism, including date sensitive software, which uses only two digits to represent the year may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices or perform similar tasks.

    The Company has assessed the Year 2000 issue with respect to the software used by the Company in providing its services and with respect to its computerized information and operating systems. The Company believes that it has completed substantially all modifications to its affected software programs and computerized systems and that minimal additional work is required to finalize these modifications. The Company expects to complete all Year 2000 modifications by early 1999, leaving adequate time to assess and correct any significant issues that may materialize. Management does not believe that the costs to resolve the Company's Year 2000 issues will be material to the Company. This assessment is based on management's best estimates, which were derived utilizing numerous assumptions of future events. However, there can be no assurance that these estimates will prove to be accurate, and actual results could differ materially from those that are anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties.

    The Company is also discussing the Year 2000 issue with its significant customers and suppliers to determine the extent to which the Company is vulnerable to those third parties' failures to remediate their own Year 2000 issues. The Company is not yet certain as to the extent to which the computer software and business systems of its customers and suppliers are Year 2000 compliant. If systems of third parties on which the Company's systems rely are not timely converted or if such conversions are incompatible with the Company's systems, or if the Company fails to timely complete the remaining modifications to its own systems, the Year 2000 issue could have a material adverse effect on the Company's business, financial condition or results of operations.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the          shares of
Common Stock offered hereby at an assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this
Prospectus) are estimated to be approximately $    million (approximately $
million if the Underwriters' over-allotment option is exercised in full) after deducting the estimated underwriting discount and Offering expenses payable by the Company.

    The Company anticipates that it will use the net proceeds of the Offering to repay certain indebtedness of the Company in the aggregate amount of approximately $22.1 million and to redeem the Series B Convertible Preferred Stock at an aggregate redemption price of approximately $500,000. The Company
intends to use the remaining net proceeds of approximately $    million for
general corporate purposes, including the financing of certain capital improvements, possible purchases of network equipment, and possible acquisitions. See "Risk Factors--Substantial Discretion of Management Concerning Use of Proceeds."

    Of the approximately $22.1 million to be used to repay indebtedness, $10.4 million will be used to pay down the outstanding principal and accrued interest under the Company's revolving credit facility (the "Revolving Loan") pursuant to its credit agreement with NationsBank (the "Credit Agreement"), approximately $4.2 million will be used to repay in full the outstanding principal and accrued interest under the Company's term loan (the "Term Loan") under the Credit Agreement, and approximately $7.5 million will be used to repay outstanding indebtedness to 14 individuals or entities. The Revolving Loan was entered into in August 1997 and currently bears interest at a rate ranging from the prime rate to 0.5% above the prime rate (9.0% at December 31, 1997) depending upon the ratio of senior funded debt to EBITDA. Borrowings under the Revolving Loan mature in February 2001 and automatically renew for successive one-year periods up to a maximum of 20 years unless either party elects to terminate by giving written notice to the other not less than 60 days prior to the termination date. The Term Loan was incurred in August 1997 to finance a portion of the purchase price for the acquisition of the WorldCom Assets and currently bears interest at prime plus 2.5% (11.0% at December 31, 1997) per year, payable monthly. Borrowings under the Term Loan are payable quarterly and the Term Loan matures on March 31, 2001.

    General corporate purposes for which the remaining net proceeds may be used include approximately $1.25 million to consolidate certain operations and complete the build out of new leased facilities in Atlanta and San Antonio. Additionally, the Company expects an undetermined amount of the Offering proceeds likely will be used to acquire network equipment for the continued development of the Company's infrastructure. Other general corporate purposes include working capital, continued internal growth and possible acquisitions. The Company has entered into a definitive agreement to acquire a contract covering approximately 1,600 Diamond Shamrock outlets for a purchase price of approximately $700,000, and non-binding letters of intent to acquire the capital stock or assets of three companies for an aggregate purchase price of approximately $5.7 million in cash and stock, and the Company intends to use approximately $1.4 million of the remaining net Offering proceeds in connection with the acquisition of these companies. See "Prospectus Summary--The Company--Recent Developments" and "Risk Factors--Acquisition and Integration Risks." In addition, the Company currently is engaged in preliminary discussions with other potential acquisition candidates. Although it has no binding commitments to acquire any other potential candidates, management believes that the Company may acquire one or more of these candidates in the future utilizing a portion of the remaining net proceeds of the Offering, cash generated from operations or bank borrowings. Nevertheless, there can be no assurance that the Company will complete any acquisitions on terms favorable to the Company, if at all. To the extent that one or more of the acquisitions to be financed with net proceeds from the Offering are not completed, the unused Offering proceeds may be used to make other acquisitions or for other general corporate purposes as determined by management in its discretion.

    Pending the application of the net proceeds as described above, the Company intends to invest the proceeds in short-term, interest-bearing obligations of investment grade.

                                DIVIDEND POLICY

    The Company presently intends to employ all available funds for the expansion of its business and therefore does not anticipate declaring or paying cash dividends on the Common Stock in the foreseeable future. The Company has paid no cash dividends on its Common Stock in the past, and the payment of cash dividends, if any, in the future will depend upon the Company's earnings, financial condition, capital requirements, cash flow, long range plans and such other factors as the Board of Directors of the Company may deem relevant at that time. Additionally, each of the Series B-2 Redeemable Preferred Stock and the Series B-3 Redeemable Preferred Stock will restrict the ability of the Company to declare or pay dividends or make any other distributions on any shares of Common Stock, unless dividends or distributions are paid ratably to holders of such Preferred Stock as well as holders of the Common Stock, in proportion to the total amount of dividends or distributions paid. Under the terms of the Credit Agreement, the Company may not pay dividends without the prior written consent of the lender when dividends paid by the Company, together with interest paid on the convertible subordinated debt, exceed $1.9 million in the aggregate in any fiscal year.

                                 CAPITALIZATION

    The following table sets forth the cash position, indebtedness and capitalization of the Company (i) on a historical basis as of December 31, 1997, and (ii) on a pro forma as adjusted basis to reflect the conversion of all issued and outstanding shares of Series A Convertible Preferred Stock into shares of Common Stock, the conversion of $2.0 million of convertible subordinated indebtedness into shares of Common Stock, the sale of the shares of the Common Stock offered hereby at an assumed initial public offering
price of $     per share (after deducting the estimated underwriting discount and Offering expenses) and the application of the estimated net proceeds therefrom to repay indebtedness and redeem the Series B Convertible Preferred Stock as described in "Use of Proceeds" as if they had occurred on December 31, 1997. On the Closing Date, the Company will amend its Certificate of Incorporation to eliminate the outstanding Series A and Series B Convertible Preferred Stock. The following table should be read in conjunction with "Use of Proceeds," "Unaudited Pro Forma Consolidated Statements of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                         AT DECEMBER 31, 1997
                                                                     ----------------------------
                                                                                      PRO FORMA
                                                                        ACTUAL       AS ADJUSTED
                                                                     -------------  -------------
                                                                            (IN THOUSANDS)
Cash and cash equivalents..........................................    $      66      $      30
Short-term debt (including current maturities of long-term
  obligations).....................................................        5,482            582
Long-term obligations (less current maturities)....................       13,381          1,611
Series B-2 Redeemable Preferred Stock, $0.01 par value; 150,000 shares authorized and 111,960 shares issued and outstanding,
  actual and pro forma as adjusted.................................       11,196         11,196
Series B-3 Redeemable Preferred Stock, $0.01 par value; 10,000 shares authorized and 6,667 shares issued and outstanding, actual
  and pro forma as adjusted........................................        2,000          2,000
Stockholders' equity...............................................
  Series A Convertible Preferred Stock, $0.01 par value; 100,000 shares authorized, issued and outstanding, actual; and 0 shares
    authorized, issued and outstanding, pro forma as adjusted......            1         --
  Series B Convertible Preferred Stock, $0.01 par value; 5,000 shares authorized, issued and outstanding, actual; and 0 shares
    authorized, issued and outstanding, pro forma as adjusted......       --             --
  Common Stock, $.01 par value; 300,000 shares authorized; 71,004
    shares issued and outstanding, actual; and      shares issued
    and outstanding, pro forma as adjusted (1).....................            1              2
  Additional paid-in capital.......................................       10,631         57,631
  Retained deficit.................................................       (2,217)        (2,707)
    Total stockholders' equity.....................................        6,416         52,926
    Total capitalization...........................................       32,993         67,733

--------------------------

(1) Excludes 59,989 shares of Common Stock that were subject to outstanding options and warrants at December 31, 1997 at a weighted average exercise price of $75.74 per share. See "Management-- Stock Option Plans," "Shares Eligible for Future Sale," "Description of Capital Stock" and Note 8 of Notes to the Company's Consolidated Financial Statements.

                                    DILUTION

    As of December 31, 1997, the net tangible book value of the Company was
approximately $            or $      per share of Common Stock. "Net tangible
book value per share" is defined as the book value of tangible assets of the Company less all liabilities, divided by the number of issued and outstanding shares of Common Stock. After the conversion of all issued and outstanding shares of Series A Convertible Preferred Stock into Common Stock, the conversion of $2.0 million of convertible subordinated indebtedness into shares of Common Stock, the repayment of certain indebtedness and the redemption of the Series B Convertible Preferred Stock and the sale by the Company of the shares of Common Stock offered hereby at an assumed initial public offering
price of $    per share and after deducting the estimated underwriting discount and Offering expenses payable by the Company, the pro forma as adjusted net tangible book value of the Company as of December 31, 1997 would have been
approximately $       or $       per share. This represents an immediate
increase in net tangible book value of $       per share to existing
stockholders and an immediate dilution in net tangible book value of $ per share to purchasers of shares of Common Stock in the Offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share.......................................             $
                                                                                                   ---------
  Net tangible book value per share before the Offering...............................  $
  Increase per share attributable to new stockholders.................................
                                                                                        ---------
Pro forma as adjusted net tangible book value per share...............................
                                                                                                   ---------
Dilution per share to new stockholders................................................             $
                                                                                                   ---------

    The following table sets forth, as of December 31, 1997, on a pro forma as adjusted basis giving effect to the conversion of the Series A Convertible Preferred Stock, the conversion of $2.0 million of convertible subordinated indebtedness into shares of Common Stock, the repayment of certain indebtedness and the redemption of the Series B Convertible Preferred Stock, with respect to the existing stockholders and the new investors in the Offering, a comparison of the number of shares of Common Stock acquired from the Company, the total consideration paid, and the average price per share:

                                                                                           TOTAL CONSIDERATION
                                                                   SHARES PURCHASED
                                                               ------------------------  ------------------------  AVERAGE PRICE
                                                                 NUMBER       PERCENT      AMOUNT       PERCENT      PER SHARE
                                                               -----------  -----------  -----------  -----------  -------------
Existing stockholders........................................                         %   $                     %    $
New stockholders.............................................
                                                               -----------       -----   -----------       -----        ------
  Total......................................................                    100.0%   $                100.0%
                                                               -----------       -----   -----------       -----
                                                               -----------       -----   -----------       -----

    The foregoing tables do not take into account the exercise of outstanding
options and warrants to acquire           shares of Common Stock. Assuming that
all such options and warrants were exercised and that the full amount of cash consideration was received therefrom, dilution per share to new stockholders
would be $       . See Note 8 of Notes to the Company's Consolidated Financial
Statements and "Management--Stock Option Plans."

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

    The Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 1997 and the three months ended December 31, 1997 have been prepared as if the WorldCom Assets and Interlink acquisitions and the related financings had occurred on January 1, 1997. The acquisitions of the WorldCom Assets and Interlink occurred on September 1, 1997 and December 15, 1997, respectively, and thus are included in the Company's unaudited consolidated financial statements, commencing with the dates of acquisition.

    The Unaudited Pro Forma Consolidated Statements of Operations for the nine months ended September 30, 1997 are based upon the historical consolidated financial statements of the Company for the nine months ended September 30, 1997, the historical financial statements of the WorldCom Assets for the eight months ended August 31, 1997, and the historical financial statements of Interlink for the nine months ended September 30, 1997.

    The Unaudited Pro Forma Consolidated Statements of Operations for the three months ended December 31, 1997 are based upon the historical consolidated financial statements of the Company for the three months ended December 31, 1997 and the historical financial statements of Interlink for the period from October 1, 1997 through December 14, 1997.

    The Unaudited Pro Forma Consolidated Statements of Operations and Notes thereto are provided for informational purposes only and do not purport to be indicative of the results of operations that might have occurred had such transactions been completed on the indicated dates or that may be expected to occur for any future period. The Unaudited Pro Forma Consolidated Statements of Operations and Notes thereto should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                HISTORICAL
                                               --------------------------------------------
                                                               EIGHT MONTHS    NINE MONTHS
                                                NINE MONTHS    ENDED AUGUST       ENDED
                                                   ENDED         31, 1997     SEPTEMBER 30,
                                               SEPTEMBER 30,     WORLDCOM         1997
                                               1997 COMPANY       ASSETS        INTERLINK
                                               -------------   ------------   -------------
Telecommunications revenues:
  Outsourcing services.......................     $30,349        $51,876         $2,870
  Prepaid services...........................      --             --              3,756
                                               -------------   ------------      ------
    Total revenues...........................      30,349         51,876          6,626
Cost of revenues.............................      26,298         39,745          3,460
                                               -------------   ------------      ------
  Gross profit...............................       4,051         12,131          3,166
Operating expenses...........................       3,005          9,343          3,156
                                               -------------   ------------      ------
Income (loss) from operations................       1,046          2,788             10
Other income (expense):
  Interest expense...........................        (463)        --                (21)
  Interest and other income..................          76            228         --
                                               -------------   ------------      ------
    Total other income (expense).............        (387)           228            (21)
                                               -------------   ------------      ------
Income (loss) before provision for income
 taxes.......................................         659          3,016            (11)
Provision (benefit) for income taxes.........         151          1,116         --
                                               -------------   ------------      ------
Net income (loss)............................         508          1,900            (11)
Preferred dividend requirements..............        (113)        --             --
                                               -------------   ------------      ------
Net income (loss) applicable to common
 stockholders................................     $   395        $ 1,900         $  (11)
                                               -------------   ------------      ------
                                               -------------   ------------      ------
Net income (loss) per share applicable to
 common stockholders(7):
  Basic......................................
  Diluted....................................
Shares used in computing net income (loss)
 per share applicable to common
 stockholders(7):
  Basic......................................
  Diluted....................................

                                                                           ADJUSTMENTS    PRO FORMA
                                                 PRO FORMA     PRO FORMA       FOR       AS ADJUSTED
                                                ADJUSTMENTS     COMPANY     OFFERING     COMPANY(8)
                                               -------------   ---------   -----------   -----------
Telecommunications revenues:
  Outsourcing services.......................                  $ 85,095                   $ 85,095
  Prepaid services...........................                     3,756                      3,756
                                                               ---------                 -----------
    Total revenues...........................                    88,851                     88,851
Cost of revenues.............................                    69,503                     69,503
                                                               ---------                 -----------
  Gross profit...............................                    19,348                     19,348
Operating expenses...........................    $ 1,428(1)      17,339                     17,339
                                                     407(2)
                                                               ---------                 -----------
Income (loss) from operations................     (1,835)         2,009                      2,009
Other income (expense):
  Interest expense...........................       (642)(3)     (1,126)     $ 1,033(4)        (93)
  Interest and other income..................                       304                        304
                                               -------------   ---------   -----------   -----------
    Total other income (expense).............       (642)          (822)       1,033           211
                                               -------------   ---------   -----------   -----------
Income (loss) before provision for income
 taxes.......................................     (2,477)         1,187        1,033         2,220
Provision (benefit) for income taxes.........       (828)(5)        439          382(5)        821
                                               -------------   ---------   -----------   -----------
Net income (loss)............................     (1,649)           748          651         1,399
Preferred dividend requirements..............       (724)(6)       (837)          34(6)       (803)
                                               -------------   ---------   -----------   -----------
Net income (loss) applicable to common
 stockholders................................    $(2,373)      $    (89)     $   685      $    596
                                               -------------   ---------   -----------   -----------
                                               -------------   ---------   -----------   -----------
Net income (loss) per share applicable to
 common stockholders(7):
  Basic......................................
  Diluted....................................
Shares used in computing net income (loss)
 per share applicable to common
 stockholders(7):
  Basic......................................
  Diluted....................................

                 See accompanying notes on the following page.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                      THREE MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       HISTORICAL
                               ---------------------------
                                              PERIOD FROM
                                               OCTOBER 1,
                               THREE MONTHS     1997 TO
                                  ENDED       DECEMBER 14,                                ADJUSTMENTS    PRO FORMA
                               DECEMBER 31,       1997         PRO FORMA      PRO FORMA       FOR       AS ADJUSTED
                               1997 COMPANY    INTERLINK      ADJUSTMENTS      COMPANY     OFFERING     COMPANY(8)
                               ------------   ------------   --------------   ---------   -----------   -----------
Telecommunications revenues:
  Outsourcing services.......    $23,782         $  633                        $24,415                    $24,415
  Prepaid services...........     --              1,707                          1,707                      1,707
                               ------------      ------                       ---------                 -----------
    Total revenues...........     23,782          2,340                         26,122                     26,122
Cost of revenues.............     19,129          1,131                         20,260                     20,260
                               ------------      ------                       ---------                 -----------
  Gross profit...............      4,653          1,209                          5,862                      5,862
Operating expenses...........      4,053          1,079        $   199(1)        5,344                      5,344
                                                                    13(2)
                               ------------      ------          -----        ---------                 -----------
Income (loss) from
 operations..................        600            130           (212)            518                        518
Other income (expense):
  Interest expense...........       (359)            (4)           (56)(3)        (419)      $388(4)          (31)
  Interest and other income
    (expense)................         15            (49)        --                 (34)                       (34)
                               ------------      ------          -----        ---------     -----       -----------
    Total other income
      (expense)..............       (344)           (53)           (56)           (453)       388             (65)
                               ------------      ------          -----        ---------     -----       -----------
Income (loss) before
 provision for income
 taxes.......................        256             77           (268)             65        388             453
Provision for income taxes...         93         --                (69)(5)          24        144(5)          168
                               ------------      ------          -----        ---------     -----       -----------
Net (loss) income............        163             77           (199)             41        244             285
Preferred dividend
 requirements................       (254)        --                (25)(6)        (279)        11(6)         (268)
                               ------------      ------          -----        ---------     -----       -----------
Net income (loss) applicable
 to common stockholders......    $   (91)        $   77        $  (224)        $  (238)      $255         $    17
                               ------------      ------          -----        ---------     -----       -----------
                               ------------      ------          -----        ---------     -----       -----------
Net income (loss) per share
 applicable to common
 stockholders(7):
  Basic......................
  Diluted....................
Shares used in computing net
 income (loss) per share
 applicable to common
 stockholders(7):
  Basic......................
  Diluted....................

----------------------------------

(1) To record the related amortization expense of the goodwill, non-compete agreements and other intangibles valued at $18.7 million and $12.5 million, arising from the acquisitions of the WorldCom Assets and Interlink, respectively.

(2) To record depreciation expense on the purchase accounting adjustments for property and equipment of $2.7 million and $300,000 resulting from the acquisitions of the WorldCom Assets and Interlink, respectively.

(3) To reflect interest expense ranging from 9.0% to 11.0% on the WorldCom pro forma indebtedness of $6.2 million and 9.0% on the Interlink pro forma indebtedness of $3.0 million.

(4) To reflect the conversion of all issued and outstanding shares of Series A Convertible Preferred Stock into shares of Common Stock, the conversion of $2.0 million of convertible subordinated indebtedness into shares of Common
    Stock, the sale of     shares of Common Stock by the Company at an assumed
    price of $   per share (the midpoint of the price range set forth on the cover page of this Prospectus) after deducting the underwriting discount and estimated Offering expenses, and the application of the estimated net proceeds therefrom to repay indebtedness and redeem the Series B Convertible Preferred Stock as if all of the foregoing had occurred on January 1, 1997. See "Use of Proceeds."

(5) To reflect the effect of federal and state income taxes.

(6) To reflect annual 8.5% dividends on the $11.2 million of Series B-2 Redeemable Preferred Stock issued in conjunction with the acquisition of the WorldCom Assets and annual 6.0% dividends on the $2.0 million of Series B-3 Redeemable Preferred Stock issued in conjunction with the acquisition of Interlink.

(7) See Note 10 of Notes to the Company's Consolidated Financial Statements and
    Note 4 to the Company's Consolidated Interim Financial Statements for information concerning the calculation of basic and diluted net income per share.

(8) The pro forma as adjusted results of operations for the nine months ended September 30, 1997 and the three months ended December 31, 1997 excludes the estimated extraordinary loss on the early extinguishment of debt of approximately $284,000, net of taxes.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
             (IN THOUSANDS, EXCEPT PER SHARE DATA AND PERCENTAGES)

    The selected consolidated financial data for the fiscal year ended December 31, 1995 and for the period from January 1, 1996 to May 9, 1996 have been derived from the financial statements of the Predecessor included in this Prospectus which have been audited by Price Waterhouse LLP, independent accountants. The selected consolidated financial data as of December 31, 1996 and for the period from May 10, 1996 (commencement of operations) to December 31, 1996 and as of and for the nine month period ended September 30, 1997 have been derived from the consolidated financial statements of the Company included in this Prospectus which have been audited by Price Waterhouse LLP, independent accountants. The selected consolidated financial data as of and for the fiscal years ended December 31, 1993 and 1994 and as of December 31, 1995 have been derived from unaudited consolidated financial statements of the Predecessor, and the selected consolidated financial data as of and for the nine months ended September 30, 1996 and the three months ended December 31, 1996 and 1997 have been derived from unaudited consolidated financial statements of the Company, and in the opinion of the Company, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of such information. Operating results for the three months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year. The selected consolidated financial data are qualified by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Effective January 1, 1997, the Company changed its fiscal year end to September 30.

                                                                                                      THE COMPANY(1)
                                                           THE PREDECESSOR(1)                --------------------------------
                                             ----------------------------------------------   PERIOD FROM MAY    NINE MONTHS
                                                                               PERIOD FROM       10, 1996           ENDED
                                                 YEAR ENDED DECEMBER 31,       JANUARY 1,    (COMMENCEMENT OF   SEPTEMBER 30,
                                             -------------------------------   1996 TO MAY    OPERATIONS) TO    -------------
                                               1993       1994       1995        9, 1996     DECEMBER 31, 1996      1997
                                             ---------  ---------  ---------  -------------  -----------------  -------------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Telecommunications revenues:
  Outsourcing services.....................  $   5,143  $   9,101  $  10,287    $   6,333        $  20,343        $  30,349
  Prepaid services.........................     --         --         --           --               --               --
                                             ---------  ---------  ---------       ------          -------      -------------
    Total revenues.........................      5,143      9,101     10,287        6,333           20,343           30,349
Cost of revenues...........................      4,199      7,527      8,418        5,639           18,366           26,298
                                             ---------  ---------  ---------       ------          -------      -------------
  Gross profit.............................        944      1,574      1,869          694            1,977            4,051
Operating expenses:
  Selling, general and administrative......        523        498        488          267              684            1,450
  Provision for doubtful accounts..........     --             65         33           80              472            1,312
  Depreciation and amortization............         69         81         58           37               35              243
                                             ---------  ---------  ---------       ------          -------      -------------
    Total operating expenses...............        592        644        579          384            1,191            3,005
                                             ---------  ---------  ---------       ------          -------      -------------
Income from operations.....................        352        930      1,290          310              786            1,046
Other expense..............................     --         --         --           --                 (279)            (387)
                                             ---------  ---------  ---------       ------          -------      -------------
Income before provision for income taxes...        352        930      1,290          310              507              659
Provision for income taxes.................        130        344        477          115           --                  151
                                             ---------  ---------  ---------       ------          -------      -------------
Net income.................................        222        586        813          195              507              508
Preferred dividend requirements............     --         --         --           --                  (29)            (113)
                                             ---------  ---------  ---------       ------          -------      -------------
Net income (loss) applicable to common
 stockholders..............................  $     222  $     586  $     813    $     195        $     478        $     395
                                             ---------  ---------  ---------       ------          -------      -------------
                                             ---------  ---------  ---------       ------          -------      -------------
Net income (loss) per share applicable to
 common stockholders(2):
  Basic....................................
  Diluted..................................
Shares used in computing net income (loss)
 per share applicable to common
 stockholders(2):
  Basic....................................
  Diluted..................................
                                        See accompanying notes on the following page.


                                              THREE MONTHS ENDED

                                                 DECEMBER 31,
                                             --------------------
                                               1996       1997
                                             ---------  ---------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Telecommunications revenues:
  Outsourcing services.....................  $   7,100  $  23,333
  Prepaid services.........................     --            449
                                             ---------  ---------
    Total revenues.........................      7,100     23,782
Cost of revenues...........................      6,431     19,129
                                             ---------  ---------
  Gross profit.............................        669      4,653
Operating expenses:
  Selling, general and administrative......        283      1,853
  Provision for doubtful accounts..........        176      1,596
  Depreciation and amortization............         17        604
                                             ---------  ---------
    Total operating expenses...............        476      4,053
                                             ---------  ---------
Income from operations.....................        193        600
Other expense..............................       (106)      (344)
                                             ---------  ---------
Income before provision for income taxes...         87        256
Provision for income taxes.................     --             93
                                             ---------  ---------
Net income.................................         87        163
Preferred dividend requirements............        (11)      (254)
                                             ---------  ---------
Net income (loss) applicable to common
 stockholders..............................  $      76  $     (91)
                                             ---------  ---------
                                             ---------  ---------
Net income (loss) per share applicable to
 common stockholders(2):
  Basic....................................
  Diluted..................................
Shares used in computing net income (loss)
 per share applicable to common
 stockholders(2):
  Basic....................................
  Diluted..................................
                                        See

                                                                                                      THE COMPANY(1)
                                                           THE PREDECESSOR(1)                --------------------------------
                                             ----------------------------------------------   PERIOD FROM MAY    NINE MONTHS
                                                                               PERIOD FROM       10, 1996           ENDED
                                                 YEAR ENDED DECEMBER 31,       JANUARY 1,    (COMMENCEMENT OF   SEPTEMBER 30,
                                             -------------------------------   1996 TO MAY    OPERATIONS) TO    -------------
                                               1993       1994       1995        9, 1996     DECEMBER 31, 1996      1997
                                             ---------  ---------  ---------  -------------  -----------------  -------------
OPERATING DATA:
Gross profit margin........................       18.4%      17.3%      18.2%        11.0%             9.7%            13.3%
EBITDA(3)..................................  $     421  $   1,011  $   1,348    $     347        $     821        $   1,289
EBITDA margin(4)...........................        8.2%      11.1%      13.1%         5.5%             4.0%             4.2%
Net cash provided by (used in) operating
 activities................................             $      65  $   1,209    $     811        $    (520)       $      20
Net cash provided by (used in) investing
 activities................................             $  --      $      (2)   $       9        $  (2,016)       $ (10,316)
Net cash provided by (used in) financing
 activities................................             $     (65) $  (1,207)   $    (820)       $   4,807        $   8,383


                                              THREE MONTHS ENDED

                                                 DECEMBER 31,
                                             --------------------
                                               1996       1997
                                             ---------  ---------
OPERATING DATA:
Gross profit margin........................        9.4%      19.6%
EBITDA(3)..................................  $     210  $   1,204
EBITDA margin(4)...........................        3.0%       5.1%
Net cash provided by (used in) operating
 activities................................  $     445  $  (1,371)
Net cash provided by (used in) investing
 activities................................  $      (1) $  (3,372)
Net cash provided by (used in) financing
 activities................................     --      $   4,451

                                               THE PREDECESSOR(1)                               THE COMPANY(1)
                                     ---------------------------------------   ------------------------------------------------
                                                 AT DECEMBER 31,                 AT SEPTEMBER 30,          AT DECEMBER 31,
                                     ---------------------------------------   ---------------------  -------------------------

                                        1993          1994          1995          1996        1997       1996          1997
                                     -----------   -----------   -----------   -----------   -------  -----------   -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........    -$-           $--           $--           $1,827      $  358     $2,271        $    66
Total assets.......................      886          1,647         1,380         5,799      34,496      6,420         55,558
Long-term obligations, less current
 maturities........................    --             --            --            3,914       8,375      3,922         13,381
Redeemable Preferred Stock.........    --             --            --            --         11,196      --            13,196
Convertible Preferred Stock........    --             --            --            --              1          1              1
Total stockholders' equity
 (deficit).........................      498          1,019           625          (555)      3,685       (479)         6,416

------------------------------

(1) The Company acquired the Predecessor on May 10, 1996. Accordingly, information for the period from January 1, 1993 through May 9, 1996 reflects the operations of the Predecessor, and information for the period from May 10, 1996 (comencement of operations) through December 31, 1997 reflects the operations of the Company. See "Summary--The Company" and "Stock Ownership."

(2) See Note 10 of Notes to the Company's Consolidated Financial Statements and
    Note 4 of Notes to the Company's Interim Consolidated Financial Statements for the determination of the number of shares used in the basic and diluted per share calculations.

(3) EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is a measure of financial performance that is often used in the telecommunications industry to compare companies on the basis of liquidity, capital resources and leverage, and to determine a company's ability to service debt. However, EBITDA should not be considered in isolation or as an alternative to net income, income from operations, cash flows from operating activities or any other measure of performance under GAAP. Further, the EBITDA calculation may differ among companies within the telecommunications industry. Thus, EBITDA as presented herein may not be comparable to EBITDA or other similarly titled measures reported by other companies.

(4) EBITDA margin is calculated by dividing EBITDA by total revenues.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" RELATING TO, WITHOUT LIMITATION, FUTURE ECONOMIC PERFORMANCE, PLANS AND OBJECTIVES OF MANAGEMENT FOR FUTURE OPERATIONS, AND PROJECTIONS OF REVENUES AND OTHER FINANCIAL ITEMS THAT ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. THE WORDS "EXPECT," "ESTIMATE," "ANTICIPATE," "BELIEVE," "INTEND," "PLAN" AND SIMILAR EXPRESSIONS AND VARIATIONS THEREOF ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THE CAUTIONARY STATEMENTS SET FORTH IN THE "RISK FACTORS" SECTION AND ELSEWHERE IN THIS PROSPECTUS IDENTIFY IMPORTANT FACTORS WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. THE FOLLOWING DISCUSSION SHOULD BE READ IN CONNECTION WITH THE DISCUSSION SET FORTH IN "RISK FACTORS" AND WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

    The following is a discussion of the consolidated financial condition and results of operations of the Company for the three months ended December 31, 1997 and 1996, for the nine months ended September 30, 1997 and 1996, and for the two years ended December 31, 1996 and 1995. For periods prior to May 10, 1996 (commencement of operations), this discussion relates to the consolidated financial position and results of operations of the Predecessor. Effective January 1, 1997, ILD changed its fiscal year-end to September 30 from December
31. This discussion should be read in conjunction with the Company's and the Predecessor's Financial Statements and Notes thereto included elsewhere in this Prospectus.

OVERVIEW

    ILD commenced operations in May 1996 with the acquisition of Intellicall's operator services and long distance businesses. Intellicall is a manufacturer of "smart" pay phones and had developed the business acquired by the Company as an incidental part of its pay phone business. As of September 1, 1997, the Company acquired the WorldCom Assets. The WorldCom Assets included customer contracts, network call centers, switching facilities, billing and collections operations, a contract to provide outsourced operator and billing services to WorldCom, and a network agreement from WorldCom providing ILD with competitive rates for network charges. This transaction began the Company's transition from a switchless provider of enhanced network services into a facilities-based provider with nationwide access.

    Concurrently with the acquisition of the WorldCom Assets, the Company began to aggressively focus on the growing markets for prepaid long distance and prepaid local phone services. The Company's prepaid services are generally offered using the same infrastructure utilized in connection with the Company's outsourcing services. The Company has acquired and successfully integrated five prepaid service providers since December 1997. The Company entered the prepaid long distance and local service markets by acquiring Interlink in December 1997 and expanded its operations in the prepaid long distance market with the acquisition of the prepaid operations of Intellicall as of January 1998. In addition, the Company has entered into a definitive agreement and non-binding letters of intent to acquire certain providers of prepaid services. ILD plans to invest in the marketing and infrastructure resources to rapidly expand its prepaid business over the next several years.

    The Company expects prepaid long distance and prepaid local services to increase as a percentage of revenues. The Company anticipates that the growth in prepaid services will be driven by acquisitions and increased penetration in the customer bases and markets it currently serves. The Company also expects outsourcing revenues to continue to grow through acquisitions and internal growth.

    REVENUES are comprised of prepaid services revenues and outsourcing services revenues. Prepaid services revenues include prepaid long distance, prepaid local and any ancillary services such as voice mail and traditional long distance services. Outsourcing services revenues include operator assisted services, traditional long distance services and billing and collections services. Revenues are recognized as services are performed based on end user usage, net of an estimate for uncollectible revenues. The Company sells its services primarily on a measured time basis. Prepaid long distance and prepaid local revenues are deferred and recognized as calling services are used. Revenues from unbundled operator service offerings consist of fees that are recognized as services are performed. Revenues from billing and collections services consist of fees that are recognized upon processing records to be billed and collected by the Company.

    COST OF REVENUES consists of transmission costs, commissions and direct operator center costs. Transmission costs consist of all direct costs associated with originating and terminating a call, including local access charges, long haul costs, fixed-cost facilities lease payments, and switching costs. Commissions consist of monies owed to customers (primarily prepaid sales outlets, private pay phone owners and hospitality facilities) for prepaid services sold and calls processed and billed. Operator center costs include operator salaries and benefits and costs directly related to the operator center facilities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES include direct selling expenses and support services required to maintain and grow the Company's operations. These costs are principally comprised of non-operator salaries and related benefits, rent expense, and other administrative expenses, including fees for professional services.

    PROVISION FOR DOUBTFUL ACCOUNTS consists of management's estimate of amounts which may eventually become uncollectible and amounts necessary to settle disputed charges. Provision for doubtful accounts in an outsourced switchless environment is recorded as a component of the fees charged by the outsource provider and is classified in cost of revenues. Provision for doubtful accounts in a switched environment is recorded and classified in operating expenses by the service provider. Provision for doubtful accounts with regard to prepaid services consists of management's estimates of amounts which may eventually become uncollectible.

    DEPRECIATION AND AMORTIZATION includes depreciation of property and equipment and amortization of intangible assets. The Company depreciates property and equipment using the straight-line method over the estimated useful lives of the depreciable assets, generally five years. The excess of cost over net assets acquired reflects the acquired cost of goodwill, customer contracts, other intangibles, and related items, and is amortized using the straight-line method over their estimated useful lives, ranging from 5 to 25 years.

    PROVISION FOR INCOME TAXES is a function of pretax earnings and the combined effective rate of federal and state income taxes.

    EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is a measure of financial performance that is often used in the telecommunications industry to compare companies on the basis of liquidity, capital resources and leverage, and to determine a company's ability to service debt. However, EBITDA should not be considered in isolation or as an alternative to net income, income from operations, cash flows from operating activities or any other measure of performance under GAAP. Further, the EBITDA calculation may differ among companies within the telecommunications industry. Thus, EBITDA as presented herein may not be comparable to EBITDA or other similarly titled measures reported by other companies.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, the percentage relationship of certain statement of operations items to total revenues.

                                                                                   NINE MONTHS           THREE MONTHS
                                                              YEAR ENDED              ENDED                 ENDED
                                                             DECEMBER 31,         SEPTEMBER 30,          DECEMBER 31,
                                                         --------------------  --------------------  --------------------
                                                           1995       1996       1996       1997       1996       1997
                                                         ---------  ---------  ---------  ---------  ---------  ---------
STATEMENTS OF OPERATIONS DATA:
Telecommunications revenues:
  Outsourcing services.................................        100%       100%       100%       100%       100%        98%
  Prepaid services.....................................     --         --         --         --         --              2
                                                         ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues.....................................        100        100        100        100        100        100
Cost of revenues.......................................         82         90         90         87         91         80
                                                         ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.........................................         18         10         10         13          9         20
Operating expenses:
  Selling, general and administrative..................          5          4          3          5          4          8
  Provision for doubtful accounts......................     --              2          2          4          3          7
  Depreciation and amortization........................     --         --         --              1     --              2
                                                         ---------  ---------  ---------  ---------  ---------  ---------
    Total operating expenses...........................          5          6          5         10          7         17
                                                         ---------  ---------  ---------  ---------  ---------  ---------
Income from operations.................................         13          4          5          3          2          3
Other expense..........................................     --              1          1          1          1          2
                                                         ---------  ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes...............         13          3          4          2          1          1
Provision for income taxes.............................          5     --              1     --         --         --
                                                         ---------  ---------  ---------  ---------  ---------  ---------
Net income.............................................          8%         3%         3%         2%         1%         1%
                                                         ---------  ---------  ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTHS ENDED DECEMBER 31,
  1996

    REVENUES. Revenues increased by $16.7 million, or 235%, to $23.8 million for the three months ended December 31, 1997 from $7.1 million for the three months ended December 31, 1996. Of the total increase, $15.7 million was attributable to the increase in revenues arising from the acquisition of the WorldCom Assets as of September 1, 1997 and $596,000 was attributable to the revenues arising from the Interlink acquisition as of December 15, 1997. Subsequent to the acquisition of the WorldCom Assets, the Company has improved its competitive pricing advantages due to lower network costs. Prepaid calling services and outsourcing services accounted for 2% and 98%, respectively, of total revenues for the three months ended December 31, 1997 compared to outsourcing services revenues comprising 100% of total revenues for the same quarter in 1996.

    GROSS PROFIT. Gross profit increased by $4.0 million to $4.7 million for the three months ended December 31, 1997 from $669,000 for the same quarter in 1996. The gross profit margin increased to 20% for the three months ended December 31, 1997 from 9% for the three months ended December 31, 1996. The increase in the dollar amount of gross profit was due to the acquisition of the WorldCom Assets and, to a lesser extent, the Interlink acquisition. The increase in gross profit margin was principally due to the lower cost of processing traffic in 1997 in a switched environment over the WorldCom network as compared to the processing of traffic in the 1996 quarter in an outsourced switchless environment.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased by $1.6 million to $1.9 million for the three months ended December 31, 1997 from $283,000 for the same quarter in 1996 and as a percentage of revenues increased to 8% in the 1997 quarter from 4% in the 1996 quarter. The increase in the dollar amount of selling, general and administrative expense was primarily attributable to the acquistion of the WorldCom Assets and, to a lesser extent, the Interlink acquisition. The increase as a percentage of revenues was principally due to the additional infrastructure (billing, accounting, customer service, management information systems, and fraud prevention) required in the 1997 quarter to operate and manage the business in a switched environment as compared to outsourcing these functions in a switchless environment in the 1996 period.

    PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts increased by $1.4 million to $1.6 million for the three months ended December 31, 1997 from $176,000 for the same quarter in 1996 and as a percentage of revenues increased to 7% in the 1997 quarter from 3% in the 1996 quarter. The increase in the dollar amount of the provision for doubtful accounts was primarily due to the acquistion of the WorldCom Assets and, to a lesser extent, the Interlink acquisition. The increase as a percentage of revenues was principally attributable to the change to a switched environment in September 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $587,000 to $604,000 for the three months ended December 31, 1997 from $17,000 for the same quarter in 1996 and as a percentage of revenues increased to 2% in the 1997 quarter from less than 1% in the 1996 quarter. The increases resulted from higher depreciation and amortization charges associated with the acquisition of the WorldCom Assets and Interlink in 1997.

    EBITDA. EBITDA increased by $994,000 to $1.2 million for the three months ended December 31, 1997 from $210,000 for the same quarter in 1996 and as a percentage of revenues increased to 5% in the 1997 quarter from 3% in the 1996 quarter. This increase was primarily attributable to the improved gross profit margin, partially offset by the increased selling, general and administrative expense and the increased provision for doubtful accounts.

    INCOME FROM OPERATIONS. Income from operations increased by $407,000 to $600,000 for the three months ended December 31, 1997 from $193,000 for the same quarter in 1996 and as a percentage of revenues increased to 3% in the 1997 quarter from 2% in the 1996 quarter. The increase in income from operations was primarily attributable to the acquistion of the WorldCom Assets and, to a lesser extent, the Interlink acquisition.

    OTHER INCOME (EXPENSE). The Company had other expense of $344,000 for the three months ended December 31, 1997 as compared to other expense of $106,000 for the same quarter in 1996. This increase was primarily attributable to an increase in interest expense to $359,000 from $137,000 related to increased borrowings incurred in connection with acquisitions and business expansion.

    PROVISION FOR INCOME TAXES. The Company recorded a provision for income taxes of $93,000 for the three months ended December 31, 1997 compared to no provision for income taxes for the same quarter in 1996. The provision in the 1997 quarter was due to the Company having insufficient net operating loss carryforwards to shelter all taxable income in 1997.

    NET INCOME. Net income increased by $76,000 to $163,000 for the three months ended December 31, 1997 from $87,000 for the same quarter in 1996 and as a percentage of revenues remained constant at 1%. The increase in the dollar amount of net income was principally attributable to the improved gross profit margin, partially offset by increased operating expenses, other expenses, and the provision for income taxes in 1997.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30,
  1996

    REVENUES. Revenues increased by $10.7 million, or 55%, to $30.3 million for the nine months ended September 30, 1997 from $19.6 million for the nine months ended September 30, 1996. The $10.7 million increase in revenues was the result of (i) the acquisition of the WorldCom Assets which contributed $5.4 million of outsourced services revenues and (ii) internal growth and new customers which contributed $5.3 million of outsourced services revenues.

    GROSS PROFIT. Gross profit increased by $2.0 million to $4.0 million for the nine months ended September 30, 1997 from $2.0 million for the same period in 1996. The gross profit margin increased to 13% for the nine months ended September 30, 1997 from 10% for the nine months ended September 30, 1996. The increase in the dollar amount of gross profit was principally due to the acquisition of the WorldCom Assets which contributed $1.3 million. The increase in gross profit margin was primarily due to the WorldCom Assets traffic being processed in a switched environment over the WorldCom network as compared to the Company's traffic in the 1996 period being processed in an outsourced switchless environment.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased by $782,000 to $1.5 million for the nine months ended September 30, 1997 from $668,000 for the nine months ended September 30, 1996 and as a percentage of revenues increased to 5% for the nine months ended September 30, 1997 from 3% for the same period in 1996. The increase in the dollar amount of selling, general and administrative expense was primarily attributable to the acquistion of the WorldCom Assets. The increase as a percentage of revenues was principally due to the additional infrastructure (such as billing, accounting, customer service, management information systems, and fraud prevention) required in the 1997 period after the acquisition of the WorldCom Assets to operate and manage the business in a switched environment as compared to outsourcing these functions in a switchless environment in the 1996 period.

    PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts increased by $936,000 to $1.3 million for the nine months ended September 30, 1997 from $376,000 for the same period in 1996 and as a percentage of revenues increased to 4% for the nine months ended September 30, 1997 from 2% for the same period in 1996. The increase in the dollar amount of the provision was primarily due to the acquisition of the WorldCom Assets. The increase as a percentage of revenues was principally attributable to the change to a switched environment in September 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $188,000 to $243,000 for the nine months ended September 30, 1997 from $55,000 for the same period in 1996 and as a percentage of revenues increased to 1% for the nine months ended September 30, 1997 from less than 1% for the same period in 1996. The increase resulted from higher depreciation and amortization charges associated with the acquisition of the WorldCom Assets.

    EBITDA. EBITDA increased by $331,000 to $1.3 million for the nine months ended September 30, 1997 from $958,000 for the same period in 1996 and as a percentage of revenues decreased to 4% for the nine months ended September 30, 1997 from 5% for the same period in 1996. The increase in the dollar amount was primarily attributable to the acquisition of the WorldCom Assets. The decrease as a percentage of revenues was principally attributable to the increased selling, general and administrative expense and the increased provision for doubtful accounts, partially offset by the improved gross profit margin.

    INCOME FROM OPERATIONS. Income from operations increased by $143,000 to $1.0 million for the nine months ended September 30, 1997 from $903,000 for the same period in 1996 and as a percentage of revenues decreased to 3% for the nine months ended September 30, 1997 from 5% for the same period in 1996. The increase in the dollar amount of income from operations was primarily attributable to the acquisition of the WorldCom Assets. The decrease as a percentage of revenues was principally due to the increased operating expenses, partially offset by the improved gross profit margin.

    OTHER INCOME (EXPENSE). The Company had other expense of $387,000 for the nine months ended September 30, 1997 as compared to other expense of $173,000 for the same period in 1996. This increase of $214,000 was primarily attributable to an increase in interest expense to $463,000 for the nine months ended September 30, 1997 from $217,000 for the same period in 1996 related to borrowings incurred in connection with the formation of ILD in May 1996 being outstanding for the full nine month period in 1997 and borrowings incurred in connection with the acquisition of the WorldCom Assets in 1997.

    PROVISION FOR INCOME TAXES. The Company had a provision for income taxes of $151,000 for the nine months ended September 30, 1997 as compared to $115,000 for the same period in 1996. The increase in the provision for income taxes in the 1997 period was due to the increase in the Company's taxable income in 1997.

    NET INCOME. Net income decreased by $107,000 to $508,000 for the nine months ended September 30, 1997 from $615,000 for the same period in 1996 and as a percentage of revenues decreased to 2% for the nine months ended September 30, 1997 from 3% for the same period in 1996. The decrease in net income was principally due to the increased operating expenses and interest expense, partially offset by the improved gross profit margin.

YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUES. Revenues increased by $16.4 million, or 159%, to $26.7 million in the fiscal year ended December 31, 1996 from $10.3 million in the fiscal year ended December 31, 1995. This $16.4 million increase was attributable to an approximate $14.8 million growth in outsourced services revenues primarily arising from new customers, of which one customer accounted for approximately $5.9 million, partially offset by lower prices. In addition, on April 1, 1996, the Company entered into a new operating arrangement with its third party operator services provider. This new arrangement changed the method by which the Company receives payment for call traffic from a "no risk" net commission basis to an assumed risk basis whereby the Company owns the call traffic and records the gross amount of revenues and associated cost of revenues. The effect of the change in the fiscal year ended December 31, 1996 was to increase reported revenues by approximately $4.1 million.

    GROSS PROFIT. Gross profit increased by $802,000 to $2.7 million in the fiscal year ended December 31, 1996 from $1.9 million in the fiscal year ended December 31, 1995. The gross profit margin decreased to 10% in the fiscal year ended December 31, 1996 from 18% in the fiscal year ended December 31, 1995. The increase in the dollar amount of gross profit was due to the increase in revenues from new customers. The decrease in gross profit margin was due to competitive pricing required to secure new customers, particularly the one large new customer which accounted for approximately $5.9 million of revenues in the fiscal year ended December 31, 1996 and the contractual change with the third party operator services provider.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense increased by $463,000 to $951,000 in the fiscal year ended December 31, 1996 from $488,000 in the fiscal year ended December 31, 1995 and as a percentage of revenues decreased to 4% in the fiscal year ended December 31, 1996 from 5% in the fiscal year ended December 31, 1995. The increase in the dollar amount of selling, general and administrative expense was commensurate with the increase in revenues. The decrease as a percentage of revenues was principally due to the contractual change with the third party operator services provider.

    PROVISION FOR DOUBTFUL ACCOUNTS. The provision for doubtful accounts increased by $519,000 to $552,000 in the fiscal year ended December 31, 1996 from $33,000 in the fiscal year ended December 31, 1995 and as a percentage of revenues increased to 2% in the fiscal year ended December 31, 1996 from less than 1% in the fiscal year ended December 31, 1995. The increases in both the dollar amount of the provision and in the provision as a percentage of revenues were attributable to all of the Company's revenues in the fiscal year ended December 31, 1995 being billed through a third party billing agency whose fixed fees included a component for bad debts and thus were categorized as cost of revenues. In the fiscal year ended December 31, 1996, the new large customer with approximately $5.9 million of revenues was billed through another third party operator service provider whose agreement required the Company to absorb actual bad debts. Thus, the provision for doubtful accounts with regard to this customer was recorded in operating expenses in the fiscal year ended December 31, 1996, causing the disparity in comparability between years.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $14,000 to $72,000 in the fiscal year ended December 31, 1996 from $58,000 in the fiscal year ended December 31, 1995 and as a percentage of revenues remained constant at less than 1%. The increase in the dollar amount of depreciation and amortization reflects the additional property and equipment required to manage the business and is commensurate with the increase in revenues.

    EBITDA. EBITDA decreased by $180,000 to $1.2 million in the fiscal year ended December 31, 1996 from $1.4 million in the fiscal year ended December 31, 1995 and as a percentage of revenues decreased to 4% in the fiscal year ended December 31, 1996 from 13% in the fiscal year ended December 31, 1995. These decreases were primarily attributed to the decreased gross profit margin, increased operating expenses and the contractual change with the third party operator service provider.

    INCOME FROM OPERATIONS. Income from operations decreased by $194,000 to $1.1 million in the fiscal year ended December 31, 1996 from $1.3 million in the fiscal year ended December 31, 1995 and as a percentage of revenues decreased to 4% in the fiscal year ended December 31, 1996 from 13% in the fiscal year ended December 31, 1995. These decreases were primarily attributable to the decreased gross profit margin, increased operating expenses and the contractual change with the third party operator service provider.

    OTHER INCOME (EXPENSE). The Company had other expense of $279,000 in the fiscal year ended December 31, 1996 and $0 in the fiscal year ended December 31, 1995. This increase was primarily attributable to an increase in interest of $354,000 in the fiscal year ended December 31, 1996 related to increased borrowings incurred in connection with the formation of ILD in May 1996.

    PROVISION FOR INCOME TAXES. The Company had a provision for income taxes of $115,000 for the fiscal year ended December 31, 1996 as compared to $477,000 for the fiscal year ended December 31, 1995. The decrease in the provision for income taxes in the year ended December 31, 1996 was due to the decrease in the Company's taxable income.

    NET INCOME. Net income decreased by $111,000 to $702,000 in the fiscal year ended December 31, 1996 from $813,000 in the fiscal year ended December 31, 1995 and as a percentage of revenues decreased to 3% in the fiscal year ended December 31, 1996 from 8% in the fiscal year ended December 31, 1995. The decrease in dollar amount was primarily attributable to the decreased gross profit margin, increased operating expenses and increased interest expense. The decrease as a percentage of revenues was principally due to increased costs and the contractual change with the third party operator service provider.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has met its primary cash requirements from cash flows from operations, issuances of equity and debt securities and borrowings pursuant to the Term Loan and the Revolving Loan, all as described in greater detail below.

    The Company's operating activities used net cash of $1.4 million for the three months ended December 31, 1997, provided $20,000 for the nine months ended September 30, 1997, provided $291,000 for the fiscal year ended December 31, 1996 and provided $1.2 million for the fiscal year ended December 31, 1995. Since 1995, the Company's revenue growth has necessitated a significant investment in working capital, particularly in accounts receivable. The significant working capital investment to fund daily operations is caused by the timing differences between the time the Company pays its suppliers and the time it receives payments from its customers, either directly or through the LECs.

    The Company's investing activities used net cash of $2.4 million for the three months ended December 31, 1997, $10.3 million for the nine months ended September 30, 1997, $2.0 million for the fiscal year ended December 31, 1996 and $2,000 for the fiscal year ended December 31, 1995. Of the total for the three months ended December 31, 1997, $2.0 million was utilized in the acquisition of Interlink; of the total for the nine months ended September 30, 1997, $10.1 million was utilized in the acquisition of the WorldCom Assets; and of the total for the fiscal year ended December 31, 1996, $2.0 million was utilized in the acquisition of the Predecessor.

    The Company's financing activities provided net cash of $3.5 million for the three months ended December 31, 1997, $8.4 million for the nine months ended September 30, 1997, $4.0 million for the fiscal year ended December 31, 1996 and used net cash of $1.2 million for the fiscal year ended December 31, 1995. Bank borrowings of $2.0 million were used in the acquisition of Interlink in the three months ended December 31, 1997, proceeds from $7.1 million of bank borrowings and the issuance of $3.3 million of Common Stock were used in the acquisition of the WorldCom Assets in the nine months ended September 30, 1997; and proceeds from the issuance of $3.0 million of notes and $1.9 million of Common Stock were used in the acquisition of the Predecessor in 1996.

    As of December 31, 1997, the Company had cash balances of $66,000 as compared to $358,000 at September 30, 1997. The Company's cash receipts from accounts receivable and other sources are used on a daily basis to reduce the Revolving Loan with NationsBank. Therefore, the Company's cash balances consist only of unapplied cash receipts in transit. Restricted cash ($2.5 million at December 31, 1997) represents collections from LECs which are contractually owed to the Company's billing and collections customers but have not been remitted due to timing. A corresponding liability is recorded in the Company's balance sheet.

    As of December 31, 1997, the Company had current liabilities in excess of current assets of $5.0 million as compared to $428,000 as of September 30, 1997. This increase was primarily due to $3.7 million of debt incurred in connection with the Interlink acquisition and $2.2 million of Interlink negative working capital assumed, partially offset by improved working capital of the Company.

    In connection with its commencement of operations in May 1996, the Company issued 100,000 shares of Series A Convertible Preferred Stock and 5,000 shares of Series B Convertible Preferred Stock, together valued at a total of $1,000. The Series A Convertible Preferred Stock will automatically be converted into an aggregate of 100,000 shares of the Common Stock on the Closing Date. The Series B Convertible Stock is convertible beginning in May 1999 but will be redeemed by the Company using a portion of the net proceeds of the Offering for an aggregate of approximately $500,000. See "Use of Proceeds" and "Capitalization."

    In connection with the acquisition of the WorldCom Assets in September 1997, the Company (i) paid $9.7 million of cash, (ii) issued 4,587 shares of the Common Stock valued at $500,000, and (iii) issued 111,960 shares of the Series B-2 Redeemable Preferred Stock valued at $11.2 million. The Series B-2 Redeemable Preferred Stock is not convertible, although each holder has the right, beginning in September 2002, to require the Company to purchase all of the Series B-2 Redeemable Preferred Stock held by such holder. The Company has the right to redeem any or all of the Series B-2 Redeemable Preferred Stock at any time. The purchase or redemption price, as applicable, is the stated value of the shares to be purchased or redeemed plus the amount of any accrued but unpaid dividends thereon.

    In connection with the Interlink acquisition in December 1997, the Company
(i) paid $2.0 million of cash; (ii) issued a $2.7 million note, payable $1.8 million on December 31, 1997 and $900,000 on March 31, 1998 bearing no interest;
(iii) issued a $1.0 million note, payable $250,000 quarterly commencing September 30, 1998 bearing interest at 9.0% per annum; (iv) issued 16,117 shares of the Common Stock valued at $2.8 million; (v) issued 6,667 shares of the Series B-3 Redeemable Preferred Stock valued at $2.0 million; and (vi) entered into an $850,000 five-year consulting agreement payable $425,000 in June 1998 and 1999, respectively. The Series B-3 Redeemable Preferred Stock is not convertible, although each holder has the right, beginning in December 2002, to require the Company to purchase all of the Series B-3 Redeemable Preferred Stock held by such holder. The Company has the right to redeem any or all of the Series B-3 Redeemable Preferred Stock beginning in December 2002. The purchase or redemption price, as applicable, is the stated value of the shares to be purchased or redeemed plus the amount of any accrued but unpaid dividends thereon.

    The Series B Convertible Preferred Stock ($500,000 stated amount), Series B-2 Redeemable Preferred Stock ($11.2 million stated amount) and Series B-3 Redeemable Preferred Stock ($2.0 million stated amount) require annual dividends of 9.0%, 8.5% and 6.0%, respectively, which totaled approximately $1.1 million annually. Dividends on the Series B Convertible Preferred Stock and the Series B-2 Redeemable Preferred Stock are payable semi-annually, and dividends on the Series B-3 Redeemable Preferred Stock are payable quarterly.

    In May 1996, the Company issued to Sirrom and Reedy River an aggregate of $2.0 million of senior secured notes and Common Stock purchase warrants exercisable for an aggregate of 7,239 shares of Common Stock at $0.01 per share. These notes bear interest at 13.5% per year, which is payable monthly, and are due on May 10, 2001. In August 1997, these notes were subordinated to the Revolving Loan and the Term Loan.

    In August 1997, the Company obtained the Revolving Loan and the Term Loan from NationsBank to facilitate the acquisition of the WorldCom Assets and Interlink and to provide working capital for operations and future acquisitions. At December 31, 1997, the entire $5.0 million Term Loan was outstanding and $4.0 million of the $20.0 million Revolving Loan (subject to borrowing availability) was outstanding. Unused borrowing availability under the Revolving Loan was approximately $6.7 million at December 31, 1997. The borrowings under these credit facilities are secured by principally all of the assets of the Company.

    The Revolving Loan has a maximum availability of $20.0 million with borrowings based on 85% of eligible receivables minus certain reserves. This facility matures in August 2001 and automatically renews for successive one-year periods up to a maximum of 20 years unless either party elects to terminate by giving written notice to the other no less than 60 days prior to the termination date. Borrowings under the Revolving Loan bear interest at a floating rate from the bank's prime rate to 0.5% above the bank's prime rate (9.0% at December 31, 1997) depending upon the ratio of senior funded debt to EBITDA. At the Company's option, the interest rate on additional advances may be fixed at a floating rate ranging from 2.25% to 2.75% above the London Interbank Offered Rate ("LIBOR"), subject to certain minimum amounts and duration of borrowings, which is also dependent upon the ratio of senior funded debt to EBITDA. LIBOR rates must be locked in for minimum periods of 30, 90 or 180 days. There were no LIBOR borrowings outstanding at December 31, 1997.

    The Term Loan bears interest at prime plus 2.5% (11.0% at December 31, 1997) per annum and is payable monthly. Principal payments are due in one payment of $500,000 by March 31, 1998, eight quarterly installments of $300,000 beginning March 31, 1998, and five quarterly installments of $420,000 beginning March 31, 1999.

    The Credit Agreement contains covenants which, among other restrictions, (i) require the Company to satisfy certain financial ratios related to senior funded debt to EBITDA, minimum net worth and minimum fixed charge coverage; (ii) limit the Company's ability to incur indebtedness; (iii) limit investments and capital expenditures; (iv) limit operating leases; (v) limit mergers, consolidations or sales of assets; (vi) limit liens; (vii) require the Company to maintain minimum availability under the Revolving Loan of not less than $500,000; (viii) restrict the amount of dividend payments and interest paid on convertible subordinated debt to an aggregate of $1.9 million in any fiscal year; and (ix) require the Company to maintain a positive net income in the 1997 fiscal year. The Company was in compliance with all debt covenant requirements at December 31, 1997.

    In connection with the organization of the Company, the Company in May 1996 issued an aggregate of $2.0 million of convertible subordinated debt which is convertible into Common Stock at the rate of one share for each $90 of principal then due the holder. The convertible subordinated debt bears interest at the rate of 10.0% per year, is payable in quarterly installments of interest only and matures on May 10, 2001.

    The Company intends to repay substantially all of its indebtedness as well as redeem all of the Series B Convertible Preferred Stock using a portion of the net proceeds of the Offering. The Company intends to use approximately $1.25 million of the Offering proceeds to consolidate certain operations and complete the build out of new leased facilities in Atlanta and San Antonio. Additionally, the Company expects that an undetermined amount of the Offering proceeds likely will be used to acquire network equipment for the continued development of the Company's infrastructure, and additional Offering proceeds will be used for working capital and to fund continued internal growth. The Company also may use a portion of the net proceeds of the Offering for acquisitions, although no assurance can be given that the Company will complete any acquisitions on terms favorable to the Company, if at all. While there can be no assurance, the Company estimates that the proceeds of the Offering, together with existing sources of liquidity and anticipated funds from operations, will be sufficient to fully fund its planned expenditures, including working capital, internal growth, identified acquisition candidates, and other currently known cash requirements. This estimate is a forward looking statement that is subject to risks and uncertainties. Actual results and working capital needs could differ materially from those estimated due to a number of factors, including the factors discussed under "Risk Factors." In addition, the Company may require additional debt and equity financing to fund further capital expenditures, additional working capital needs and currently unidentified acquisitions. There can be no assurance that additional financing will be available or, if available, will be on terms acceptable to the Company. See "Risk Factors--Substantial Discretion of Management Concerning Use of Proceeds."

SEASONALITY

    The Company's operator service revenues are subject to some seasonal variations due to the fact that pay phone usage is reduced during periods of inclement weather such as toward the end of the quarter ending December 31 and the beginning of the quarter ending March 31. This downturn in pay phone revenues is somewhat mitigated by marginal increases of operator services revenues generated from hospitality facilities during holidays throughout these periods.

EFFECTS OF INFLATION

    Inflation is not a material factor affecting the Company's business. Historically, transmission and switched service costs per minute have decreased as the volume of minutes has increased. However, general operating expenses such as salaries, employee benefits and occupancy costs are subject to normal inflationary pressures. Management has been able to contain these expenses through cost control measures.

NEW ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("FAS 130"), which is effective for fiscal years beginning on or after December 15, 1997. FAS 130 established standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company believes that the adoption of this standard will not have a material adverse effect on the Company's consolidated results of operations or financial condition.

    In February 1997, Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("FAS 128"), was issued. FAS 128 specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held common stock or potential common stock.

FAS 128 simplifies the standards for computing EPS previously found in Accounting Principles Board Opinion No. 15, "Earnings per Share" ("APB 15"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the statement of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. FAS 128 requires restatement of all prior-period EPS data presented. The Company adopted FAS 128 as of and for the year ended September 30, 1997.

    In June 1997, Statement of Financial Accounting Standards No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("FAS 131"), was issued. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. FAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt FAS 131 in the year ending September 30, 1998. The Company believes that the adoption of this standard will not have a material effect on the Company's consolidated results of operations or financial condition.

                                    BUSINESS

OVERVIEW

    ILD is a rapidly growing independent facilities-based provider of prepaid phone services and telecommunications outsourcing services. The Company offers prepaid services through prepaid long distance calling cards and prepaid local phone service to individual consumers nationwide through retail outlets and direct response media. ILD offers a broad range of outsourcing services including operator services, billing and collections services and traditional long distance services. The Company's outsourcing services are provided primarily to other telecommunications companies, including WorldCom, which has a contract with ILD to provide all of WorldCom's outsourced operator assisted and billing and collections services except in certain limited circumstances. For the three months ended December 31, 1997, ILD had revenues and EBITDA of $23.8 million and $1.2 million, respectively.

    ILD commenced operations in May 1996 with the acquisition of Intellicall's operator services and long distance businesses. Intellicall is a manufacturer of "smart" pay phones and had developed the business acquired by the Company as an incidental part of its pay phone business. As of September 1, 1997, the Company acquired the WorldCom Assets. The WorldCom Assets included customer contracts, network call centers, switching facilities, billing and collections operations, a contract to provide outsourced operator and billing services to WorldCom, and a network agreement from WorldCom providing ILD with competitive rates for network charges. This transaction began the Company's transition from a switchless provider of enhanced network services into a facilities-based provider with nationwide access.

    Concurrently with the acquisition of the WorldCom Assets, the Company began to aggressively focus on the growing markets for prepaid long distance and prepaid local phone services. The Company's prepaid services are generally offered using the same infrastructure utilized in connection with the Company's outsourcing services. The Company has acquired and successfully integrated five prepaid service providers since December 1997. The Company entered the prepaid long distance and local service markets by acquiring Interlink in December 1997 and expanded its operations in the prepaid long distance market with the acquisition of the prepaid operations of Intellicall as of January 1998. In addition, the Company has entered into a definitive agreement and non-binding letters of intent to acquire certain providers of prepaid services. ILD plans to invest in marketing and infrastructure resources to rapidly expand its prepaid business over the next several years.

THE INDUSTRY

    OVERVIEW

    The global telecommunications industry has undergone significant transformation and growth in recent years due to continued deregulation and technological innovation. The changing market for telecommunications services created an opportunity for the growth of alternative long distance and enhanced telecommunications services providers serving markets not adequately serviced by the dominant IXCs. Some of the opportunities have arisen in markets such as alternative long distance services (whether facilities-based or switchless resellers), prepaid phone cards, alternative local exchange carriers, operator services, billing and collections operations, enhanced integrated services such as voicemail, and automated telemarketing and verification operations. The Company believes there will be increased competition and downward pricing pressures in the foreseeable future leading to consolidation among providers offering enhanced telecommunications services. The Company believes it is well positioned to take advantage of opportunities for such market consolidation.

    DOMESTIC PREPAID LONG DISTANCE

    The approximately $100 billion U.S. long distance industry is becoming more competitive. While the nation's four largest IXCs, AT&T, MCI, WorldCom and Sprint, generated approximately 83.1% of the

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aggregate revenues of all U.S. long distance IXCs in 1996, that percentage had decreased from approximately 97.3% in 1984. Much of the growth of alternative providers has arisen in markets of the telecommunications industry not traditionally serviced by the dominant IXCs. According to the ITA, prepaid calling card revenues in the U.S. have grown from an estimated $12.0 million in 1992 to an estimated $2.1 billion in 1997, and they are projected to be at least $4.0 billion in 2001 according to ITA. Although prepaid phone cards are relatively new in the U.S., prepaid phone cards have been a widely used and accepted way of making telephone calls in Europe and Asia since the 1970s. The Company believes the affordable pricing, convenience and enhanced features of prepaid phone cards will attract a large number of customers who view traditional telecommunications delivery systems as too expensive, impractical, or unavailable. The Company believes that the majority of the more than 400 prepaid service providers in the United States are switchless resellers with high network costs, making the prepaid market fragmented and inefficient.

    DOMESTIC PREPAID LOCAL SERVICES

    Another recent development in the telecommunications industry is the opening up of competition in the approximately $87 billion domestic local telecommunications market that had been traditionally the domain of the RBOCs and GTE. The Telecommunications Act, which was enacted in large part to increased competition in the local telecommunications industry, provided a framework for other carriers to compete with LECs by reselling local telephone service, leasing unbundled elements of the incumbent LEC networks or building new local service facilities. This has created many opportunities for alternative providers in the local services market. The Company believes that one source of potential customers is the "unbanked consumer" presently not served by the LECs. The FCC estimates that as of November 1997, 6.3 million U.S. households did not have local telephone service, representing 6.2% of the country's total households. Many of these people are immigrants, students, temporary residents, and lower-income individuals who in many instances do not have local telephone service due to credit or identification problems. Since the enactment of the Telecommunications Act, many telecommunications companies with CLEC authority have sought to lease local phone lines from the LECs and sell service utilizing the leased lines to the "unbanked consumer" on a prepaid flat monthly fee basis. The companies developing local prepaid operations have generally advertised through direct response media advertising, and frequently distribute their prepaid local services through payment centers such as check cashing stores, pawn shops, beeper stores or cash transmission facilities.

    OUTSOURCING SERVICES

    Another market that has developed in the telecommunications industry is the provision of telecommunications services to various entities who desire to outsource certain of their telecommunications needs. These include telecommunications companies such as LECs, IXCs, RBOCs and CLECs, as well as aggregators of call traffic including private pay phone owners, hotels, condominiums, health care institutions, educational institutions and correctional facilities. The services provided include operator services, billing and collections, voice mail, and traditional long distance bundled with other services. According to industry analysts, the market for telecommunications outsourcing is in its early stages of development and is growing as companies continue a strong trend of outsourcing non-core business functions to enhance operating efficiency and focus on core businesses. The Company believes that CLECs, in particular, will depend significantly on third-party providers of telecommunications services and thus represent a major outsourcing opportunity for ILD.

    Operator services is one of the services frequently outsourced by telecommunications entities other than the dominant IXCs. The operator services industry evolved principally as a result of the new competitive opportunities created in 1984 by the court-ordered divestiture by AT&T of its RBOCs (the "AT&T Divestiture"), and the advent of technology that allowed a zero-plus call (automated calling card call) or zero-minus call (collect, third-party billing, operator assisted calling card or person-to-person call) to be routed away from AT&T to a competitive long distance services provider. Operator services are generally offered on a bundled (with long distance services) or private-label unbundled basis. The U.S. operator services market was estimated to be a $8.4 billion in 1996 according to Frost & Sullivan. The domestic operator services industry has been impacted by market uncertainties about possible additional federal regulation and increasing competition due to dial around calling programs (the use of access numbers to reach a customer's carrier of choice, rather than using an operator by dialing "0+") and presubscription programs of long distance providers (in which the pay phone owner preselects the long distance service provider). Alternative dialing plans such as carrier proprietary calling cards and prepaid cards are expected to continue to erode the number of operator assisted calls generated per phone. Industry trends have reduced the number of major operator services providers, thereby increasing outsourcing opportunities to such providers from carriers no longer offering in-house operator services, but who need to provide these services to their customers.

    Billing and collections operations and directory assistance operations are often bundled with operator services. Billing and collections services have emerged in the telecommunications industry out of the AT&T Divestiture, following which the RBOCs and other major LECs were required to provide billing and collections services on a nondiscriminatory basis to all carriers that provided telecommunications services to the LEC's customers. Due to the cost of building the necessary infrastructure and the relatively high minimum charges associated with many of the LEC billing and collections agreements, only the largest long distance carriers, including AT&T, MCI, and Sprint, could afford the option of billing directly through the local telephone companies. Several companies, including WorldCom and its predecessors, entered into billing and collections agreements with other providers of telecommunication services. This enabled such companies to aggregate telephone call records for themselves, other operator services providers and second and third tier long distance carriers, thereby becoming billing and collections clearinghouses. Billing and collections clearinghouses process telephone call records and other transactions and submit them to the local telephone companies for inclusion in their monthly bills to the LEC's customers. As the local telephone companies collect payments from their customers, they remit them to the third-party clearinghouses who, in turn, remit payments to their carrier customers.

    Other outsourcing markets include directory assistance programs, administrative services for PINs of other prepaid card providers or resellers, third party verification services and automated rate quoting for operator services. Directory assistance programs are operations which assist the telecommunications consumer in obtaining data (traditionally phone or facsimile numbers). Third party verification services arise both in the context of PIC designations whereby states require independent verification of any consumer's change of primary carriers and commercial applications such as verification of orders from telemarketing activities. Rate quoting is a recently enacted mandate by the FCC which will require consumers to be provided rate quotes for operator services prior to the provision of such services. Other emerging outsourcing services in the telecommunications industry include 800/888-based services, voice messaging, enhanced document distribution (including e-mail and facsimile), conference calling and Internet-based communication services.

STRATEGY

    ILD's objective is to be one of the leading providers of enhanced telecommunications services. Key elements of the Company's strategy include:

    BECOME A LEADING INDEPENDENT PROVIDER OF PREPAID SERVICES. The domestic prepaid services market is one of the fastest growing markets of the telecommunications industry and is served by over 400 providers. The Company believes a majority of these providers are small to mid-sized switchless resellers with high network costs. ILD believes it is well positioned to consolidate providers in this market and successfully integrate them into its facilities-based network. In addition, the Company will seek to increase its marketing and distribution of prepaid services by expanding its relationships with retail outlets and other distribution partners such as private pay phone owners and affinity groups. Through ongoing infrastructure upgrades, the Company intends to offer enhanced calling card features, including conference calling, store and forward messaging, voice mail broadcast, facsimile mail, facsimile forwarding, facsimile broadcast and pager notification.

    LEVERAGE ITS STRONG MARKET POSITION AS A FULL SERVICE PROVIDER OF OUTSOURCING SERVICES. ILD offers a diverse menu of outsourcing services, including operator services, traditional long distance and billing and collections. The Company believes it can build on its strong market position in outsourcing by growing its customer base and providing additional outsourcing services to its customers. The Company plans to augment its outsourcing services with the introduction in 1998 of primary inquiry (a billing inquiry service to resolve billing inquiries for individual users), directory assistance, voice mail messaging, and enhanced billing and collections services. In addition, the Company expects to utilize its call centers as third party verifiers of PIC modifications, a service which limits unauthorized changes to an individual user's PIC, commonly known as "slamming," and telemarketing.

    UTILIZE NETWORK FACILITIES TO BE A LOW COST PROVIDER. The Company seeks to be a low cost provider of prepaid and outsourcing services. ILD believes that it can achieve this objective by leasing interexchange circuits, which are expected to significantly decline in price as additional capacity becomes available, as well as the least cost routing capabilities of its switching infrastructure. The Company's facilities-based network also allows the Company to process traffic in any of its call centers, providing redundancy and increasing call center utilization and efficiency. The Company also seeks to increase efficiencies in its call centers and other back office functions by expanding automation and training its operators and customer service representatives to perform multiple tasks.

    CAPITALIZE ON SYNERGIES BETWEEN PREPAID SERVICES AND OUTSOURCING
SERVICES. The Company's infrastructure services both its prepaid and outsourcing operations, creating scale and operating efficiencies not generally available to its competitors. Additionally, the Company has the opportunity to increase revenues by cross-selling its products and services to its diverse customer base. The Company's outsourcing services customers are potential customers for its prepaid services. For example, the Company recently introduced a prepaid calling card vending machine option to its outsourcing customers that aggregate traffic (such as private pay phone owners or hotels), which will enable these customers to capture a share of call traffic otherwise lost to dial around traffic. Individual consumers of the Company's prepaid local services are also ideal customers for ILD's prepaid long distance and voice messaging services.

PRODUCTS AND TELECOMMUNICATION SERVICES

    PREPAID SERVICES

    PREPAID LONG DISTANCE SERVICES. ILD provides convenient, cost-effective long distance services to individual consumers through its prepaid calling card services. The Company's calling card provides customers with a single point of access to telecommunications services to destinations throughout the world on a per minute prepaid basis. Individual consumers utilize the Company's calling card by dialing a toll-free number at any telephone, then entering the PIN assigned to each prepaid card and dialing the telephone number the consumer wishes to reach. The Company's switches complete the call, and its debit card platform reduces the prepaid card balance during the call. The Company's software and information systems enable the Company to track real-time card usage by its prepaid calling card customers. In addition, the Company has the infrastructure to recharge its cards. The individual consumer may generally recharge the card by calling ILD's toll-free number and using a major credit card to add minutes as needed. Customers who recharge their prepaid calling cards generally purchase minutes at a lower per minute cost than the original per minute cost. The Company markets its various prepaid long distance calling cards through a number of distribution channels, including (i) privately-branded phone card sales through over-the-counter sales or on-site vending machines at large retailers, (ii) sales of ILD branded phone cards using its trade name "Call N Carry" through direct response media advertising, small retailers or vending machines adjacent to pay phones, (iii) corporate sales to businesses for their employees' use or in promotional marketing campaigns, (iv) trade shows, and (v) direct sales at National Association for Stock Car Auto Racing ("NASCAR-Registered Trademark-") events from its sponsorship of a race team and use of the likeness of NASCAR-Registered Trademark- driver Ernie Irvan on the face of its prepaid calling cards and in point of sale advertising.

    Under sales agreements with the majority of its contracted over-the-counter retailers, the Company sells cards to the retailer at a set price on customary credit terms. For vending machine sales, the Company, either by itself or through a bonded service provider, collects cash from the machines and supplies additional cards on a periodic basis as prompted by its card monitoring software program. The Company pays commissions to its retailers or owners of vending machine sites based on the revenues from cards sold at such sites, and if applicable, minutes recharged on the cards sold from the retailer's site.

    The Company is expanding its prepaid long distance business through acquisitions and internal growth initiatives. Since December 1997, the Company has acquired five prepaid long distance businesses. The Company has also undertaken several initiatives for continued internal growth. These initiatives include expansion of the Company's recharge program for prepaid cards through premium incentive programs, including rewards or discounts, and the addition of a prepaid vending program option for customers of its operator services and traditional long distance services. Many private pay phone owners, hospitality entities and other Company customers have been faced with declining commission revenues due to dial around activities of individual consumers. As a result, these customers may choose to offer a prepaid card product (through an adjacent vending machine or as part of the services otherwise available to individual consumers) and recharge program to capture the traffic otherwise lost to dial around programs. The Company expects that the prepaid calling card business will remain the principal focus of ILD's acquisition activities and marketing efforts in 1998. See "--Strategy."

    PREPAID LOCAL SERVICES. ILD entered the business of providing prepaid local phone services in connection with its acquisition of Interlink in December 1997. Acting through its wholly-owned subsidiary IOS, the Company has CLEC authority to provide local services in Georgia, Alabama, Florida, South Carolina, and Tennessee. In addition, the Company has applied for CLEC authority in California, Oregon, Washington, North Carolina, Texas, Arizona, Idaho, Utah, and Connecticut. Under its CLEC authority, ILD leases phone lines from the local LECs on a prepaid basis and sells prepaid local service to individual consumers. The Company charges the individual consumer a one-time activation fee and monthly fees, payable in advance. Because prepaid local customers cannot make long distance calls using local lines, there may be an opportunity for the Company to cross-sell its long distance calling card services to these customers. To this end, upon activation, the Company provides the individual consumer with one of the Company's prepaid long distance cards, free of charge. The initial payment of the activation and monthly fee are made by the individual consumer either directly to ILD or in retail outlets that ILD has contracted with, and to which the Company pays a commission, such as check cashing stores, pawn shops and cash transmission facilities. Once the initial payment is received and credited, the Company arranges for the installation of the local line by the local LEC to the designated location. The Company invoices the consumer in advance for monthly charges. The Company also offers, both as part of the initial service or as an additional service, enhanced calling features such as call waiting, three way calling, caller identification, and call return on a monthly fee basis.

    ILD recently commenced a direct response media program whereby television, radio and newspaper media (with reference to a customer service center "standing by") are utilized to increase volume in targeted markets. The program is initially being tested in the Macon, Georgia market. In other markets, the program will be conducted on a bilingual basis to attract Hispanic customers. The Company believes that although such marketing programs require additional upfront capital, the programs will rapidly increase its subscriber base. ILD plans to grow its prepaid local services business with direct response media advertising and expansion of its geographic distribution, either through internal growth or strategic acquisitions. The Company believes its network infrastructure and ability to bundle prepaid local services with prepaid long distance services provide it with a competitive advantage over many of the existing participants in the prepaid local market.

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
    OUTSOURCING SERVICES

    OPERATOR SERVICES. ILD offers a full range of operator services to approximately 1,700 aggregators of call traffic, including private pay phone owners, hotels, condominiums, health care institutions, educational institutions and correctional facilities, and telecommunications companies such as LECs, IXCs, RBOCs and CLECs. The Company provides operator services through a combination of bundled and private-label unbundled service offerings through its full-service, multilingual call centers. The Company processed a total of 6.9 million calls for the three months ended March 31, 1998. The Company's call center in San Antonio has approximately 40 live positions with capacity to double in size. The Company's call center in Las Vegas has 72 live positions with additional capacity for growth. The Company also has a call center in Atlanta for its prepaid operations, with additional capacity for operator services personnel following the planned construction of a new call center in Atlanta. The call center infrastructure makes ILD one of the leading operator services entities in the United States. Management believes its broad customer base for operator services affords it the opportunity to cross-sell its other outsourcing services to its customers.

    ILD has entered into a five-year contract with WorldCom to handle all of WorldCom's operator services which are not required by regulation or prior contractual arrangements to be handled by a third party. The agreement, which expires in September 2002, contains provisions requiring ILD and WorldCom to negotiate an extension beyond the expiration date in good faith, with ILD having the right to match any bids made by other operator service providers. The Company also handles WorldCom's incidental operator services calls generated from WorldCom's IXCs long distance subscriber base as well as for dial around traffic through the WorldCom network generated from phones not subscribed to WorldCom. ILD's operator services agreement with WorldCom has accounted for an average of 775,000 calls per month processed through the Company's call centers since September 1, 1997, or 14% of the average monthly calls handled by ILD. WorldCom's incidental operator services traffic has grown by over 20% per year for the past three years, and the Company expects this growth to continue in the immediate future due in large part to WorldCom's subscriber growth and increases in international traffic. WorldCom offers a service for individuals in Cuba, Mexico, Guatemala, Honduras and certain other Central and South American countries to place a collect operator services call to the United States. In addition, individuals in the United States can place a collect operator services call to Mexico and certain other countries. These arrangements represented an average of 60,000 calls processed each month in 1997. In addition, ILD serves as the operator services provider for, among others, PCS, PhoneTel, Ameritech, Digital Access and the MGM Grand Hotel.

    ILD anticipates that its operator services business will focus on the demand for enhanced outsourced telecommunications products and services by telecommunications companies, including RBOCs, IXCs, independent LECs and CLECs. In particular, the Company believes that its network infrastructure and its multilingual call centers make it well positioned to obtain contracts for enhanced operator services in international markets. As a significant revenue generator with a strong corporate customer base that provides cross-selling opportunities, the operator services business is one of the Company's principal outsourcing business units. See "--Strategy." The Company markets its operator services as well as its other outsourcing services through trade shows, industry advertising, response to "requests for proposals" and direct sales efforts.

    BILLING AND COLLECTIONS. ILD operates a billing and collections operation which it acquired from WorldCom as of September 1, 1997. This billing and collections operation has been in existence since 1986 and is one of the major providers of outsourced LEC billing and collections services in the United States. The Company's billing and collections customers submit telephone call record data to the Company in batches on a periodic basis, typically in weekly intervals. The Company processes the call record data to determine the validity of each record, which includes applicable customer identification information for each record, and sets up an account receivable for each batch of call records processed. The Company then submits the relevant billable telephone call records and other transactions electronically or via magnetic tape to the appropriate local telephone company for billing and collections. As part of its billing and

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collections operations, ILD also provides on a fee basis individual consumer inquiry and service for billed telephone call records. The Company's customer service representatives are authorized to resolve individual consumer disputes regarding such calls. For selected customers, ILD serves as a "factor" by purchasing the call records generated by such customers and advancing between 50% and 80% of the billed dollar amount of such traffic approximately one week following the Company's receipt of the call records and paying the balance upon receipt of payments from the LEC. The customer pays interest to ILD for the period of time between the purchase of records by ILD and the time the LEC submits payment for the call records.

    ILD generally offers its billing and collections services bundled with other outsourcing service offerings such as operator services and traditional long distance services. In addition, ILD provides billing and collections services internally for its own traffic for which it reports no revenues. ILD also offers unbundled, "wholesale" billing and collections services for other long distance or operator services companies providing services for aggregators of long distance traffic such as private pay phone owners, hotels, hospitals, and correctional institutions. The Company's major unbundled wholesale billing customers include WorldCom, Talton Holdings, Inc., Davel Communications, Inc., Canon Telephone, and Computer Integrated Technologies. ILD anticipates continued growth in its billing and collections business due to increased call traffic from WorldCom and other customers, increased utilization of its factoring program, as well as Company initiatives for incremental sales and marketing to promote ILD's billing alternatives (such as a planned direct bill product for resellers of long distance products and services) and to increase ILD's billing customer base. In 1998, the Company also intends to complete an upgrade of its fee-based primary inquiry customer service which will provide incremental revenues to ILD while at the same time providing customers with improved customer reporting and higher call sustain rates. ILD is able to provide its primary inquiry customer service from its existing call centers, an example of the synergies it obtains by making a call center a multi-purpose facility. The Company believes the presence of an owned and operated billing and collections operation enhances its ability to serve as a full-service provider of outsourcing services.

    TRADITIONAL LONG DISTANCE SERVICES. As part of its menu of outsourcing services, ILD offers traditional long distance products and services to its commercial customers. ILD's long distance products and services for the commercial market include direct dial domestic and international calling, T-1 voice and data services, inbound 800/888 services, calling card programs for corporate usage, and advanced invoicing and reporting features. The Company provides such services to its commercial customers on a stand-alone basis or bundled with other services. The ability of the Company to provide traditional long distance services, made possible by its resale agreements with multiple carriers, its existing infrastructure and 48-state regulatory authorization, enhances the Company's mix of outsourcing products and services to entities looking for a full-service provider of outsourcing services.

    PIN ADMINISTRATION SERVICES. ILD's investments in enhanced card platforms and switching facilities have enabled it to offer PIN administration services to other prepaid long distance service providers and resellers. The Company charges for its PIN administration services based on monthly usage.

PLANNED PRODUCTS AND SERVICES

    ILD is implementing directory assistance as a new service offering. The technology developed and acquired for ILD's directory assistance service offering also allows the Company to provide other teleservices programs such as outbound sales, inbound order processing and inbound and outbound customer service. The Company's new directory assistance product will allow ILD to discontinue outsourcing most of its directory assistance services and to cross-sell current customers not using this service, thereby reducing costs and increasing revenues. The Company's directory assistance product will offer both national and international directories and will employ a system architecture designed for high-speed search operations and management of databases. Using a customized program, ILD's operators will be able to perform multiple search types--viewing a single area code, a region consisting of multiple area codes, or the entire country--as well as "versatile query methods" such as reverse search, neighborhood search, search by first two letters of first or second name, or search by Standard Industry Category codes. Enhanced features of ILD's directory assistance service offering will include custom or private label branding, standard call completion or call completion by LATA, multilingual capability, and automatic return to operator.

    ILD intends to provide a full range of enhanced features to its calling card customers. The Company is developing service offerings for enhanced voice mail, facsimile mail and pager notification. Voice mail allows the individual consumer to receive messages to a preassigned number accessed by a toll-free call. Facsimile mail allows the individual consumer to receive facsimiles and provides notification of the receipt of such facsimiles. Pager notification allows the individual consumer to receive text or numbers received and then transmitted by the Company. In addition, the Company's infrastructure upgrades planned for 1998 will enable the Company to offer conference calling, store and forward messaging, voice mail broadcast, facsimile forwarding, and facsimile broadcast.

CUSTOMER SERVICE

    ILD believes that effective and convenient customer service is essential to attracting and retaining customers. The Company's customer service department is responsible for assisting customers, answering questions about usage and resolving billing related issues and technical problems. The Company provides on-line customer support 24 hours a day, seven days a week. In addition, the Company can identify calling activity by the originating or destination phone number or other parameters. Customer service representatives can access detailed usage records through the Company's data retrieval system in order to efficiently answer customers' questions or resolve customers' concerns. The Company also maintains a general customer service department in its San Antonio call center to handle general inquiries.

ILD NETWORK AND CALL CENTERS

    On September 1, 1997, ILD acquired from WorldCom network call centers in San Antonio and Las Vegas and switching centers in Dallas and Los Angeles. The acquisition and substantial enhancement of this infrastructure, coupled with a network agreement with WorldCom, transformed ILD from a switchless provider of enhanced network services to a facilities-based provider with nationwide access. The Company anticipates that virtually all of its operator services traffic will be migrated onto its owned switches and network call centers during the second half of 1998.

    SWITCHING FACILITIES. ILD's network architecture is composed of two DEX 600 switches in Los Angeles and Dallas, two Harris switches in Atlanta, advanced service platforms, and interconnection to national fiber optic networks. This architecture is expected to expedite call completions and improve reliability and maintain quality utilizing Signaling System 7 and Integrated Services Digital Network ("ISDN") technology. ILD's DEX 600 switch configuration contains automated positions by Cyberlog, Intelligent Peripheral ("IP"), DOSS frames and in-switch Call Detail Record ("CDR") collection. ILD is building a network and switching platform that the Company believes is scalable and capable of handling the consolidation of acquired networks. For instance, in connection with the Interlink acquisition in December 1997, the Company acquired one Harris switch and consolidated it with another Harris switch acquired from WorldCom in September 1997; shortly thereafter, Interlink's operator services and long distance traffic were moved to ILD's DEX 600 switches and the prepaid calling card traffic of ILD system-wide was routed to the two Harris switches in Atlanta.

    ILD's IP frames allow the Company to utilize the Integrated Services Digital Network/Primary Rate Access ("ISDN/PRA") to interface with its Cyberlog automated operator positions. The ISDN/PRA interface is faster and more reliable than the analog connectivity previously used. This technology allows ILD to introduce new features or enhancements such as pager notification and store and forward messaging. The Company has moved its Cyberlog automated operator positions to the two DEX 600

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switch sites, thus eliminating the network costs associated with transporting its traffic between the switch sites and its network call centers. The release-link has been removed between the WorldCom network and the Company's DEX 600 switches, allowing the Company to create and collect its own CDRs and track real time usage for its customers. In addition to ILD's switching network, the Company is building a Wide Area Network planned for completion in the second half of 1998 that incorporates intelligence capable of monitoring and restoring, through redundancy, all local area network segments and nodes.

    CALL CENTERS. The Company's call center in San Antonio has approximately 40 live positions with capacity to double in size. The Company's call center in Las Vegas has 72 live positions with additional capacity for growth. The Company also has a call center in Atlanta for its prepaid operations, with additional capacity for growth following the planned construction of a new call center in Atlanta. ILD's call center infrastructure makes the Company one of the leading operator services entities in the United States. The Company is also able to provide its primary inquiry service for its billing and collections operations and certain other customer service functions from its call centers, capitalizing on the synergies from using a call center as a multi-purpose facility.

COMPETITION

    ILD's strategy is to gain a competitive advantage by leveraging its facilities-based network of switches and call centers and existing broad product mix to cross-sell existing services to its diverse customer base, to offer new products and services, and to add increased call traffic through an expanded calling card recharge program or strategic acquisitions. The Company believes that the principal competitive factors affecting the market for prepaid services and outsourcing telecommunication services are price, quality of service, reliability of service, degree of service integration, ease of use and service features. The Company believes that it competes effectively in these areas.

    The telecommunications services industry is intensely competitive, rapidly evolving and subject to constant technological change. Many telecommunications entities are entering the prepaid local and long distance markets and are likely to continue to expand their service offerings to appeal to existing or potential customers of the Company. Other providers currently offer one or more of the outsourcing services offered by the Company. In particular, the billing and collections industry is dominated by large IXCs, BIC and OAN, and each has substantially greater resources and billing product mixes than the Company. As a service provider in the long distance telecommunications industry, the Company competes with three dominant providers, AT&T, MCI and Sprint, all of which are substantially larger and have longer operating histories, greater name recognition, larger customer bases, more established relationships with federal and state regulatory authorities, and substantially greater financial, personnel, marketing, engineering, technical and other resources than the Company. Many other telecommunications companies operate generally in the same prepaid services or outsourcing services markets as the Company. Moreover, since there are reasonably low barriers to entry, the Company expects that new competitors are likely to enter the telecommunications market and attempt to market telecommunications services similar to the Company's services which would result in greater competition.

    Recent changes in the regulation of the telecommunications industry may impact the Company's competitive position. The Telecommunications Act has effectively opened the long distance and operator services market to competition from the RBOCs. The entry of these well-capitalized and well-known entities will likely increase competition for long distance and operator services customers. The Telecommunications Act is also intended to increase competition in the offering of local exchange and other intrastate services. The Telecommunications Act also grants the FCC the authority to deregulate other aspects of the telecommunications industry, which in the future may, if authorized by the FCC, facilitate the offering of other telecommunications services by regulated entities, including the RBOCs, in competition with the Company. See, "--Government Regulation."

GOVERNMENT REGULATION

    THE FOLLOWING SUMMARY OF REGULATORY DEVELOPMENTS AND LEGISLATION DOES NOT PURPORT TO DESCRIBE ALL PRESENT AND PROPOSED FEDERAL, STATE AND LOCAL REGULATIONS AND LEGISLATION AFFECTING THE TELECOMMUNICATIONS INDUSTRY. OTHER EXISTING FEDERAL AND STATE REGULATIONS ARE CURRENTLY THE SUBJECT OF JUDICIAL PROCEEDINGS, LEGISLATIVE HEARINGS AND ADMINISTRATIVE PROPOSALS WHICH COULD CHANGE, IN VARYING DEGREES, THE MANNER IN WHICH THIS INDUSTRY OPERATES. NEITHER THE OUTCOME OF THESE PROCEEDINGS, NOR THEIR IMPACT UPON THE TELECOMMUNICATIONS INDUSTRY OR THE COMPANY, CAN BE PREDICTED AT THIS TIME.

    ILD is not itself a communications carrier and therefore is not directly regulated by federal or state telecommunications authorities. ILD's wholly-owned subsidiary, Intellicall Operator Services ("IOS") is a communications carrier and its services are subject to varying degrees of federal, state and local regulation. As used in this "Business--Government Regulation" section, unless specified otherwise, the term "Company" refers primarily to IOS. Pursuant to the Communications Act of 1934, as amended (the "Communications Act"), the FCC generally exercises jurisdiction over the facilities of, and services offered by, telecommunications common carriers that provide interstate or international communications. The state regulatory authorities retain jurisdiction over the same facilities and services to the extent they are used to provide intrastate communications. Various international authorities may also seek to regulate the services provided or to be provided by the Company.

    FEDERAL REGULATION

    The FCC does not require that wireline telecommunications carriers obtain prior authorization to provide domestic interstate service, including operator services, although such carriers currently must file tariffs at the FCC setting forth the rates, terms and conditions for domestic interstate service. FCC regulations require that carriers apply for and obtain certification from the FCC prior to offering international services from the United States and to file international tariffs with the FCC. The Company, acting through its subsidiary IOS, has filed tariffs for domestic interstate services with the FCC. The Company also holds an international authorization from the FCC. The FCC also imposes certain prior approval requirements on transfers of control of entities holding FCC issued authorizations and of corporate parents of such entities and on assignments of operating authorizations.

    The Company must comply with the requirements of common carriage under the Communications Act, which include a duty to offer services upon request at reasonable rates on non-discriminatory terms and conditions. Resale carriers such as IOS also are subject to a variety of miscellaneous regulations that, for instance, govern the documentation and verifications necessary to change a consumer's long distance carrier, require the filing of periodic reports, limit the use of "800" numbers for pay-per-call services, restrict interlocking directors and management between carriers and require the payment of regulatory fees. The FCC has enacted rules governing the provision of interstate operator services that include, among other things, filing informational tariffs and providing notices to end-users of the identity of the service provider in the form of postings and verbal announcements. A verbal announcement identifying the service provider also must be given to recipients of collect calls from pay telephones and other aggregator locations. In addition, the FCC recently has adopted a rule that all operator service providers, including the Company, must audibly disclose during the call-setup for each interstate operator assisted call that rates are available on request. The provider need not provide an exact rate quote unless the caller specifically requests its. Operator services providers, including IOS, have until July 1, 1998 to comply with this rule. The Company believes that it will be able to comply with this rule.

    The FCC generally has the authority to condition, modify, cancel, terminate or revoke operating authority for failure to comply with federal laws or rules, regulations or policies of the FCC. Fines or other penalties also may be imposed by such violations. The FCC has jurisdiction to act upon complaints against any common carrier for failure to comply with its statutory obligations. There can be no assurance that the

FCC or third parties may not raise issues with regard to the Company's compliance with applicable laws and regulations.

    Comprehensive amendments to the Communications Act were made by the Telecommunications Act, which was signed into law on February 8, 1996. The Telecommunications Act effected plenary changes in regulation at both the federal and state levels that affect virtually every segment of the communications industry. The stated purpose of the Telecommunications Act is to promote competition in all areas of communications and to reduce unnecessary regulation to the greatest extent possible. Among other things, the Telecommunications Act preempts, with certain exceptions, any state or local government statute or regulation prohibiting any entity from providing telecommunications service.

    The Telecommunications Act establishes a dual federal-state regulatory scheme for eliminating barriers to competition faced by competitors to ILECs and other new entrants into the local telephone market. Specifically, the Telecommunications Act requires an ILEC to resell the ILEC's local exchange service and to provide CLECs with access to the various network elements in the ILEC's local exchange networks and imposes other obligations. Certain of the obligations imposed on ILECs also apply to CLECs such as the Company. These duties include making services available for resale, allowing number portability, dialing parity, physical access to rights of way, and entering into reciprocal compensation arrangements with other carriers for the transport and termination of traffic on each other's facilities. These requirements may cause the Company to incur additional administrative and regulatory expenses. Certain aspects of the requirements continue to be subject to judicial review.

    The Telecommunications Act further allows all LECs, including the RBOCs, to provide long distance services. Although the Telecommunications Act conditions RBOCs' provisioning of in-region long distance service by first demonstrating that the local market has been opened to competition, a federal district court has held these portions of the Telecommunications Act invalid. This decision has been stayed pending appeal, but, if the decision is upheld, it could remove the incentive RBOCs presently have to cooperate with new competitors to foster competition within their service areas in order to qualify to offer in-region long distance by allowing RBOCs to offer such in-region services immediately and give the RBOCs the ability to offer "one-stop shopping" for both long distance and local service more quickly than otherwise expected. The Company cannot predict the outcome of this litigation or its impact on the industry generally or on the Company specifically.

    The Telecommunications Act also provides the FCC with the authority to forebear from imposing any regulations it deems unnecessary, including requiring non-dominant carriers to file tariffs. On November 1, 1996, in its first major exercise of regulatory forebearance authority granted by the Telecommunications Act, the FCC issued an order detariffing domestic interexchange services. The order required mandatory detariffing and gave carriers such as the Company nine months to withdraw federal tariffs and move to contractual relationships with its customers. This order subsequently was stayed by the federal appeals court. Until further action is taken by the FCC or the courts, the Company will continue to maintain tariffs for these services.

    On May 8, 1997, in compliance with the requirements of the Telecommunications Act, the FCC released an order establishing a new Universal Service support fund, to provide communications service in high cost and rural areas, and to bring new communications technologies to schools, libraries and rural healthcare providers. Carriers, including the Company, are required to contribute a portion of their revenues into the Universal Service support fund. The amount of these contributions may be adjusted from time to time. The new Universal Service rules will be administered jointly by the FCC and state regulatory authorities, many of which are still in the process of establishing their administrative rules. States are enacting or already have in place similar programs, and other possible new assessments on carriers such as the Company may be imposed by federal or state authorities.

    Section 276 of the Telecommunications Act further mandated that the FCC promulgate rules to establish a per call compensation plan to insure that all pay phone providers are fairly compensated for each completed intrastate and interstate pay phone initiated call, including calls on which pay phone providers had not heretofore received compensation. These rules also require IXCs to develop tracking mechanisms to identify calls placed from pay phones which would require compensation. Such calls include those placed to toll free numbers (800/888), operator assisted and prepaid calling card calls, and calls placed through network access codes, but do not include emergency calls and calls for hearing disabled individuals. In September 1996, the FCC promulgated rules to implement Section 276 of the Telecommunications Act. After initial litigation, in September 1997 the FCC established a two-year "default" compensation rate of $0.284 per pay phone-originated toll free or access code call. At the end of the two-year interim period, the per call pay phone compensation rate will be the deregulated market-based local coin rate less $0.066. This amount is payable by IXCs including resellers such as IOS. The Company believes it has adequately accrued for amounts payable under the revised FCC rules, but because the revised FCC rules continue to be subject to regulatory and legal challenges, there can be no assurance that the Company will not be required to pay amounts in excess of amounts for which it has accrued, which could have a material adverse effect on the Company's business, financial condition or results of operations.

    STATE REGULATION

    The Company, acting through IOS, is currently subject to varying levels of regulation in states in which it provides operator services, calling card services (which are generally considered long distance services by the states), CLEC services in the local market, and traditional direct-dialed long distance services. The vast majority of states require IOS to apply for certifications to provide telecommunications services, or at least to register or to be found exempt from regulation, before the Company commences intrastate service including local exchange services, intrastate long distance services and operator services. This authorization process generally requires the carrier to demonstrate that it has sufficient financial, technical and managerial capabilities and that granting the authorization will serve the public interest. Also, a majority of the states require IOS to file and maintain detailed tariffs listing rates for intrastate service. Many states also impose various reporting requirements which require compliance with service standards and consumer protection rules and/or require prior approval for transfers of control of certified carriers and assignments of carrier assets, including customer bases, carrier stock offering and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled terminated or revoked by state Public Utilities Commissions ("PUCs") for failure to comply with state laws and/or the rules, regulations and policies of the state PUCs. Fines and other penalties, including, for example, the return of all monies received for intrastate traffic from residents of the state, may be imposed for such violations.

    Many states have regulations governing operator services providers which parallel those of the FCC. In addition, many states impose a rate cap on charges for operator services based on the charges of the dominant IXC in that state for similar services. Most states have or are planning to have their own funds similar to the federal Universal Service support fund and will require carriers operating in the state to make contributions. Some states also require bonds or other security from entities providing prepaid services, and some states have initiated proceedings to determine if any additional regulations should be applied to prepaid services. The Company is not aware of any existing rules or proposals applicable to its service which which it could not comply, but there can be no assurance that future state policies and regulations will not have material adverse effect upon the Company's business, financial condition or results of operations.

    IOS has made the filings for and taken the actions it believes are necessary for IOS to become certified or tariffed to provide intrastate services where it is offering services, or where it currently intends to offer services throughout the U.S. IOS is certified to do business as a foreign corporation in the 47 states in the mainland U.S. outside of its state of incorporation, and has received authorization to provide intrastate operator and interexchange telecommunications services in all states in the mainland U.S. where certification is required and where IOS is providing such services. However, the Company has CLEC authority to provide local services only in the states of Georgia, Alabama, Florida, South Carolina, and Tennessee. The Company has applied for CLEC authority in California, Oregon, Washington, North Carolina, Texas,, Arizona, Idaho, Utah, and Connecticut. There can be no assurance that the Company will obtain all necessary authorities, and that the Company's provision of services in states where it is not licensed or tariffed to provide such services will not have a material adverse effect on ILD's business, financial condition or results of operations.

EMPLOYEES

    As of March 31, 1998, the Company employed 320 persons. Thirty-two of such employees are managers (of which five are in the sales and marketing group). The total sales staff consists of approximately 22 persons strategically located throughout the United States in Washington, Oregon, California, New Mexico, Texas, Colorado, Georgia, Florida and Massachusetts. The Company has 185 employees serving as operators or customer service representatives. None of the Company's employees are members of a labor union or are covered by a collective bargaining agreement.

FACILITIES

    The Company leases certain office space under operating leases and subleases, including the Company's principal headquarters in Dallas. The Company's current facilities are as follows:

                                                 SQUARE
LOCATION                                         FOOTAGE            FUNCTION
---------------------------------------------  -----------  -------------------------
Dallas, TX                                          4,353   Corporate headquarters
                                                            Operations and office
Atlanta, GA                                        14,831   space
                                                            Operations and office
Boca Raton, FL                                      2,800   space
                                                            Operations and office
San Antonio, TX                                    26,260   space
San Antonio, TX                                     7,049   Call center
Las Vegas, NV                                      10,170   Call center
Ponte Vedra Beach, FL                                 800   Executive office

    The two San Antonio facilities will be merged into one approximately 20,000 square-foot facility in San Antonio once the build-out to commence in May 1998 is completed. The 14,831 square footage of facilities space in Atlanta is currently divided among three locations. The Atlanta operations will merge into one Atlanta facility in the second half of 1998. The Company's sales organization is located in small leased or home offices located in Washington, Oregon, California, New Mexico, Texas, Colorado, Georgia, Florida and Massachusetts.

TRADE NAME

    The Company has filed an application with the U.S. Patent and Trademark office for federal registration of its trade name, "Call N Carry."

LEGAL PROCEEDINGS

    The Company is subject to litigation in the ordinary course of its business. While there can be no assurances as to the outcome of any litigation involving the Company, management does not believe any pending legal proceeding, including the pending legal proceeding described below, will result in a judgment or settlement that will have a material adverse effect on the Company's business, financial condition or results of operations. The Company and its subsidiary IOS are, from time to time, involved in regulatory proceedings before various PUCs, as well as before the FCC. These proceedings may have involved, or may involve, the payment of penalties or the refunding of certain payments. However, to date, the Company does not believe any penalties or refunding have had a material adverse effect on the Company's business, financial condition or results of operations.

    On October 24, 1996, U.S. LD filed a First Amended Complaint in the United States District Court for the Western District in San Antonio, Texas, naming PhoneTel, IOS and the Company in a lawsuit alleging tortious interference and civil conspiracy in connection with an Operator Service Subscriber Agreement between U.S. LD and PhoneTel. On April 24, 1997, U.S. LD filed a Second Amended Complaint against the Company. The Complaint seeks actual damages of $4.0 million, exemplary damages of $8.0 million, attorney's fees and interest. The Second Amended Complaint alleges that the Company and IOS interfered with U.S. LD's existing contractual relationship with PhoneTel when PhoneTel executed an operator services agreement with the Predecessor and IOS. The action has been transferred by a federal court to a state court in Bexar County, San Antonio, Texas and is scheduled for trial in July 1998. Although no assurance can be made as to the outcome of such proceeding, the Company believes that the claim against it is without merit and intends to vigorously contest the allegations. If the outcome of such proceeding is adverse to the Company it could have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company and their ages as of April 24, 1998 are as follows:

NAME                                           AGE                          POSITION
-----------------------------------------      ---      ------------------------------------------------
Michael F. Lewis.........................          45   Chairman of the Board and Chief Executive
                                                          Officer
Dennis J. Stoutenburgh...................          35   President and Director
J. David Darnell.........................          52   Chief Financial Officer
Reginald P. McFarland....................          48   Senior Vice President, Network Operations
Frederick W. Lloyd.......................          45   Vice President, Acquisitions and Strategic
                                                          Planning
Robert P. Gallagher......................          55   Vice President, Sales and Marketing, Eastern
                                                          United States
Donald R. Scribner.......................          43   Vice President, Sales and Marketing, Western
                                                          United States
Daniel W. Kahrs..........................          33   Vice President, Operations, Prepaid and Billing
                                                          Services
C. Read Morton, Jr.......................          55   Secretary and Director
H. Edward Brooks, Jr.....................          46   Director
John J. McDonald, Jr.....................          48   Director
William P. Payne.........................          50   Director
Patrick V. Stark.........................          43   Director

    MICHAEL F. LEWIS founded ILD in 1996 and has served as Chairman of the Board and Chief Executive Officer of the Company since its formation. Prior to joining the Company, Mr. Lewis served from 1988 to 1996 as President of Triad Capital Partners, Inc. ("Triad"), a private equity investment company, where he was involved in various management-led leveraged buyouts in the telecommunications industry. Prior to 1988, Mr. Lewis was a founder of two long distance telephone companies, TransTel Communications based in Salt Lake City, Utah, and Com-Link 21 based in St. Louis, Missouri. From 1988 until 1992, Mr. Lewis served as a director of LDDS Communications, Inc. (now known as WorldCom). Additionally, in 1988 Mr. Lewis formed The Telecenter, a service bureau telemarketing firm, which was sold in 1993.

    DENNIS J. STOUTENBURGH has served as President of the Company since May 1997 and as a director since the Company began operations in 1996. Prior to joining the Company, Mr. Stoutenburgh was President of the Communications Group of Intellicall, a manufacturer of pay telephone equipment, from 1994 to April 1997. While at Intellicall, Mr. Stoutenburgh oversaw Intellicall's launch into the prepaid calling industry and coordinated the sale of its validation services business as well as the purchase of a provider of prepaid calling services in 1995. Prior to his appointment as President of the Communications Group, Mr. Stoutenburgh served from 1988 to 1994 in various positions at Intellicall, including Group Vice President, Global Network Services; Vice President, Billing Services; Director of Billing Services; and Director of Finance.

    J. DAVID DARNELL has served as Chief Financial Officer of the Company since November 1997. Prior to joining the Company, Mr. Darnell served from October 1993 to October 1997 as the Vice President, Finance and Chief Financial Officer of SA Telecommunications, Inc., a publicly held, full-service regional IXC, which, subsequent to his joining ILD, filed for corporate reorganization under the U.S. bankruptcy laws in November 1997. From December 1989 to September 1993, Mr. Darnell served as the Chief Financial Officer and as minority owner of Messagephone, Inc., a privately held intellectual property company that develops, patents and licenses technology for the telecommunications industry. Prior to joining Messagephone, Inc., Mr. Darnell served from 1987 to November 1989 in various management positions with American Equitable Financial Corporation, an insurance and investment holding company. Mr. Darnell is a certified public accountant.

    REGINALD P. MCFARLAND has served as Senior Vice President, Network Operations of the Company since December 1997. Prior to joining the Company, Mr. McFarland served from 1989 until December 1997 as President and majority shareholder of Interlink, which he founded in 1989 as an enhanced telecommunications services provider. Under his management, Interlink became a fully certified direct dial long distance carrier in 1991, a certified operator services provider in 1993 and a certified local service provider in Georgia, Alabama, Florida, Tennessee and Kentucky in 1996. Prior to 1989, Mr. McFarland served in various managerial positions with AT&T. While with AT&T, he worked with Bell Laboratories to resolve problems associated with integrating a 4ESS switch into the Bell switching network and was an Instructor in the Training Center and Manager of the Atlanta and New Orleans switching offices.

    FREDERICK W. LLOYD has served as Vice President, Acquisitions and Strategic Planning of the Company since November 1997. Mr. Lloyd joined the Company on a part-time basis in May 1996 as Treasurer. From March 1995 to November 1997, Mr. Lloyd was a principal of Triad. From December 1993 to March 1995, Mr. Lloyd was a private investor. From November 1987 to December 1993, he was a principal and the Chief Operating Officer of Atlas Aircraft Corporation ("Atlas Aircraft") where he was responsible for the successful completion of the acquisition and combination of two operating companies through leveraged buyouts to form Atlas Aircraft. From January 1981 to January 1988, Mr. Lloyd was President of Bay Capital Corporation, a private equity investment company.

    ROBERT P. GALLAGHER has served as the Company's Vice President, Sales and Marketing, Eastern United States since November 1997. Mr. Gallagher joined the Company in June 1996 as Vice President, 1+ Sales and Marketing. From October 1987 to May 1996, Mr. Gallagher held several key roles and marketing positions at Intellicall, including most recently Vice President, Multinational Account Sales.

    DONALD R. SCRIBNER has served as the Company's Vice President, Sales and Marketing, Western United States since November 1997. From 1994 until joining the Company, Mr. Scribner served as a Vice President of Sales and Marketing for WorldCom and from 1993 to 1994 as Vice President of Sales for Impact Communications, Inc., a long distance telecommunications company that was acquired by WorldCom in 1994. From December 1989 to January 1993, Mr. Scribner served as a sales representative for Intellicall.

    DANIEL W. KAHRS has served as Vice President, Operations, Prepaid and Billing Services of the Company since March 1998. Mr. Kahrs joined the Company in July 1997 as Vice President, Billing Operations. Prior to joining the Company, from January 1996 to June 1997, Mr. Kahrs was Director, Billing Services with Intellicall. While at Intellicall, Mr. Kahrs was responsible for the operations of all service offerings related to Intellicall's Intelli*Star store and forward technology. Prior to his appointment to Director, Billing Services, from July 1990 to December 1995, Mr. Kahrs served in various positions at Intellicall including Operations Manager, Intelli*Star Product Manager, and Senior Financial Analyst. Prior to joining Intellicall, Mr. Kahrs served in various positions at the public accounting firm of Ernst & Young from August 1987 to June 1990.

    C. READ MORTON, JR. has served as Secretary and a director of the Company since April 1998. Mr. Morton has been a senior partner of the law firm Cashin, Morton & Mullins in Atlanta, Georgia since 1986, and he currently heads the firm's Corporate Finance and Business practice group. Mr. Morton has served as the President and a member of the board of directors of E. Dillon & Company since 1969 and as a member of the boards of directors of Phillips & Brooks/Gladwin, Inc. since 1976 and of Industrial Electric Mfg., Inc. since 1995. From 1988 until 1992, Mr. Morton also served as a director of LDDS Communications, Inc. (now known as WorldCom).

    H. EDWARD BROOKS, JR. has served as a director of the Company since May 1996. Mr. Brooks has been Vice President and Chief Financial Officer of Morris Newspaper Corporation since 1982. Mr. Brooks is a certified public accountant.

    JOHN J. MCDONALD, JR. has served as a director of the Company since April 1998 and has been the President and Chief Operating Officer of Intellicall since July 1997. From February 1997 to July 1997, Mr. McDonald served as the Senior Vice President, Sales and Marketing of Intellicall. From June 1994 to January 1997, Mr. McDonald was the Senior Vice President of Intecom, Inc. ("Intecom"), a telecommunications company. Prior to joining Intecom, Mr. McDonald served as the Vice President, Business Communications of Ericsson Business Communications.

    WILLIAM P. PAYNE has served as a director of the Company since April 1998. Mr. Payne has been a director of Anheuser-Busch Companies, Inc. and Vice Chairman of NationsBank Corporation since 1997. Mr. Payne was President and Chief Executive Officer of the Atlanta Committee for the Olympic Games from 1991 to 1997. Mr. Payne is also a director of Cousins Properties, Inc., Jefferson-Pilot Corporation, and ACSYS, Inc.

    PATRICK V. STARK has served as a director of the Company since April 1998. Mr. Stark has served as General Counsel to Intellicall since August 1993, as a director of ATC Communications Group, Inc. since December 1991 and as a shareholder and director of the law firm of Kane, Russell, Coleman & Logan since 1993. Prior to joining such law firm, Mr. Stark was Executive Vice President and General Counsel for Lifetime Automotive Products from 1991 to 1993.

BOARD OF DIRECTORS

    The Company's Board of Directors is comprised of seven members. The Company's Bylaws provide that the Board of Directors shall consist of not less than one person, the precise number of directors to be determined from time to time by the Board of Directors. The directors are elected annually by the stockholders of the Company and serve until their successors are elected and qualified, or until their earlier resignation, removal from office, or incapacity to serve. Each of the directors of the Company was appointed by certain stockholders of the Company pursuant to the Third Amended and Restated Shareholders' Agreement (the "Stockholders' Agreement"). The Stockholders' Agreement will terminate upon the consummation of the Offering. The individuals currently serving on the Board of Directors will continue to serve until thereafter reelected or replaced at the first annual meeting of stockholders of the Company held after the Offering, or until their earlier resignation, removal from office, or incapacity to serve. The executive officers of the Company serve at the discretion of the Board of Directors.

COMPENSATION OF DIRECTORS

    Each director who is not an employee of the Company receives fees for each meeting of the Board of Directors and each committee thereof attended in person. Directors are reimbursed for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. In addition, non-employee directors are eligible to receive discretionary grants of options to purchase shares of Common Stock under the Company's Stock Option Plans. See "-- Stock Option Plans." Pursuant to such plans, the Company has granted options to purchase a total of 1,775 shares to H. Edward Brooks, Jr., 1,275 shares to C. Read Morton, Jr., and 1,000 shares to William P. Payne. All of the options are fully vested, and the exercise price of all options was the fair market value of the Common Stock at the time the option was granted, as determined by the Board of Directors. Directors who are also employees of the Company receive no compensation for serving on the Board of Directors.

MEETINGS AND COMMITTEES

    The Board of Directors of the Company conducts its business through meetings of the full Board of Directors and through committees of the Board of Directors, including the Audit Committee and the Compensation Committee.

    The Audit Committee is responsible for reviewing with the Company's independent accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any, reviewing the scope and results of the Company's internal auditing procedures, consulting with the independent accountants and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls, approving professional services provided by the independent accountants, reviewing the independence of the independent accountants, and reviewing the range of the independent accountants' audit and non-audit fees. The Audit Committee is comprised of H. Edward Brooks, Jr. and John J. McDonald, Jr.

    The Compensation Committee is responsible for making relevant compensation decisions of the Company and for administering and interpreting the Company's employee benefit plans, which includes, among other things, determining which directors, officers and employees will receive awards under the plans, when awards will be granted, the type of awards to be granted, the number of securities or cash involved in each award, the time or times when any options granted will become exercisable and, subject to certain conditions, the price and duration of such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently consists of C. Read Morton, Jr. and Patrick V. Stark. From May 1996 until April 1998, the Compensation Committee consisted of H. Edward Brooks, Jr. and Gregory F. Chapados, a former director of the Company. Mr. Morton also serves as Secretary of the Company. In connection with the Company's sponsorship of the "Skittles" NASCAR-Registered Trademark-team, the Company has entered into an agreement with MB2 Motorsports, LLC (the "Sponsorship Agreement"). Mr. Morton, the Secretary and a director of the Company, owns one-third of the membership interests in MB2 Motorsports, LLC. Under the terms of the Sponsorship Agreement, the Company has agreed to pay MB2 Motorsports, LLC an aggregate of $100,000 during 1998 to become an associate sponsor of the "Skittles" NASCAR-Registered Trademark- team. Among other benefits, the sponsorship allows for use of the likeness of NASCAR-Registered Trademark- driver Ernie Irvan on the face of the Company's prepaid calling cards and in point of sale advertising.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION

    The following table summarizes the compensation paid by the Company for services rendered in all capacities to the Company during the nine month fiscal year ended September 30, 1997 ("fiscal 1997") by the Company's Chief Executive Officer and each of the Company's other executive officers whose total salary and bonus for fiscal 1997 would have exceeded $100,000 had such executive officer been employed by the Company for all of fiscal 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                   ANNUAL COMPENSATION                 ---------------
                                    -------------------------------------------------    SECURITIES
                                                                        OTHER ANNUAL     UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION         FISCAL YEAR    SALARY      BONUS    COMPENSATION     OPTIONS(#)      COMPENSATION(1)
----------------------------------  -----------  ----------  ---------  -------------  ---------------  -----------------
Michael F. Lewis..................        1997   $  114,022  $  --        $  --               7,000         $   1,811
  Chairman of the Board and
  Chief Executive Officer
Dennis J. Stoutenburgh(2).........        1997      131,250     --           --               7,500               895
  President and Director
J. David Darnell(3)...............        1997       93,750     --           --              --                --
  Chief Financial Officer
Reginald P. McFarland(3)..........        1997      105,000     --           --              --                --
  Senior Vice President, Network
  Operations

------------------------

(1) Represents 401(k) Plan matching contributions made by the Company.

(2) Because Mr. Stoutenburgh joined the Company in May 1997, the compensation presented represents compensation payable to Mr. Stoutenburgh as if he joined the Company on January 1, 1997.

(3) Because Mr. Darnell and Mr. McFarland each joined the Company subsequent to September 30, 1997, the compensation presented represents compensation payable to such individuals as if they had joined the Company on January 1, 1997.

    STOCK OPTIONS

    The following table sets forth information regarding grants of options to purchase Common Stock made to the Named Executive Officers during fiscal 1997. The Company did not grant any stock appreciation rights during fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                      --------------------------------------------------------     VALUE AT ASSUMED
                                        NUMBER OF                                               ANNUAL RATES OF STOCK
                                       SECURITIES      % OF TOTAL                               PRICE APPRECIATION FOR
                                       UNDERLYING    OPTIONS GRANTED  EXERCISE OR                  OPTION TERM (2)
                                         OPTIONS     TO EMPLOYEES IN  BASE PRICE   EXPIRATION   ----------------------
NAME                                   GRANTED(#)      FISCAL YEAR     ($/SH)(1)      DATE        5%($)       10%($)
------------------------------------  -------------  ---------------  -----------  -----------  ----------  ----------
Michael F. Lewis....................        2,000(3)          14%      $   90.00     6/29/2002  $   49,750  $  109,900
                                            5,000(4)          34%         109.00     8/19/2002     150,550     332,750
Dennis J. Stoutenburgh..............        7,500(3)          52%          90.00     6/29/2002     186,525     412,125
J. David Darnell....................       --              --             --           --           --          --
Reginald P. McFarland...............       --              --             --           --           --          --

------------------------

(1) The exercise price of the options granted was the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(2) The dollar amounts shown as potential realizable values assume that the market price of the Common Stock appreciates at cumulative annual rates of 5% and 10% from the date of grant over the term of the option. The assumed rates of 5% and 10% were established pursuant to rules of the Securities and

    Exchange Commission (the "Commission") and are not intended to forecast possible future appreciation of the Common Stock.

(3) The options become exercisable with respect to one third of the shares of Common Stock underlying the options on each of the first, second and third anniversary of the date of grant.

(4) The options become exercisable if the Company undertakes an initial public offering or a stock or asset sale at certain prices per share on or before certain dates.

    OPTION VALUES AS OF SEPTEMBER 30, 1997

    The following table sets forth information concerning the option holdings at September 30, 1997 of the Named Executive Officers. No options were exercised, and no stock appreciation rights were held or exercised, by the Named Executive Officers during fiscal 1997.

                         FISCAL YEAR END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-THE-
                                                                     OPTIONS AT                 MONEY OPTIONS AT
                                                                 SEPTEMBER 30, 1997          SEPTEMBER 30, 1997(1)
                                                            ----------------------------  ----------------------------
NAME                                                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------  -----------  ---------------  -----------  ---------------
Michael F. Lewis..........................................      14,750          7,000
Dennis J. Stoutenburgh....................................         775          7,500
J. David Darnell..........................................      --             --             --             --
Reginald P. McFarland.....................................      --             --             --             --

------------------------

(1) There was no public trading market for the Common Stock at September 30, 1997. Accordingly, these values have been calculated based on an assumed
    initial public offering price of $     , less the applicable exercise price.

EMPLOYMENT AGREEMENT

    On December 15, 1997, the Company and Reginald P. McFarland entered into an Employment Agreement under which Mr. McFarland was named Senior Vice President, Network Operations of the Company. The initial term of the agreement ends on December 31, 1999, after which time the agreement will automatically renew for successive one-year periods unless terminated as described below. Under the terms of the Employment Agreement, during the initial term Mr. McFarland is entitled to be paid a base salary of $140,000 and to receive other customary executive benefits. The Board of Directors may increase the base salary after the expiration of the initial term. Mr. McFarland is required to devote his full professional and business related time, skills and efforts to the business of the Company, although the Employment Agreement expressly provides that Mr. McFarland may serve as owner and employee of Stratacom, Inc., which provides telecommunications consulting services to the Company. During the initial term, the Company may terminate the Employment Agreement only for cause, as defined in the Employment Agreement. After the expiration of the initial term, either party may terminate the Employment Agreement upon 90 days written notice. However, if the Company at any time defaults under the outstanding promissory note issued by it to Mr. McFarland, Mr. McFarland may terminate the agreement by giving written notice to the Company. See "Certain Transactions."

STOCK OPTION PLANS

    The Company's directors and stockholders have adopted five Stock Option Plans (the "Plans") for employees, directors, consultants and others who have contributed significantly to the business of the Company or its subsidiaries as determined by the Compensation Committee. The Plans are identical except for the dates the Plans were adopted and the number of shares reserved for issuance under the Plans. The Plans presently provide for the grant of incentive and non-qualified stock options to purchase up to an aggregate of 69,900 shares of Common Stock at the discretion of the Compensation Committee. The option exercise price of an incentive stock option must be at least 100% (110% in the case of a holder of 10% or more of the total combined voting power of all classes of stock of the Company) of the fair market value of the stock on the date the option is granted, and options are exercisable by the holder at any time prior to their expiration in accordance with the terms of the Plans and the option agreements granting the options. The option exercise price of a non-qualified stock option is generally the fair market value of the stock on the date the option is granted but is determined by the Compensation Committee and may be more or less than fair market value. Stock options granted pursuant to the Plans will expire on the date determined in each case by the Compensation Committee, which date may be no later than the tenth anniversary of the date the option is granted and typically is the fifth anniversary of the date the option is granted. Options granted under the Plans typically vest over a period of one to three years. As of April 30, 1998, options to purchase 50,650 shares of Common Stock were outstanding pursuant to the Plans.

401(K) PLAN

    The Company sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "401(k) Plan") for eligible employees of the Company. Participants may contribute up to 15% of their annual salaries to the 401(k) Plan, subject to certain limitations. All contributions made by an employee are fully vested and are not subject to forfeiture. The Company may make discretionary matching contributions to the 401(k) Plan on behalf of all eligible employees. During the fiscal year ended September 30, 1997, the Company made matching contributions equal to 100% of the first 3% of the annual salary contribution made by each employee to the 401(k) Plan.

                              CERTAIN TRANSACTIONS

TRIAD TRANSACTIONS

    Michael F. Lewis, the Company's Chairman of the Board and Chief Executive Officer, is the principal stockholder, director and the President of Triad and is the sole stockholder, sole director and the President of Triad-ILD Partners, Inc. ("Triad Corporate G.P."). Triad is a venture capital and private equity investment firm founded in 1988 which directly, or through various Triad-sponsored investment entities, currently has investments in various privately owned businesses including the Company. Triad Corporate G. P. serves as the general partner for Triad-ILD Partners, L.P. ("Triad I"), Triad-ILD Partners II, L.P. ("Triad II"), and Triad-ILD Partners III, L.P. ("Triad III", together with Triad I and Triad II, the "Triad-ILD Partnerships"), each of which partnerships is a stockholder of the Company.

    Triad acted as the financial advisor for the Company in connection with its acquisition of the Predecessor. As compensation for such services, the Company issued Triad a warrant to purchase 6,000 shares of Common Stock at an exercise price of $90 per share. In connection with the acquisition of the Predecessor on May 10, 1996, Triad I purchased (i) 183 shares of Common Stock at a price of $10 per share, (ii) 18,333 shares of Series A Convertible Preferred Stock at a price of $72.69 per share, and (iii) a convertible subordinated note in the principal amount of $666,667. The convertible subordinated note has a five year term, requires quarterly interest payments at a rate of 10% per year, and is convertible into shares of Common Stock of the Company at the conversion rate of one share for each $90 of principal. During the periods ended December 31, 1996 and September 30, 1997, the Company paid an aggregate of $31,825 and $50,000, respectively, of interest to Triad I on the convertible subordinated note. The convertible subordinated note will be converted into 7,407 shares of Common Stock immediately prior to the consummation of the Offering and the Series A Convertible Preferred Stock will be converted into 18,333 shares of Common Stock on the Closing Date.

    In connection with the Company's financing of the acquisition of the WorldCom Assets, the Company sold 917 shares of Common Stock to Triad II on August 31, 1997 at a price of $109 per share and on September 23, 1997, the Company sold an additional 12,844 shares to Triad II at a price of $109 per share and 917 shares of Common Stock directly to Mr. Lewis at a price of $109 per share.

    On April 27, 1998, Triad III agreed to purchase a $208,559 convertible subordinated note from the Company. The convertible subordinated note will bear interest at the rate of 15.0% per year; provided, however, that the Company may defer any interest payments due under the note until December 31, 1998. The principal balance of this note, together with any accrued interest, will be payable in full upon the successful completion of an initial public offering of the Company's capital stock prior to December 31, 1998. In the event the Company has not completed an initial public offering by December 31, 1998, the convertible subordinated note will be converted into shares of Common Stock at the conversion rate of one share for each $325 of principal. If the convertible subordinated note is issued, the Company will use a portion of the net proceeds from the Offering to repay in full the Company's outstanding principal and accrued interest under the convertible subordinated note. See "Use of Proceeds."

INTELLICALL TRANSACTIONS

    On May 10, 1996 the Company acquired the Predecessor from Intellicall. Intellicall beneficially owns 54% of the Common Stock as of the date of this Prospectus. As consideration for the Predecessor, the Company issued to Intellicall (i) 725 shares of Common Stock valued at $10 per share, (ii) 72,500 shares of Series A Convertible Preferred Stock valued at $72.69 per share, (iii) 5,000 shares of Series B Convertible Preferred Stock with a stated value of $100 per share, which bears an annual dividend rate of 9.0%, payable quarterly, and
(iv) a convertible subordinated note in the principal amount of $1,000,000. The convertible subordinated note has a five-year term, requires quarterly interest payments at a rate of 10.0% per year, and is convertible into shares of Common Stock at the conversion rate of one share for each $90 of principal. During the periods ended December 31, 1996 and September 30, 1997, the Company paid an aggregate of $47,778 and $75,000, respectively, of interest on the convertible subordinated note to Intellicall and paid dividends of $0 and $58,875, respectively, on the Series B Convertible Preferred Stock to Intellicall. The convertible subordinated note will be converted into 11,111 shares of Common Stock immediately prior to the consummation of the Offering. The Company will use a portion of the net proceeds from the Offering to redeem the Series B Convertible Preferred Stock. See "Use of Proceeds."

    Beginning in May 1996 with the Company's acquisition of the Predecessor through May 1997, Intellicall provided the Company certain management and administrative services. The services primarily related to accounting, human resources, billing and collections, and management information functions as well as the time and services of Dennis Stoutenburgh who was still employed by Intellicall during this period. As consideration for such services, the Company paid Intellicall $101,000 during the period ended December 31, 1996 and $51,918 during the nine months ended September 30, 1997. In connection with the Company's financing of the acquisition of the WorldCom Assets, the Company sold to Intellicall in September 1997 18,349 shares of Common Stock at a price of $109 per share. In addition, effective January 1, 1998, ILD purchased the assets of the prepaid calling card operations of Intellicall for an aggregate purchase price of $5,000,000. Payment of $1,000,000 of the purchase price was deferred until the earlier of (i) the closing of an initial public offering by the Company or (ii) December 31, 1998. In connection with the acquisition, ILD also assumed certain obligations of Intellicall under Intellicall's network agreement with Sprint Communications Company, L.P. to provide certain minimum call traffic thereunder.

MORRIS TELECOMMUNICATIONS, LLC TRANSACTIONS

    In connection with the organization of the Company on May 10, 1996, Morris Telecommunications, LLC ("Morris") purchased from the Company (i) 92 shares of Common Stock at a price of $10 per share, (ii) 9,167 shares of Series A Convertible Preferred Stock at a price of $72.63 per share, and (iii) a convertible subordinated note in the principal amount of $333,333. The convertible subordinated note has a five-year term, requires quarterly interest payments at a rate of 10.0% per year, and is convertible into shares of Common Stock at the conversion rate of one share of stock for each $90 of principal. During the periods ended December 31, 1996 and September 30, 1997, respectively, the Company paid an aggregate of $15,953 and $25,000, respectively, of interest on the convertible note to Morris. The convertible subordinated note will be converted into 3,704 shares of Common Stock immediately prior to the consummation of the Offering. In connection with the Company's financing of the acquisition of the WorldCom Assets, on September 1, 1997 the Company sold 13,761 shares of Common Stock to Morris at a price of $109 per share.

    On April 27, 1998, Morris agreed to purchase a $507,304 convertible subordinated note from the Company. The convertible subordinated note will bear interest at the rate of 15.0% per year; provided, however, the Company may defer any interest payments due under the note until December 31, 1998. The principal balance of this note, together with any accrued interest, will be payable in full upon the successful completion of an initial public offering of the Company's capital stock prior to December 31, 1998. In the event the Company has not completed an initial public offering by December 31, 1998, the convertible subordinated note will be converted into shares of Common Stock at the conversion rate of one share for each $325 of principal. If the convertible subordinated note is issued, the Company will use a portion of the net proceeds from the Offering to repay in full the Company's outstanding principal and accrued interest under the convertible subordinated note. See "Use of Proceeds."

WORLDCOM TRANSACTION

    In connection with the acquisition of the WorldCom Assets in September 1997 the Company paid WorldCom $9.7 million of cash and issued to WorldCom 4,587 shares of Common Stock valued at $500,000 and 111,960 shares of Series B-2 Redeemable Preferred Stock valued at $11.2 million. The Series B-2 Redeemable Preferred Stock bears an annual dividend rate of 8.5%, payable semi-annually. As of the date hereof, the Company has paid an aggregate of $475,831 of dividends on the Series B-2 Redeemable Preferred Stock to WorldCom.

INTERLINK TRANSACTIONS

    Reginald P. McFarland, the Senior Vice President, Network Operations of the Company, served as President and was a majority stockholder of Interlink prior to its merger into the Company on December 15, 1997. As consideration for his capital stock of Interlink acquired by the Company in the merger, Mr. McFarland received (i) $2,000,000 in cash, (ii) $2,700,000 in the form of a subordinated promissory note from ILD, of which $1.8 million and $900,000 was paid by the Company on January 2, 1998 and March 31, 1998, respectively, (iii) 16,117 shares of Common Stock valued at $175 per share, (iv) $1,000,000 in the form of a subordinated promissory note which bears interest on a quarterly basis at 9.0% per year and provides for $250,000 quarterly principal payments commencing September 30, 1998 and (v) 6,667 shares of Series B-3 Redeemable Preferred Stock at a stated value of $300 per share which bears an annual dividend rate of 6.0%, payable quarterly. As of the date hereof, the Company has paid an aggregate of $35,000 of dividends on the Series B-3 Redeemable Preferred Stock to Mr. McFarland. The Company will use a portion of the net proceeds from the Offering to repay in full the $1,000,000 note due Mr. McFarland. See "Use of Proceeds."

    In addition, in connection with the merger of Interlink into the Company, ILD entered into a consulting agreement with Stratacom, Inc., which is owned by Mr. McFarland. Pursuant to the consulting agreement, Stratacom agreed to provide consulting services to assist the Company's telecommunications operations, particularly in the development of the Company's local telephone operations, and to assist in other technical, marketing and engineering issues in the ongoing operations of ILD. For Stratacom's services, the Company is required to pay Stratacom a consulting fee of $425,000 due and payable on each of June 1, 1998 and June 1, 1999.

SIRROM/REEDY LOAN

    As part of the junior secured term loan (the "Sirrom/Reedy Loan") from Sirrom Capital Corporation ("Sirrom") and Reedy River Ventures Limited Partnership ("Reedy River"), the Company in May 1996 issued to Sirrom, which is the beneficial owner of 7% of the Common Stock, a senior secured note in the principal amount of $1.5 million and Common Stock purchase warrants exercisable for 5,429 shares of Common Stock at a price of $.01 per share. The note bears interest at 13.5% per year, is payable monthly, and is due on May 10, 2001. In August 1997, the note was subordinated to the Revolving Loan and the Term Loan. The Company will use a portion of the net proceeds from the Offering to repay in full the Sirrom/Reedy Loan. The number of shares underlying the warrants issued to Sirrom will increase to 7,239 shares, 9,085 shares, and 10,967 shares on each of May 13, 1999, May 13, 2000, and May 13, 2001, respectively, if the Sirrom/Reedy Loan is outstanding on such dates. See "Use of Proceeds," "Stock Ownership" and "Description of Capital Stock--Warrants to Purchase Common Stock."

                                STOCK OWNERSHIP

    The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Common Stock and non-convertible Preferred Stock as of April 30, 1998, and as adjusted to reflect the sale of shares of Common Stock offered hereby, by (i) each director of the Company, (ii) the Named Executive Officers of the Company, (iii) all directors and executive officers of the Company as a group, and (iv) each person known to the Company to beneficially own more than 5.0% of the Common Stock or Preferred Stock. Unless otherwise indicated, all shares of Common Stock and Preferred Stock are owned directly and the indicated person has sole voting and investment power with regard to such shares. All information assumes the automatic conversion of all outstanding shares of Series A Convertible Preferred Stock to Common Stock upon consummation of the Offering, the conversion of certain outstanding convertible subordinated indebtedness to Common Stock upon consummation of the Offering, and the redemption of all outstanding shares of Series B Convertible Preferred Stock upon consummation of the Offering. See "Use of Proceeds" and "Description of Capital Stock."

                                                                                              BENEFICIAL OWNERSHIP AFTER
                                            BENEFICIAL OWNERSHIP PRIOR TO OFFERING(1)                 OFFERING(1)
                                          ---------------------------------------------   -----------------------------------
                                                                              NON-                                   NON-
                                                                           CONVERTIBLE                            CONVERTIBLE
                                                                            PREFERRED                              PREFERRED
                                                  COMMON STOCK                STOCK           COMMON STOCK           STOCK
                                          -----------------------------   -------------   ---------------------   -----------
NAME OF                                     NUMBER OF        PERCENT OF     NUMBER OF     NUMBER OF  PERCENT OF    NUMBER OF
BENEFICIAL OWNER(1)                           SHARES          CLASS(1)       SHARES        SHARES     CLASS(1)      SHARES
----------------------------------------  --------------     ----------   -------------   ---------  ----------   -----------
Intellicall.............................     82,797(2)            54%         5,000(3)      82,797                   --
Michael F. Lewis........................     58,154(4)            51         --             58,154                   --
Morris..................................     31,201(5)            36         --             31,201                   --
Reginald P. McFarland...................     16,077(6)            22          6,667(7)      16,077                    6,667
Stephens Holding Company(8).............      6,961                9         --              6,961                   --
Sirrom..................................      5,429(9)             7         --              5,429                   --
WorldCom................................      4,587                6        111,960(10)      4,587                  111,960
Dennis J. Stoutenburgh..................      4,564(11)            6         --              4,564                   --
H. Edwards Brooks, Jr...................      1,775(12)            2         --              1,775                   --
J. David Darnell........................         88            --            --                 88                   --
John J. McDonald, Jr....................     --                --            --              --                      --
C. Read Morton, Jr......................      1,275(12)            2         --              1,275                   --
William P. Payne........................      1,000(12)            1         --              1,000                   --
Patrick V. Stark........................        520                *         --                520                   --
All directors and executive officers as
  a group
  (13 persons)(13)......................     82,790               60          6,667         82,790                    6,667

------------------------

*   Represents less than one percent.

 (1) Pursuant to the rules of the Commission, a person or group of persons is deemed to have "beneficial ownership" of any shares with regard to which such person or group has or shares voting or investment power or has or shares the right to acquire such shares or power within 60 days, such as pursuant to the conversion or exchange of securities or the exercise of stock options or warrants. For purposes of computing the percentage of outstanding shares held by any person or group of persons, shares which such person or group has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person or group but are not deemed outstanding for the purpose of computing the percentage ownership of any other person or group.

 (2) Includes 70,961 shares issuable upon the conversion of Series A Convertible Preferred Stock and 11,111 shares issuable upon the conversion of convertible subordinated indebtedness.

 (3) Represents 100% of the Series B Convertible Preferred Stock prior to the Offering. The business address of Intellicall, Inc. is 2155 Chenault, Suite 410, Carrollton, Texas 75006.

 (4) Includes (i) 183 shares held by Triad I, 18,333 shares issuable to Triad I upon the conversion of Series A Convertible Preferred Stock and 7,407 shares issuable to Triad I upon the conversion of convertible subordinated indebtedness; (ii) 13,761 shares held by Triad II and (iii) 1,635 shares held by Triad III, over which Mr. Lewis has the power to vote as the sole shareholder and president of Triad Corporate G.P., which, as the sole general partner of each of Triad I, Triad II and Triad III, has the power to vote such shares. See "Certain Transactions." Also includes 15,416.67 shares issuable upon the exercise of stock options and 500 shares issuable upon exercise of warrants. The business address of Mr. Lewis is 13000 Sawgrass Village Circle, Suite 5, Ponte Vedra Beach, Florida 32082.

 (5) Includes (i) 9,167 shares issuable upon the conversion of Series A Convertible Preferred Stock, (ii) 3,703 shares issuable upon the conversion of convertible subordinated indebtedness and (iii) 500 shares issuable upon the exercise of warrants to purchase Common Stock. The business address of Morris Telecommunications, LLC is c/o Morris Newspaper Corporation, 27 Abercorn Street, Savannah, Georgia 31401.

 (6) Includes an aggregate of 111 shares of Common Stock owned by Mr. McFarland's daughters over which Mr. McFarland exercises voting control. Mr. McFarland's business address is 1480 Terrell Mill Road, Suite 1, Marietta, Georgia 30067.

 (7) Represents 100% of the Series B-3 Redeemable Preferred Stock prior to and after the Offering.

 (8) The business address of Stephens Holding Company is 111 Center Street, Little Rock, Arkansas 72201.

 (9) Represents shares issuable upon the exercise of warrants to purchase Common Stock. The business address of Sirrom is 500 Church Street, Suite 200, Nashville, Tennessee 37219.

(10) Represents 100% of the Series B-2 Redeemable Preferred Stock prior to and after the Offering. The business address of WorldCom is 515 East Amite Street, Jackson, Mississippi 39201-2702.

(11) Includes 3,275 shares issuable upon the exercise of stock options.

(12) Represents shares issuable upon the exercise of stock options.

(13) Includes 22,075 shares issuable upon the exercise of stock options, 18,333 shares issuable upon the conversion of Series A Convertible Preferred Stock and 7,407 shares issuable upon the conversion of convertible subordinated indebtedness.

                          DESCRIPTION OF CAPITAL STOCK

    The Company is authorized to issue 300,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 350,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"). The Board of Directors has designated the terms of and has caused the Company to issue four separate series of Preferred Stock, designated as Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series B-2 Redeemable Preferred Stock and Series B-3 Redeemable Preferred Stock, respectively. As of the date hereof, there were 72,828 shares of Common Stock outstanding and held of record by 31 persons, 96,922 shares of Series A Convertible Preferred Stock outstanding and held of record by three persons, 5,000 shares of Series B Convertible Preferred Stock outstanding and held of record by one person, 111,960 shares of Series B-2 Redeemable Preferred Stock outstanding and held of record by one person, and 6,666 shares of Series B-3 Redeemable Preferred Stock outstanding and held of record by one person.

    The summaries of the terms of the Common Stock and Preferred Stock below and elsewhere in this Prospectus are qualified in their entirety by reference to the Certificate of Incorporation and the Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of Delaware law.

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Stockholders casting a plurality of votes of the stockholders entitled to vote in an election of directors may elect each of the directors standing for election, subject to terms of a Stockholders' Agreement which shall terminate on the Closing Date. With regard to all other matters, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote generally is required to approve a proposal submitted to the stockholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore, subject to any preferential dividend rights of the holders of any class or series of Preferred Stock that may then be issued and outstanding. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company that may be available after the payment of all debts and other liabilities and subject to the prior rights of the holders of any class or series of Preferred Stock that may be issued and outstanding at such time. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock offered in the Offering, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue.

PREFERRED STOCK

    Preferred Stock may be issued from time to time by the Board of Directors, without stockholder approval, in one or more classes or series. Subject to the provisions of the Certificate of Incorporation and the limitations prescribed by applicable law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares of Preferred Stock, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of Preferred Stock, in each case without any further action or vote by the stockholders, as long as such action is taken prior to issuance of any shares in the applicable class.

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
    One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank senior to the Common Stock as to dividend rights and liquidation preference, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.

SERIES A CONVERTIBLE PREFERRED STOCK

    The Series A Convertible Preferred Stock consists of 100,000 shares having a stated value of $72.69 per share. Holders of Series A Convertible Preferred Stock are entitled to vote on all matters submitted to a vote of stockholders, together as a single class with the holders of the Common Stock. With respect to any such vote, each share of the Series A Convertible Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted shares of the Series A Convertible Preferred Stock into shares of Common Stock (in the manner described below). Shares of the Series A Convertible Preferred Stock shall be entitled to receive dividends or distributions if such are declared by the Board of Directors and consented to by any secured lender to the Company at the time of such dividend or distribution. Upon the liquidation, dissolution or winding-up of the Company, each share of the Series A Convertible Preferred Stock is entitled to a liquidation preference over the then outstanding Common Stock and any other then outstanding series or class of stock ranking junior to the Series A Convertible Preferred Stock upon liquidation in an amount equal to the stated value of the Series A Convertible Preferred Stock on the date of such liquidation, dissolution or winding-up of the Company.

    Subject to certain restrictions, each share of Series A Convertible Preferred Stock is convertible at any time, at the option of the holder, into one share of Common Stock (subject to possible adjustment for certain stock splits, stock dividends, reverse stock splits, recapitalizations and similar events). Simultaneously with the consummation of an initial public offering of the capital stock of the Company pursuant to an effective registration statement under the Securities Act, and all applicable state securities laws such that the Company receives at least $15,000,000 in proceeds from such offering, each share of the Series A Convertible Preferred Stock shall automatically convert into one share of Common Stock. The foregoing conversion rights shall terminate in the event of a consolidation, merger or share exchange to which the Company is a party, or sale of all or substantially all of the assets of the Company, which transaction is effected in such a way that the holders of the Common Stock shall be entitled to receive stock, cash, securities or other assets with respect to or in exchange for shares of Common Stock. The Series A Convertible Preferred Stock is not redeemable by the Company, except with the consent of all holders of the Preferred Stock or pursuant to the Stockholders' Agreement.

    The outstanding shares of Series A Convertible Preferred Stock are fully paid and nonassessable. Such shares will be converted into shares of Common Stock upon consummation of the Offering.

SERIES B CONVERTIBLE PREFERRED STOCK

    The Series B Convertible Preferred Stock consists of 5,000 shares having a stated value of $100 per share. Holders of Series B Convertible Preferred Stock are not entitled to vote on any matters submitted to a vote of stockholders except as required by applicable law. Subject to certain restrictions imposed by Delaware law and the Company's senior secured lenders, shares of the Series B Convertible Preferred Stock shall be entitled to receive cash dividends at an annual rate equal to 9.0% of the stated value of such shares, calculated on the basis of a 360-day year consisting of twelve 30-day months, accruing and payable on a quarterly basis. In the event the foregoing dividends are not paid to the holders of the Series B

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Convertible Preferred Stock, such dividends shall accumulate. No dividends may be paid to the holders of any stock ranking junior to the Series B Convertible Preferred Stock unless all accrued but unpaid dividends have been paid on the Series B Convertible Preferred Stock. Further, whenever dividends payable on the Series B Convertible Preferred Stock are not paid in full, the Company shall not redeem, purchase or otherwise acquire for consideration any share of stock junior to the Series B Convertible Preferred Stock or on parity with such stock, subject to certain exceptions. Upon the liquidation, dissolution or winding-up of the Company, each share of the Series B Convertible Preferred Stock is entitled to a liquidation preference over the then outstanding Common Stock and any other then outstanding series or class of stock ranking junior to the Series B Convertible Preferred Stock upon liquidation (which includes the Series A Convertible Preferred Stock) in an amount equal to the stated value of the Series B Convertible Preferred Stock on the date of such liquidation, dissolution or winding-up of the Company, plus the amount of any dividends accrued and unpaid as of the date of liquidation, dissolution or winding up (whether or not declared or currently payable) on the shares of the Series B Convertible Preferred Stock. The holders of the Series B Convertible Preferred Stock shall not be entitled to any other liquidation rights.

    Subject to certain restrictions, each share of Series B Convertible Preferred Stock shall be convertible into Common Stock at any time after the third anniversary of the date that the first shares of the Series B Convertible Preferred Stock were issued to any holder (i.e., May 10, 1999), at the option of the holder thereof. The conversion rate for the Series B Convertible Preferred Stock shall be computed on the basis of a $90 per share price for the Common Stock such that the holder shall be entitled to that number of shares of Common Stock upon conversion of any share of the Series B Convertible Preferred Stock computed as follows: the result of the stated value for each share of the Series B Convertible Preferred Stock, plus the amount of any dividends accrued and unpaid as of the conversion date (whether or not currently payable) on such share divided by $90 (subject to possible adjustment for certain stock splits, stock dividends, reverse stock splits, recapitalizations and similar events). The foregoing conversion rights shall terminate in the event of a consolidation, merger or share exchange to which the Company is a party, or sale of all or substantially all the assets of the Company, in such a way that the holders of the Common Stock shall be entitled to receive stock, cash, securities or other assets with respect to or in exchange for shares of Common Stock.

    The Company shall have the right to call any number of the shares of the Series B Convertible Preferred Stock, at its discretion, by giving five days written notice to the holders of the shares of the Series B Convertible Preferred Stock to be called. The purchase price for any shares called shall be the stated value of such shares, plus the amount of any dividends accrued and unpaid as of the call date (whether or not currently payable) on the shares called. The shares of the Series B Convertible Preferred Stock shall be called on a pro rata basis unless otherwise agreed by all holders of shares of the Series B Convertible Preferred Stock. In the event that the Company makes a public offering of its capital stock pursuant to a registration statement under the Securities Act covering any of its debt or equity securities such that the Company shall receive at least $5,000,000 in net proceeds, then each holder of shares of the Series B Convertible Preferred Stock shall have the right, upon written notice to the Company, to require the Company to purchase at the closing of such public offering all of its shares of the Series B Convertible Preferred Stock, subject to certain limitations provided under Delaware law. The purchase price for any shares to be put to the Company pursuant to the foregoing shall equal the sum of the stated value of such shares, plus the amount of any dividends accrued and unpaid as of the put date (whether or not currently payable) on the put shares.

    The outstanding shares of Series B Convertible Preferred Stock are fully paid and nonassessable. Such shares will be redeemed using a portion of the net proceeds of the Offering.

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
SERIES B-2 REDEEMABLE PREFERRED STOCK

    The Series B-2 Redeemable Preferred Stock consists of 150,000 shares having a stated value of $100 per share. Holders of Series B-2 Redeemable Preferred Stock are not entitled to vote on any matters submitted to a vote of stockholders except as required by law. Subject to certain restrictions imposed by Delaware law and the Company's senior secured lenders, shares of the Series B-2 Redeemable Preferred Stock shall be entitled to receive cash dividends at an annual rate equal to 8.5% of the stated value of the shares of Series B-2 Redeemable Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months, accruing and payable on a semi-annual basis. In the event the foregoing dividends are not paid to the holders of the Series B-2 Redeemable Preferred Stock, such dividends shall accumulate. No dividends may be paid to the holders of any stock ranking junior to the Series B-2 Redeemable Preferred Stock unless all accrued but unpaid dividends have been paid on the Series B-2 Redeemable Preferred Stock. Further, whenever dividends payable on the Series B-2 Redeemable Preferred Stock are not paid in full, the Company shall not redeem, purchase or otherwise acquire for consideration any share of stock junior to the Series B Preferred Stock or on parity with such stock, subject to certain exceptions. Upon the liquidation, dissolution or winding-up of the Company, each share of the Series B-2 Redeemable Preferred Stock is entitled to a liquidation preference over the then outstanding Common Stock and any other then outstanding series or class of stock ranking junior to the Series B-2 Redeemable Preferred Stock upon liquidation in an amount equal to the stated value of the Series B-2 Redeemable Preferred Stock on the date of such liquidation, dissolution or winding-up of the Company, plus the amount of any dividends accrued and unpaid as of the date of liquidation, dissolution or winding up (whether or not declared or currently payable). The holders of the Series B-2 Redeemable Preferred Stock shall not be entitled to any other liquidation rights. The Series B-2 Redeemable Preferred Stock is not convertible into any other security.

    The Company shall have the right to call any number of the shares of the Series B-2 Redeemable Preferred Stock, at its discretion, by giving five days written notice to the holders of the shares of the Series B-2 Redeemable Preferred Stock to be called. The purchase price for any shares called shall be the stated value of such shares, plus the amount of any dividends accrued and unpaid as of the call date (whether or not currently payable) on the shares called. The shares of the Series B-2 Redeemable Preferred Stock shall be called on a pro rata basis unless otherwise agreed by all holders of shares of the Series B-2 Redeemable Preferred Stock. Each holder of shares of the Series B-2 Redeemable Preferred Stock has the right, commencing on the fifth anniversary of the issuance of such shares to the holder, to require the Company to purchase all of the shares of the Series B-2 Redeemable Preferred Stock held by such holder, subject to certain limitations provided under Delaware law. The purchase price for any shares to be put to the Company pursuant to the foregoing shall equal the sum of the stated value of such shares, plus the amount of any dividends accrued and unpaid as of the put date (whether or not currently payable) on the put shares.

    The outstanding shares of Series B-2 Redeemable Preferred Stock are fully paid and nonassessable.

SERIES B-3 REDEEMABLE PREFERRED STOCK

    The Series B-3 Redeemable Preferred Stock consists of 10,000 shares having a stated value of $300 per share. Holders of Series B-3 Redeemable Preferred Stock are not entitled to vote on any matters submitted to a vote of stockholders except as required by law. Subject to certain restrictions imposed by Delaware law and the Company's senior secured lenders, shares of the Series B-3 Redeemable Preferred Stock shall be entitled to receive cash dividends at an annual rate equal to 6.0% of the stated value of such shares, calculated on the basis of a 360-day year consisting of twelve 30-day months, accruing and payable on a quarterly basis. In the event the foregoing dividends are not paid to the holders of the Series B-3 Redeemable Preferred Stock, such dividends shall accumulate. No dividends may be paid the holders of any stock ranking junior to the Series B-3 Redeemable Preferred Stock unless all accrued but unpaid dividends have been paid on the Series B-3 Redeemable Preferred Stock. Further, whenever dividends payable on the Series B-3 Redeemable Preferred Stock are not paid in full, the Company shall not redeem, purchase or otherwise acquire for consideration any share of stock junior to the Series B-3 Redeemable Preferred Stock or on parity with such stock, subject to certain exceptions. Upon the liquidation, dissolution or winding-up of the Company, each share of the Series B-3 Redeemable Preferred Stock is entitled to a liquidation preference over the then outstanding Common Stock and any other then outstanding series or class of stock ranking junior to the Series B-3 Redeemable Preferred Stock upon liquidation in an amount equal to the stated value of the Series B-3 Redeemable Preferred Stock on the date of such liquidation, dissolution or winding-up of the Company, plus the amount of dividends on a prorated basis accrued as of the effective date of such liquidation, dissolution or winding up since the last dividend payment (whether or not currently payable). The holders of the Series B-3 Preferred Stock shall not be entitled to any other liquidation rights. The Series B-3 Redeemable Preferred Stock is not convertible into any other security.

    The Company shall have the right to call any number of the shares of the Series B-3 Redeemable Preferred Stock, at its discretion, by giving five days written notice to the holders of the shares of the Series B-3 Redeemable Preferred Stock to be called. The purchase price for any shares called shall be the stated value of such shares, plus the amount of any dividends accrued and unpaid as of the call date (whether or not currently payable) on the shares called. The Company may not, however, exercise this call right before five years from the date of issuance of the shares to the holder unless the holder consents to such call. The purchase price shall be the stated value of such shares, plus the amount of any dividends accrued and unpaid as of the call date (whether or not currently payable) on the shares so called. The shares of the Series B-3 Redeemable Preferred Stock shall be called on a pro rata basis unless otherwise agreed by all holders of shares of the Series B-3 Redeemable Preferred Stock. Each holder of shares of the Series B-3 Redeemable Preferred Stock has the right, commencing on the fifth anniversary of the issuance of such shares to the holder, to require the Company to purchase all of the shares of the Series B-3 Redeemable Preferred Stock held by such holder, subject to certain limitations provided under Delaware law. The purchase price for any shares to be put to the Company pursuant to the foregoing shall equal the sum of the stated value of such shares, plus the amount of any dividends accrued and unpaid as of the put date (whether or not currently payable) on the put shares.

    The outstanding shares of Series B-3 Redeemable Preferred Stock are fully paid and nonassessable.

CERTAIN PROVISIONS OF DELAWARE LAW

    Upon consummation of the Offering, as a publicly-held company, ILD will be subject to the provisions of Section 203 of the Delaware Code ("Section 203").
Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person, or an affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (i) prior to such date either the transaction which resulted in the person becoming an interested stockholder, or the business combination, is approved by the board of directors, (ii) upon consummation of the transaction which resulted in such person becoming an interested stockholder, the interested stockholder owned 85% or more of the outstanding voting stock of the corporation (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans) or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an "interested stockholder" is defined as any person who is
(i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

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
WARRANTS TO PURCHASE COMMON STOCK

    In consideration of the Sirrom/Reedy Loan, the Company granted Sirrom and Reedy River warrants to purchase 5,429 and 1,810 shares of Common Stock, respectively, at an exercise price of $.01 per share. The number of shares of Common Stock underlying the warrants issued to Sirrom will increase to 7,239 shares, 9,085 shares, and 10,967 shares on each of May 13, 1999, May 13, 2000, and May 13, 2001, respectively, and the number of shares of Common Stock underlying the warrants issued to Reedy River will increase to 2,413 shares, 3,028 shares and 3,656 shares on each of May 13, 1999, May 13, 2000 and May 13, 2001, respectively, in each case if the Sirrom/Reedy Loan is outstanding on such dates. The warrants are exercisable any time on or prior to June 30, 2001. Certain other individuals and entities also hold warrants to purchase an aggregate of 6,000 shares of Common Stock at an exercise price of $90 per share, which warrants are exercisable at any time prior to May 10, 2006. See "Certain Transactions-- Sirrom/Reedy Loan."

INDEMNIFICATION OF DIRECTORS AND OFFICERS; LIMITATION OF MONETARY LIABILITY

    Section 145 of the Delaware Code permits a Delaware corporation to indemnify an officer, director, employee or agent in respect of claims made by reason of his or her status with the corporation, including stockholder derivative suits, provided he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Expenses actually and reasonably incurred in the defense of any such action may be paid by the corporation in advance of final disposition upon receipt of an undertaking from the officer or director to repay the advances if there is an ultimate determination that he or she is not entitled to be indemnified. Article 8 of the Certificate of Incorporation provides such indemnification to the full extent permitted by law. The Company intends to purchase directors' and officers' liability coverage to insure its indemnification of the Company's directors and officers.

    Pursuant to Section 102 of the Delaware Code, Article 6 of the Certificate of Incorporation exonerates the Company's directors from personal liability to the Company or its stockholders for monetary damages for breach of the fiduciary duty of care as a director, provided that Article 6 does not eliminate or limit liability for any breach of the directors' duty of loyalty, acts or omissions not in good faith, intentional misconduct, knowing violations of law, improper declarations of dividends, stock purchases or redemptions or for any transaction from which a director derived an improper personal benefit. Article 6 does not eliminate a stockholder's right to seek non-monetary equitable remedies, such as an injunction or rescission, to redress an action taken by the directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has been no public market for the Common Stock. Sales of substantial amounts of shares of the Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the market price of the Common Stock prevailing from time to time and could impair the Company's ability to raise capital in the future through sales of its equity securities at a time and price which it deems appropriate.

    Upon completion of the Offering, assuming no exercise of outstanding options
or warrants, the Company will have       outstanding shares of Common Stock and
immediately exercisable options and warrants to purchase       additional shares
of Common Stock. Of the       shares of Common Stock to be outstanding upon the
completion of the Offering, the       shares of Common Stock sold in the
Offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Affiliates"), may generally
only be sold in compliance with Rule 144. The remaining       shares of Common
Stock are "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration such as that provided by Rule 144 or Rule 701.

SALES OF RESTRICTED SECURITIES

    Upon completion of the Offering, subject to the provisions of Rule 144, shares of Common Stock will be eligible for immediate sale in the public market pursuant to Rule 144(k). Beginning 90 days after the date of this
Prospectus, an additional       shares will become eligible for immediate sale
in the public market subject to the provisions of Rule 144 and Rule 701. Beginning 180 days after the date of this Prospectus (or earlier with the written consent of NationsBanc Montgomery Securities LLC in its discretion), additional shares will be available for immediate sale in the public market, subject to the provisions of Rule 144 and Rule 701, upon the expiration of the Lock-Up Agreements between the Underwriters and the directors, executive officers and certain other stockholders of the Company. See "--Lock-Up Agreements."

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including a person who may be deemed an Affiliate of the Company, is entitled to sell, within any three-month period, a number of shares of Common Stock equal to the greater of (i) 1% of the outstanding Common Stock (approximately shares after giving effect to the Offering) and (ii) the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and availability of current public information about the Company. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years, would be entitled to sell such shares immediately following the Offering without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144.

    Under Rule 701, subject to certain limitations, securities issued to employees, directors, officers, consultants and advisors pursuant to a written compensatory benefit plan by an issuer that is not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may be resold pursuant to Rule 144 by persons other than Affiliates beginning 90 days after the date of this Prospectus without compliance with the provisions of Rule 144 other than the manner of sale provisions. Beginning 90 days after the date of this Prospectus, Affiliates may sell securities issued pursuant to Rule 701 subject to all of the provisions of Rule 144 except the one year holding period requirement.

OPTIONS AND WARRANTS

    Of the    shares of Common Stock that, as of the completion of the Offering, will be issuable pursuant to their terms upon the exercise of outstanding
options and warrants,       will be eligible for sale in the public market
subject to the provisions of Rule 144 and Rule 701 beginning 90 days after the date of this Prospectus. Beginning 180 days after the date of this Prospectus (or earlier with the written consent of NationsBanc Montgomery Securities LLC),
an additional       of these shares will become eligible for sale in the public market subject to the provisions of Rule 144 and Rule 701 upon the expiration of the Lock-Up Agreements. See "Management--Executive Compensation" and "--Lock-Up Agreements."

    The Company intends to file one or more registration statements on Form S-8
under the Securities Act to register       shares of Common Stock issuable upon
the exercise of outstanding stock options and warrants or that are available for issuance pursuant to the Company's stock option plans. Shares of Common Stock covered by these registration statements will thereupon be eligible for sale in the public markets subject to Lock-Up Agreements, if applicable, and compliance with certain provisions of Rule 144 by Affiliates.

LOCK-UP AGREEMENTS

    Certain stockholders and all executive officers and directors of the Company have agreed, pursuant to the Lock-Up Agreements, that they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of an aggregate
of       shares of Common Stock, options and warrants to purchase an aggregate
of       shares of Common Stock or any securities exchangeable or exercisable for or convertible into shares of Common Stock beneficially owned by them or any such securities hereafter acquired by them for a period of 180 days after the date of this Prospectus. In addition, the Company has agreed, pursuant to the underwriting agreement (the "Underwriting Agreement") by and between the Company and the Underwriters, that it will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer or establish an open put equivalent position or otherwise dispose of or transfer, or announce the offering of or file any registration statement under the Securities Act in respect of, any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus other than options or shares pursuant to the Plans if the holders thereof agree in writing not to sell, offer, dispose of or otherwise transfer such options or shares during the 180-day lock-up period without the prior written consent of NationsBanc Montgomery Securities LLC.

REGISTRATION RIGHTS

    The Company has granted to 14 holders of an aggregate of 68,870 shares of Common Stock, 6,000 shares of Common Stock issuable upon the exercise of warrants to purchase Common Stock and 98,461 shares of Common Stock issuable upon the conversion of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (as well as any other shares of Common Stock acquired by such holders) certain rights with respect to the registration under the Securities Act of shares of Common Stock owned by them from time to time (the "Registerable Securities"), pursuant to the Second Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement"). Each holder of Registerable Securities that is a party to the Registration Rights Agreement has demand registration rights during the period commencing not less than 180 days after the effective date of the first registration statement filed by the Company in connection with the public offering of its capital stock and the listing of such capital stock on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market and ending on that date when all Registerable Securities held by such holder are eligible for resale pursuant to Rule 144. The holder or holders of Registerable Securities who individually or in the aggregate hold not less than 50,000 Registerable Securities are entitled to request one registration of such number of Registerable Securities requested by the holder for the sole purpose of distributing such Registerable Securities to the equity owners of such holder, provided that such request shall not be for less than 25,000 Registerable Securities. In addition, each holder of Registerable Securities, as well as WorldCom, Sirrom and Reedy, has piggyback registration rights, subject to certain limitations, in the event the Company proposes to register any sale of any of its Common Stock for its own account or for the account of its stockholders. The Company is obligated to bear all expenses in connection with the registration of the shares of Common Stock pursuant to its demand and piggyback registration obligations except (i) all underwriting expenses incurred by the holder of such shares, including underwriting discounts and commissions (ii) all fees and disbursements of counsel for such holders and
(iii) certain additional expenses agreed to be paid by the holders of such shares. Each party to the Registration Rights Agreement has agreed that during the one-year period following completion of the Offering, such party will not exercise any demand rights and, for the 180-day lock-up period, such party will not exercise any other right with regard to the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without the prior written consent of NationsBanc Montgomery Securities LLC.

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities LLC, Raymond James & Associates, Inc. and Interstate/Johnson Lane Corporation (the "Representatives"), have severally agreed, subject to the terms and conditions in the Underwriting Agreement to purchase from the Company the number of shares of Common Stock indicated below opposite its name, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

                                                                                   NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------  ----------
NationsBanc Montgomery Securities LLC............................................

Raymond James & Associates, Inc..................................................

Interstate/Johnson Lane Corporation..............................................
                                                                                   ----------

    Total........................................................................
                                                                                   ----------
                                                                                   ----------

    The Representatives have advised the Company that the Underwriters propose initially to offer the shares of Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a concession of not more than $ per share; and the Underwriters may
allow, and such dealers may reallow, a concession of not more than $     per
share to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted to the Underwriters an over-allotment option, exercisable for 30 days from the date of this Prospectus, to purchase up to a
maximum of        additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent the Underwriters exercise such over-allotment option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may exercise this over-allotment option only to cover over-allotments made in connection with the Offering.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    Under the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), when more than 10% of the proceeds of a public offering of equity securities, not including underwriting compensation, are to be paid to members of the NASD participating in such public offering of equity securities or affiliates of such members, the public offering price at which such securities are distributed to the public must be no higher than that recommended by a qualified independent underwriter meeting certain standards. NationsBanc Montgomery Securities LLC is a member of the NASD and is an affiliate of NationsBank, the lender under the Credit Agreement. Nationsbank will receive more than 10% of the net proceeds from this Offering as a result of the use of such proceeds to repay the borrowings under the Credit Agreement. See "Use of Proceeds." As a result, this Offering is being made in compliance with paragraph
(8) of Rule 2710(c) the Conduct Rules of the NASD which relates to offerings with respect to which net proceeds are directed to members of the NASD. Raymond James & Associates, Inc. will act as a qualified independent underwriter in connection with the Offering and assume the customary responsibilities of acting as a qualified independent underwriter in pricing and conducting due diligence for this Offering.

    The Company's executive officers and directors and certain stockholders of the Company have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any share of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock, except for the exercise of stock options and shares of Common Stock disposed of as bona fide gifts, subject in each case to any remaining portion of the 180-day period applying to shares issued or transferred. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities for a period of 180 days after the effective date of this Offering without the prior written consent of NationsBanc Montgomery Securities LLC except for securities issued by the Company in connection with acquisitions, for grants of stock options and for exercises of outstanding stock options and warrants and conversions of outstanding convertible securities, subject in each case to any remaining portion of the 180-day period applying to shares issued or transferred. Each party to the Registration Rights Agreement has agreed that during the one-year period following completion of the Offering, such party will not exercise any demand rights and, for the 180-day lock-up period, such party will not exercise any other right with regard to the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without the prior written consent of NationsBanc Montgomery Securities LLC.

    At the request of the Company, the Underwriters have reserved up to shares of Common Stock for sale at the Price to Public set forth on the cover page of this Prospectus to certain officers, directors, employees and other persons designated by the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

    In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and, in such case, may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover
all or a portion of such short position, up to        shares of Common Stock, by
exercising the Underwriters' over-allotment option referred to above. In addition, NationsBanc Montgomery Securities LLC on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

    The Representatives have informed the Company that the Underwriters do not intend to confirm sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

    Prior to the Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price was determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the history of and prospects for the Company and the industries in which it operates, an assessment of the Company's management, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of securities markets at the time of the Offering and the market price of publicly traded stock of comparable companies in recent periods.

                                 LEGAL MATTERS

    The legality of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Cashin, Morton & Mullins, Atlanta, Georgia, and Alston & Bird LLP, Atlanta, Georgia. C. Read Morton, Jr., a partner in Cashin, Morton & Mullins, is a director of the Company and owns options to acquire 1,275 shares of Common Stock. See "Management" and "Stock Ownership." Certain legal matters related to the Offering will be passed upon for the Underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Predecessor for the fiscal year ended December 31, 1995 and for the period from January 1, 1996 to May 9, 1996, and the consolidated financial statements of the Company as of December 31, 1996 and September 30, 1997 and for the period from May 10, 1996 (date of commencement of operations) to December 31, 1996 and for the nine month period ended September 30, 1997 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of WorldCom--San Antonio (as defined) as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Interlink as of and for the year ended September 30, 1997 included in this Prospectus have been so included in reliance on the report of Smith & Howard, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a registration statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement, including the exhibits and schedules filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are necessarily summaries, and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

    After effectiveness of the Registration Statement, the Company will file periodic reports and other information with the Commission under the Exchange Act. The Registration Statement, including the exhibits and schedules thereto, and the periodic reports and other information filed in connection therewith, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov. Copies of such material also can be obtained from the Company upon request.

                          ILD TELECOMMUNICATIONS, INC.

                         INDEX TO FINANCIAL STATEMENTS

    The financial statements of the Company and those of its acquirees and Predecessor, notes to the respective financial statements and the related respective reports of the independent accountants thereon are included in this Prospectus at the page indicated and annexed hereto.

                                                                                                               PAGE
                                                                                                             ---------
UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS OF ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

Consolidated Balance Sheets as of December 31, 1996 and 1997...............................................        F-3

Consolidated Statements of Income for the three months ended December 31, 1996 and 1997....................        F-4

Consolidated Statements of Cash Flows for the three months ended December 31, 1996 and 1997................        F-5

Notes to Consolidated Interim Financial Statements.........................................................        F-6

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

Report of Independent Accountants..........................................................................       F-10

Consolidated Balance Sheets as of December 31, 1996 and September 30, 1997.................................       F-11

Consolidated Statements of Income for the period from May 10, 1996 (inception) to December 31, 1996 and the
  nine-month period ended September 30, 1997...............................................................       F-12

Consolidated Statements of Stockholders' Equity (Deficit) for the period from May 10, 1996 (inception) to
  December 31, 1996 and the nine-month period ended September 30, 1997.....................................       F-13

Consolidated Statements of Cash Flows for the period from May 10, 1996 (inception) to December 31, 1996 and
  the nine-month period ended September 30, 1997...........................................................       F-14

Notes to Consolidated Financial Statements.................................................................       F-15

AUDITED FINANCIAL STATEMENTS OF INTERLINK TELECOMMUNICATIONS, INC.

Independent Auditors' Report...............................................................................       F-30

Balance Sheet as of September 30, 1997.....................................................................       F-31

Statement of Operations and Accumulated Deficit for the year ended September 30, 1997......................       F-32

Statement of Cash Flows for the year ended September 30, 1997..............................................       F-33

Notes to Financial Statements..............................................................................       F-34

                                                                                                               PAGE
                                                                                                             ---------
FINANCIAL STATEMENTS OF WORLDCOM--SAN ANTONIO (AS DEFINED)

Report of Independent Accountants..........................................................................       F-38

Audited Balance Sheets as of December 31, 1995 and 1996 and Unaudited Balance Sheet as of June 30, 1997....       F-39

Audited Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and Unaudited
  Statements of Operations for the six months ended June 30, 1996 and 1997.................................       F-40

Audited Statements of Changes in Equity for the years ended December 31, 1994, 1995 and 1996 and Unaudited
  Statements of Changes in Equity for the six months ended June 30, 1996 and 1997..........................       F-41

Audited Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and Unaudited
  Statements of Cash Flows for the six months ended June 30, 1996 and 1997.................................       F-42

Notes to Financial Statements..............................................................................       F-43

AUDITED FINANCIAL STATEMENTS OF INTELLICALL OPERATOR SERVICES BUSINESS

Report of Independent Accountants..........................................................................       F-48

Statements of Operations for the year ended December 31, 1995 and the period from January 1, 1996 to May 9,
  1996.....................................................................................................       F-49

Statements of Changes in Equity for the year ended December 31, 1995 and the period from January 1, 1996 to
  May 9, 1996..............................................................................................       F-50

Statements of Cash Flows for the year ended December 31, 1995 and the period from January 1, 1996 to May 9,
  1996.....................................................................................................       F-51

Notes to Financial Statements..............................................................................       F-52

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1997
                                                                                       ------------  ------------
                                                     ASSETS
Current assets
  Cash and cash equivalents..........................................................   $    2,271    $       66
  Restricted cash....................................................................       --             2,476
  Accounts receivable, net of allowance for doubtful accounts of $97 and $2,027,
    respectively.....................................................................        3,210        12,561
  Accounts receivable from affiliates................................................       --             1,382
  Other current assets...............................................................          507         1,105
                                                                                       ------------  ------------
    Total current assets.............................................................        5,988        17,590
Property and equipment, net..........................................................           14         6,580
Excess of cost over net assets acquired, net.........................................       --            30,853
Other assets, net....................................................................          418           535
                                                                                       ------------  ------------
    Total assets.....................................................................   $    6,420    $   55,558
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Trade accounts payable and other accrued liabilities...............................   $      814    $    5,913
  Accrued transmission, customer commissions, and billing charges (includes $2,984
    payable to affiliate in 1997)....................................................        2,163        10,515
  Accrued salaries, wages and other employee expenses................................       --               655
  Acquisition obligation.............................................................       --             2,700
  Current maturities of long-term obligations........................................       --             2,782
                                                                                       ------------  ------------
    Total current liabilities........................................................        2,977        22,565
Long-term obligations, less current maturities (including $4,000 face amount payable
  to affiliates in 1996 and 1997)....................................................        3,922        13,381
Commitments and contingencies
Series B-2 Redeemable Preferred Stock, $.01 par value; $100 stated value; 150,000
  shares authorized; 111,960 shares issued and outstanding in 1997...................       --            11,196
Series B-3 Redeemable Preferred Stock, $.01 par value; $300 stated value; 10,000
  shares authorized; 6,667 shares issued and outstanding in 1997.....................       --             2,000
Stockholders' equity (deficit)
  Series A and B Convertible Preferred Stock, $.01 par value; 105,000 shares
    authorized, issued and outstanding, respectively.................................            1             1
  Common Stock, $.01 par value; 300,000 shares authorized; 1,000 and 71,004 shares
    issued and outstanding, respectively.............................................       --                 1
  Additional paid-in capital.........................................................        2,042        10,631
  Stock subscription receivable from affiliate.......................................       --            (2,000)
  Retained deficit...................................................................       (2,522)       (2,217)
                                                                                       ------------  ------------
    Total stockholders' equity (deficit).............................................         (479)        6,416
                                                                                       ------------  ------------
    Total liabilities and stockholders' equity (deficit).............................   $    6,420    $   55,558
                                                                                       ------------  ------------
                                                                                       ------------  ------------

   The accompanying notes are an integral part of these consolidated interim financial statements.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                      THREE MONTHS   THREE MONTHS
                                                                                          ENDED          ENDED
                                                                                      DECEMBER 31,   DECEMBER 31,
                                                                                          1996           1997
                                                                                      -------------  -------------
Telecommunications revenues.........................................................    $   7,100      $  23,782
Cost of revenues....................................................................        6,431         19,129
                                                                                      -------------  -------------
  Gross profit......................................................................          669          4,653
Operating expenses:
  Selling, general and administrative...............................................          283          1,853
  Provision for doubtful accounts...................................................          176          1,596
  Depreciation and amortization.....................................................           17            604
                                                                                      -------------  -------------
    Total operating expenses........................................................          476          4,053
                                                                                      -------------  -------------
Income from operations..............................................................          193            600
Other income (expense):
  Interest expense..................................................................         (137)          (359)
  Interest income...................................................................           31             15
                                                                                      -------------  -------------
    Total other expense.............................................................         (106)          (344)
                                                                                      -------------  -------------
Income before provision for income taxes............................................           87            256
Provision for income taxes..........................................................       --                 93
                                                                                      -------------  -------------
Net income..........................................................................           87            163
Preferred dividend requirements.....................................................          (11)          (254)
                                                                                      -------------  -------------
Net income (loss) applicable to common stockholders.................................    $      76      $     (91)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Net income (loss) per share applicable to common stockholders:
  Basic.............................................................................    $    9.29      $   (1.40)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Diluted...........................................................................    $    0.65      $   (1.40)
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Shares used in computing net income (loss) per share applicable to common stockholders:
  Basic.............................................................................        8,238         64,747
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Diluted...........................................................................      118,510         64,747
                                                                                      -------------  -------------
                                                                                      -------------  -------------

   The accompanying notes are an integral part of these consolidated interim financial statements.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                      THREE MONTHS   THREE MONTHS
                                                                                          ENDED          ENDED
                                                                                      DECEMBER 31,   DECEMBER 31,
                                                                                          1996           1997
                                                                                      -------------  -------------
Cash flows from operating activities:
  Net income........................................................................    $      87      $     163
  Adjustments to reconcile net income to cash provided by (used in)
  operating activities:
    Depreciation and amortization...................................................           17            604
    Provision for doubtful accounts.................................................          176          1,596
    Other...........................................................................           21             40
    Changes in operating assets and liabilities, net of effect of acquisition:
      Increase in restricted cash...................................................       --             (2,476)
      Increase in accounts receivable...............................................         (356)        (5,334)
      Decrease in accounts receivable from affiliates...............................       --                247
      Increase in other current assets..............................................          (22)          (569)
      (Increase) decrease in other assets...........................................           (5)           136
      Increase (decrease) in trade accounts payable and other accrued liabilities...         (114)         1,311
      Increase in accrued transmission, customer commissions and billing charges....          641          2,942
      Decrease in accrued salaries, wages, and other employee expenses..............       --                (31)
                                                                                           ------    -------------
        Net cash provided by (used in) operating activities.........................          445         (1,371)
                                                                                           ------    -------------
Cash flows from investing activities:
  Purchase of Interlink, net of cash................................................       --             (2,192)
  Purchase of property and equipment................................................           (1)        (1,180)
                                                                                           ------    -------------
        Net cash used in investing activities.......................................           (1)        (3,372)
                                                                                           ------    -------------
Cash flows from financing activities:
  Net borrowings on long-term debt..................................................       --              3,451
  Proceeds from sales-leaseback of equipment........................................       --              1,000
                                                                                           ------    -------------
        Net cash provided by financing activities...................................       --              4,451
                                                                                           ------    -------------
Net increase (decrease) in cash and cash equivalents................................          444           (292)
Cash and cash equivalents at beginning of period....................................        1,827            358
                                                                                           ------    -------------
Cash and cash equivalents at end of period..........................................    $   2,271      $      66
                                                                                           ------    -------------
                                                                                           ------    -------------
Supplemental cash flow information:
Common Stock issued in acquisition of Interlink.....................................    $  --          $   2,820
                                                                                           ------    -------------
                                                                                           ------    -------------
Series B-3 Redeemable Preferred Stock issued in acquisition of Interlink............    $  --          $   2,000
                                                                                           ------    -------------
                                                                                           ------    -------------

   The accompanying notes are an integral part of these consolidated interim financial statements.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The interim consolidated financial statements are those of ILD Teleservices, Inc. and subsidiary (the "Company"). These interim consolidated financial statements and notes thereto are prepared pursuant to the requirements for reporting on Form 10-Q and should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in this Prospectus. In the opinion of management, the interim consolidated financial statements reflect all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the consolidated financial position and consolidated results of operations for the interim periods. The current period consolidated results of operations are not necessarily indicative of results which ultimately will be reported for the full fiscal year ended September 30, 1998.

2. RESTRICTED CASH

    Restricted cash represents collections from LECs which are contractually owed to the Company's billing and collections customers but have not been remitted due to timing. A corresponding liability is recorded in the Company's balance sheet.

3. ACQUISITION OF INTERLINK TELECOMMUNICATIONS, INC.

    Effective December 15, 1997, the Company acquired all of the outstanding common stock of Interlink Telecommunications, Inc. ("Interlink"), a facilities-based reseller of long distance services and provider of enhanced services including prepaid debit cards, prepaid local service and operator services. Interlink is located in Atlanta, Georgia and principally serves the southeastern United States.

    The acquisition of Interlink common stock was accomplished by payment of the following consideration: (i) $2,000,000 in cash, (ii) $2,700,000 in the form of a promissory note payable due $1,800,000 on December 31, 1997 and $900,000 on March 31, 1998 bearing no interest, (iii) $1,000,000 in the form of a promissory note payable due $250,000 on a quarterly basis commencing September 30, 1998 with interest at 9% per annum also payable quarterly, (iv) 16,117 Shares of the Company's Common Stock valued at $175 per share, (v) 6,667 shares of the Company's Series B-3 Redeemable Preferred Stock which is mandatorily redeemable, and (vi) a five year consulting agreement for $850,000 payable $425,000 on June 1, 1998 and $425,000 on June 1, 1999. The $1,800,000 payment due on December 31,
1997 was paid on January 2, 1998. The cash portion of the purchase price was funded from the NationsBank revolving credit facility. Each share of the Series B-3 Redeemable Preferred Stock has a stated value of $300 and entitles the holder to receive an annual cumulative dividend of 6%, payable quarterly. Subject to certain restrictions in loan agreements, each holder has the right, commencing on the fifth anniversary date after issuance, to require the Company to purchase the holder's shares at the stated value making it mandatorily redeemable.

    The acquisition was accounted for as a purchase whereby the purchase price over the net assets acquired has been recorded based upon the fair values of the assets acquired and liabilities assumed. This allocation was based on preliminary estimates and may be revised at a later date. The Company's consolidated statements of income include the results of operations of Interlink since December 15, 1997.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

                                  (UNAUDITED)

3. ACQUISITION OF INTERLINK TELECOMMUNICATIONS, INC. (CONTINUED)
    A summary of the Interlink excess of cost over net assets acquired for financial reporting purposes is as follows (in thousands):

                                                                                     DECEMBER 31, 1997    LIFE
                                                                                     -----------------  ---------
Goodwill...........................................................................      $   9,678       25 years
Non-compete agreement..............................................................          2,000        5 years
Other..............................................................................            850        5 years
                                                                                           -------
                                                                                            12,528
Accumulated amortization...........................................................            (40)
                                                                                           -------
                                                                                         $  12,488
                                                                                           -------
                                                                                           -------

    The following unaudited pro forma combined results of operations of the Company assume that the Interlink acquisition was completed on October 1, 1996. These pro forma amounts represent historical operating results of Interlink combined with those of the Company with appropriate adjustments to give effect to interest expense and depreciation and amortization expense. These pro forma amounts also include the results of operations of a business acquired from WorldCom, Inc. on September 1, 1997 (see Note 3 of Notes to the Company's Consolidated Financial Statements for the fiscal period ended September 30,
1997), as if such business had been acquired on October 1, 1996.

    These pro forma amounts are not necessarily indicative of consolidated operating results which would have been included in the operations of the Company during the periods presented, or which may result in the future, because those amounts do not reflect full transmission and switched service cost optimization, and the synergistic effect on operating, selling, general and administrative expenses nor do the amounts reflect any higher costs associated with unanticipated integration or other organizational activities the Company may be forced to undertake as a result of the acquisitions.

                                                                         THREE MONTHS ENDED   THREE MONTHS ENDED
                                                                          DECEMBER 31, 1996    DECEMBER 31, 1997
                                                                         -------------------  -------------------
                                                                           (IN THOUSANDS)       (IN THOUSANDS)
Revenues...............................................................       $  29,871            $  26,122
Net loss applicable to common shareholders.............................            (208)                (238)
Net loss per share applicable to common stockholders:
  Basic................................................................       $   (7.19)           $   (3.06)
                                                                                -------              -------
                                                                                -------              -------
  Diluted..............................................................       $   (7.19)           $   (3.06)
                                                                                -------              -------
                                                                                -------              -------
Shares used in computing net loss per share applicable to common stockholders:
  Basic................................................................          28,942               77,886
                                                                                -------              -------
                                                                                -------              -------
  Diluted..............................................................          28,942               77,886
                                                                                -------              -------
                                                                                -------              -------

4. EARNINGS PER SHARE

    Basic net income per share has been computed in accordance with FAS 128 using the weighted average number of common shares outstanding. The provision and disclosure requirements for FAS 128

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

                                  (UNAUDITED)

4. EARNINGS PER SHARE (CONTINUED)
were required to be adopted for interim and annual periods ending after December 15, 1997, with restatement of earnings per share (EPS) for all prior periods.

    Diluted net income per share gives effect to all dilutive potential common shares that were outstanding during the periods.

    The following table sets forth a reconciliation of the numerator and denominator used in the basic and diluted EPS computation for the three months ended December 31, 1996 and 1997:

                                                                         THREE MONTHS ENDED   THREE MONTHS ENDED
                                                                            DECEMBER 31,         DECEMBER 31,
                                                                                1996                 1997
                                                                         -------------------  -------------------
Net income (in thousands)..............................................      $        87           $     163
  Preferred dividend requirements......................................              (11)               (254)
                                                                                --------             -------
  Net income (loss) applicable to common stockholders..................      $        76           $     (91)
                                                                                --------             -------
                                                                                --------             -------
Basic:
  Weighted average shares outstanding..................................            1,000              57,508
  Additional weighted average shares from assumed exercise of warrants issued for nominal consideration, net of shares assumed to be
    repurchased with exercise proceeds.................................            7,238               7,239
                                                                                --------             -------
  Weighted average number of shares outstanding used in the basic net income (loss) per share applicable to common stockholders
    calculation........................................................            8,238              64,747
                                                                                --------             -------
                                                                                --------             -------
  Net income (loss) per share applicable to common stockholders........      $      9.29           $   (1.40)
                                                                                --------             -------
                                                                                --------             -------
Diluted:
  Weighted average number of shares outstanding used in the basic net income (loss) per share applicable to common stockholders
    calculation........................................................            8,238              64,747
  Additional weighted average shares from assumed exercise of dilutive stock options, net of shares assumed to be repurchased with
    exercise proceeds..................................................           10,272              --
  Weighted average shares from assumed conversion of the Series A
    Convertible Preferred Stock........................................          100,000              --
                                                                                --------             -------
  Weighted average shares used in the diluted net income (loss) per
    share applicable to common stockholders calculation................          118,510              64,747
                                                                                --------             -------
                                                                                --------             -------
  Net income (loss) per share applicable to common stockholders........      $      0.65           $   (1.40)
                                                                                --------             -------
                                                                                --------             -------

    Options to purchase 21,675 shares of Common Stock at an exercise price of $24.20 per share were outstanding during the three months ended December 31, 1996 but were not included in the computation of diluted EPS because such exercise price was greater than the average fair value of the common shares. Options to purchase 47,525 shares of Common Stock at exercise prices ranging from $24.20 to $175.00 per

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

                                  (UNAUDITED)

4. EARNINGS PER SHARE (CONTINUED)
share were outstanding during the three months ended December 31, 1997 but were not included in the computation of diluted EPS because they were anti-dilutive. Warrants issued at inception to purchase 6,000 shares of Common Stock at an exercise price of $90 per share were outstanding during the periods but were not included in the computation of diluted EPS because such warrants were anti-dilutive. Additionally, $2,000,000 of subordinated notes convertible into 22,222 shares of Common Stock were excluded from the diluted calculation for the three months ended December 31, 1996 and 1997, as such conversion would be anti-dilutive.

5. SUBSEQUENT EVENT

    Effective January 1, 1998, the Company acquired the prepaid service operations of Intellicall, Inc. by payment of the following consideration: (i) $2,000,000 in cash, (ii) cancellation of a note in the original principal amount of $2,000,000 reflected as stock subscription receivable as of December 31, 1997, which amount was recorded upon the sale of 18,349 shares of Common Stock at $109 per share in September 1997, and (iii) $1,000,000 in the form of a promissory note due no later than December 31, 1998.

    The acquisition will be accounted for as a purchase, whereby the excess purchase price over the net assets acquired will be recorded based upon the fair values of the assets acquired and liabilities assumed.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ILD Telecommunications, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of ILD Telecommunications, Inc. and its subsidiary at December 31, 1996 and September 30, 1997, and the results of their operations and their cash flows for the period from May 10, 1996 (inception) to December 31, 1996 and for the nine-month period ended September 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICE WATERHOUSE LLP

Price Waterhouse LLP

Dallas, Texas
January 29, 1998

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                      DECEMBER 31,  SEPTEMBER 30,
                                                                                          1996          1997
                                                                                      ------------  -------------
                                                     ASSETS
Current assets
  Cash and cash equivalents.........................................................   $    2,271     $     358
  Accounts receivable, net of allowance for doubtful accounts of $97 and $828,
    respectively....................................................................        3,210         8,283
  Accounts receivable from affiliates...............................................       --             1,629
  Other current assets..............................................................          507           542
                                                                                      ------------  -------------
    Total current assets............................................................        5,988        10,812
Property and equipment, net.........................................................           14         5,603
Excess of cost over net assets acquired, net........................................       --            17,410
Other assets, net...................................................................          418           671
                                                                                      ------------  -------------
    Total assets....................................................................   $    6,420     $  34,496
                                                                                      ------------  -------------
                                                                                      ------------  -------------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Trade accounts payable and other accrued liabilities..............................   $      814     $   1,363
  Accrued transmission, customer commissions and billing charges (includes $818
    payable to affiliates in 1997)..................................................        2,163         7,374
  Accrued salaries, wages and other employee expenses...............................       --               686
  Accrued expenses payable to affiliates............................................       --               417
  Current maturities of long-term obligations.......................................       --             1,400
                                                                                      ------------  -------------
    Total current liabilities.......................................................        2,977        11,240
Long-term obligations, less current maturities (including $4,000 face amount payable
  to affilates in 1996 and 1997)....................................................        3,922         8,375
Commitments and contingencies
Series B-2 Redeemable Preferred Stock, $.01 par value; $100 stated value; 150,000
  shares authorized; 111,960 shares issued and outstanding in 1997..................       --            11,196
Stockholders' equity (deficit)
  Series A and B Convertible Preferred Stock, $.01 par value; 105,000 shares
    authorized, issued and outstanding..............................................            1             1
  Common Stock, $.01 par value; 300,000 shares authorized; 1,000 and 54,887 shares
    issued and outstanding, respectively............................................       --                 1
  Additional paid-in capital........................................................        2,042         7,810
  Stock subscription receivable from affiliate......................................       --            (2,000)
  Retained deficit..................................................................       (2,522)       (2,127)
                                                                                      ------------  -------------
    Total stockholders' equity (deficit)............................................         (479)        3,685
                                                                                      ------------  -------------
    Total liabilities and stockholders' equity (deficit)............................   $    6,420     $  34,496
                                                                                      ------------  -------------
                                                                                      ------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                    (IN THOUSANDS EXCEPT SHARE INFORMATION)

                                                                                      PERIOD FROM
                                                                                      MAY 10, 1996   NINE MONTHS
                                                                                      (INCEPTION)       ENDED
                                                                                      TO DECEMBER   SEPTEMBER 30,
                                                                                        31, 1996        1997
                                                                                      ------------  -------------
Telecommunications revenues.........................................................   $   20,343     $  30,349
Cost of revenues....................................................................       18,366        26,298
                                                                                      ------------  -------------
  Gross profit......................................................................        1,977         4,051
Operating expenses:
  Selling, general and administrative...............................................          684         1,450
  Provision for doubtful accounts...................................................          472         1,312
  Depreciation and amortization.....................................................           35           243
                                                                                      ------------  -------------
    Total operating expenses........................................................        1,191         3,005
                                                                                      ------------  -------------
Income from operations..............................................................          786         1,046
Other income (expense):
  Interest expense..................................................................         (354)         (463)
  Interest income...................................................................           75            76
                                                                                      ------------  -------------
    Total other expense.............................................................         (279)         (387)
                                                                                      ------------  -------------
Income before provision for income taxes............................................          507           659
Provision for income taxes:
  Current...........................................................................       --               195
  Deferred (benefit)................................................................       --               (44)
                                                                                      ------------  -------------
    Total provision for income taxes................................................       --               151
                                                                                      ------------  -------------
Net income..........................................................................          507           508
Preferred dividend requirements.....................................................          (29)         (113)
                                                                                      ------------  -------------
Net income applicable to common stockholders........................................   $      478     $     395
                                                                                      ------------  -------------
                                                                                      ------------  -------------
Net income per share applicable to common stockholders:
  Basic.............................................................................   $    58.09     $   27.57
                                                                                      ------------  -------------
                                                                                      ------------  -------------
  Diluted...........................................................................   $     4.25     $    3.08
                                                                                      ------------  -------------
                                                                                      ------------  -------------
Shares used in calculating net income per share applicable to common stockholders:
  Basic.............................................................................        8,236        14,311
                                                                                      ------------  -------------
                                                                                      ------------  -------------
  Diluted...........................................................................      112,640       128,031
                                                                                      ------------  -------------
                                                                                      ------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 (IN THOUSANDS)

                                             SERIES A                  SERIES B
                                           CONVERTIBLE               CONVERTIBLE
                                         PREFERRED STOCK           PREFERRED STOCK             COMMON STOCK        ADDITIONAL
                                     ------------------------  ------------------------  ------------------------    PAID-IN
                                       SHARES       AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT       CAPITAL
                                     -----------  -----------  -----------  -----------  -----------  -----------  -----------
Balances at
  May 10, 1996 (inception).........      --        $  --           --        $  --           --        $  --        $  --

Dividend to affiliate..............      --           --           --           --           --           --           --

Issuance of common stock...........      --           --           --           --                1       --            1,942

Issuance of preferred stock........         100            1            5       --           --           --           --

Preferred dividend requirements....      --           --           --           --           --           --           --

Issuance of warrants...............      --           --           --           --           --           --              100

Net income.........................      --           --           --           --           --           --           --
                                                                       --
                                            ---        -----                     -----          ---        -----   -----------

Balances at December 31, 1996......         100            1            5       --                1       --            2,042

Issuance of common stock...........      --           --           --           --               54            1        5,768

Preferred dividend requirements....      --           --           --           --           --           --           --

Stock subscription receivable from
  affiliate........................      --           --           --           --           --           --           --

Net income.........................      --           --           --           --           --           --           --
                                                                       --
                                            ---        -----                     -----          ---        -----   -----------

Balances at September 30, 1997.....         100    $       1            5    $  --               55    $       1    $   7,810
                                                                       --
                                                                       --
                                            ---        -----                     -----          ---        -----   -----------
                                            ---        -----                     -----          ---        -----   -----------


                                         STOCK
                                     SUBSCRIPTION    RETAINED
                                      RECEIVABLE      DEFICIT      TOTAL
                                     -------------  -----------  ---------
Balances at
  May 10, 1996 (inception).........    $  --         $  --       $  --
Dividend to affiliate..............       --            (3,000)     (3,000)
Issuance of common stock...........       --            --           1,942
Issuance of preferred stock........       --            --               1
Preferred dividend requirements....       --               (29)        (29)
Issuance of warrants...............       --            --             100
Net income.........................       --               507         507

                                     -------------  -----------  ---------
Balances at December 31, 1996......       --            (2,522)       (479)
Issuance of common stock...........       --            --           5,769
Preferred dividend requirements....       --              (113)       (113)
Stock subscription receivable from
  affiliate........................       (2,000)       --          (2,000)
Net income.........................       --               508         508

                                     -------------  -----------  ---------
Balances at September 30, 1997.....    $  (2,000)    $  (2,127)  $   3,685

                                     -------------  -----------  ---------
                                     -------------  -----------  ---------

  The accompanying notes are an integral part of these consolidated financial statements.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                   PERIOD FROM
                                                                                                  MAY 10, 1996
                                                                                                   (INCEPTION)    NINE MONTHS
                                                                                                       TO            ENDED
                                                                                                  DECEMBER 31,   SEPTEMBER 30,
                                                                                                      1996           1997
                                                                                                  -------------  -------------
Cash flows from operating activities:
  Net income....................................................................................    $     507      $     508
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
    Depreciation and amortization...............................................................           35            243
    Provision for doubtful accounts.............................................................          472          1,312
    Other.......................................................................................           52             54
    Changes in operating assets and liabilities, net of effect of acquisition:
      Increase in accounts receivable...........................................................       (3,682)        (6,385)
      Increase in accounts receivable from affiliates...........................................       --             (1,629)
      Increase in other current assets..........................................................         (507)           (35)
      (Increase) decrease in other assets.......................................................         (346)            91
      Increase (decrease) in trade accounts payable and other accrued liabilities...............          786           (328)
      Increase in accrued transmission, customer commissions and billing charges................        2,163          5,211
      Increase in accrued expenses payable to affiliates........................................       --                292
      Increase in accrued salaries, wages, and other employee expenses..........................       --                686
                                                                                                  -------------  -------------
        Net cash provided by (used in) operating activities.....................................         (520)            20
                                                                                                  -------------  -------------
Cash flows from investing activities:
  Purchase of WorldCom Assets...................................................................       --            (10,117)
  Purchases of property and equipment...........................................................          (16)          (199)
  Purchase of IOS...............................................................................       (2,000)        --
                                                                                                  -------------  -------------
        Net cash used in investing activities...................................................       (2,016)       (10,316)
                                                                                                  -------------  -------------
Cash flows from financing activities:
  Payments for debt issuance costs..............................................................         (135)          (414)
  Proceeds from borrowings on long-term debt....................................................        3,000          7,112
  Repayments of borrowings on long-term debt....................................................       --             (1,524)
  Proceeds from issuance of stock...............................................................        1,942          3,268
  Dividends paid................................................................................       --                (59)
                                                                                                  -------------  -------------
        Net cash provided by financing activities...............................................        4,807          8,383
                                                                                                  -------------  -------------
Net increase (decrease) in cash and cash equivalents............................................        2,271         (1,913)
Cash and cash equivalents at beginning of period................................................       --              2,271
                                                                                                  -------------  -------------
Cash and cash equivalents at end of period......................................................    $   2,271      $     358
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------
Supplemental cash flow information:
Interest paid...................................................................................    $     318      $     331
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------
Income taxes paid...............................................................................    $  --          $       4
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------
Common Stock issued in acquisition of WorldCom Assets...........................................    $  --          $     500
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------
Series B-2 Redeemable Preferred Stock issued in acquisition of WorldCom Assets..................    $  --          $  11,196
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------
Stock subscription receivable from an affiliate for the issuance of Common Stock................    $  --          $   2,000
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------
Issuance of warrants............................................................................    $     100      $  --
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------
Issuance of note payable for purchase of IOS....................................................    $   1,000      $  --
                                                                                                  -------------  -------------
                                                                                                  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND ORGANIZATION

    ILD Telecommunications, Inc. ("ILD" or the "Company") is a nationwide provider of diversified telecommunications services. The Company changed its name to ILD Telecommunications, Inc. to better reflect the focus on its prepaid and outsourcing services. Effective January 1, 1997, the Company also changed its fiscal year end to September 30 from December 31.

    The core of ILD's current operations is operator assisted (auto and live) calls and long-distance services that are processed through its state-of-the-art call centers and switch-based network. Customers served are generally grouped in the following categories: hospitality, payphone, correctional, interexchange carriers ("IXCs"), Regional Bell Operating Companies ("RBOCs") and other long-distance providers. The Company also offers billing and collections services to IXCs and other long-distance providers.

    In September 1997, the Company acquired certain network assets and customer contracts (the "WorldCom Assets") from WorldCom, Inc. ("WorldCom") (see Note 3), making ILD one of the largest independent, facilities-based telecommunications service providers in the United States. WorldCom is one of the largest single customers of ILD by virtue of its five-year agreement with ILD to process specific types of call traffic.

    The Company was formed in April 1996 and commenced operations on May 10, 1996 ("inception") when Intellicall, Inc. ("Intellicall") entered into an agreement with certain investor groups to create ILD. Intellicall transferred ownership in its wholly-owned subsidiary, Intellicall Operator Services, Inc. ("IOS") and the activities of the Long Distance Resale division of Intellicall, to the Company in exchange for $2,000,000 cash, a $1,000,000 convertible subordinated note, and preferred and common stock representing approximately 72.5% of the voting stock of the Company. The consideration was treated as a dividend to Intellicall and is reflected as a reduction of retained earnings. The other investor groups collectively purchased $2,000,000 of common stock, representing approximately 27.5% of the voting stock of the Company, and purchased $1,000,000 of the Company's subordinated convertible notes. Subsequent to the acquisition of the WorldCom Assets in September 1997, Intellicall held stock representing 59.37% of the voting stock of the Company (see Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

    FINANCIAL INSTRUMENTS

    The fair market value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The Company believes that the fair values of financial instruments at December 31, 1996 and September 30, 1997 approximate their recorded values.

    BUSINESS AND CREDIT CONCENTRATIONS

    In the normal course of business, the Company extends unsecured credit to its customers. Management has provided an allowance for doubtful accounts to provide for amounts which may eventually become uncollectible and to provide for any disputed charges. One customer accounted for approximately 31% and 27% of total consolidated revenues in 1996 and 1997, respectively.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash on hand and investments with purchased original maturities of three months or less. The Company has approximately $1,082,000 of cash and cash equivalents in excess of FDIC insured limits at September 30, 1997. The Company has not experienced any losses on its cash and cash equivalents.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization for financial statement purposes are provided by the straight-line method over the estimated useful lives of the depreciable assets. Maintenance and repairs are expensed as incurred while replacements and betterments are capitalized.

    EXCESS OF COST OVER NET ASSETS ACQUIRED

    Excess of cost over net assets acquired reflects the acquired cost of goodwill, customer contracts, other intangibles and related items. These items are being amortized by the straight-line method over their estimated useful lives, ranging from 6 to 25 years. In accordance with the provisions of Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF ("FAS 121"), it is the Company's policy to review on an annual basis the net realizable value of its intangible assets through an assessment of the estimated future cash flows related to such assets. In the event that total assets (including property and equipment) are found to be stated at amounts in excess of estimated future cash flows, the assets are adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying assets. Based on its most recent analysis, the Company believes no impairment of such assets existed at September 30, 1997.

    DEBT ISSUANCE COSTS

    The Company defers costs incurred directly in connection with the issuance of debt obligations and charges such costs to interest expense on a straight-line basis over the terms of the respective debt agreements.

    REVENUE RECOGNITION

    The Company recognizes revenue as services are performed based on end user usage, net of an estimate for uncollectible revenues. The Company sells its services to its customers primarily on a measured time basis. The Company recognizes revenue from its billing and collections services upon processing records that are to be billed and collected by the Company.

    CUSTOMER COMMISSIONS

    Customer commissions consist of monies owed to customers (primarily payphone owners and hospitality facilities) for calls processed and billed. Payments to customers are generally made within thirty days of the end of the processing month.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING FOR STOCK-BASED COMPENSATION

    In October 1995, Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("FAS 123"), was issued. This statement requires the fair value of stock options and other stock-based compensation issued to employees to either be included as compensation expense in the income statement, or the pro forma effect on net income and earnings per share of such compensation expense to be disclosed in the footnotes to the Company's financial statements commencing with the Company's 1996 fiscal year. The Company has adopted FAS 123 on a disclosure basis only. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board No. 25 ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25") and related Interpretations.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    FEDERAL INCOME TAXES

    In accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("FAS 109"), deferred income taxes are calculated utilizing an asset and liability approach whereby deferred taxes are provided for tax effects of basis differences for assets and liabilities arising from differing treatments for financial and income tax reporting purposes. Valuation allowances against deferred tax assets are provided where appropriate.

    EARNINGS PER SHARE

    In February 1997, Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE, ("FAS 128") was issued. The Company has adopted FAS 128, which establishes standards for computing and presenting earnings per share ("EPS"), for the nine months ended September 30, 1997. This statement requires dual presentation of basic and diluted EPS on the face of the income statement for entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes the effect of potentially dilutive securities while diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue Common Stock were exercised, converted into or resulted in the issuance of Common Stock. FAS 128 requires restatement of EPS for prior periods. Accordingly, EPS data for all periods presented has been restated to reflect the computation of EPS in accordance with the provisions of FAS 128.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME ("FAS 130"), was issued and is effective for fiscal years beginning after December 15, 1997. FAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) general-purpose financial statements. The Company believes that the adoption of this standard will not have a material effect on the Company's consolidated results of operations or financial position.

    In June 1997, Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("FAS 131"), was issued and is effective for fiscal years beginning after December 15, 1997. FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. The Company believes that the adoption of this standard will not have a material effect on the Company's consolidated results of operations or financial position.

3. ACQUISITION OF WORLDCOM ASSETS

    On September 1, 1997, the Company acquired certain network assets and customer contracts from Worldcom, Inc. (the "WorldCom Assets"), headquartered in San Antonio, Texas, for a total consideration of $21,392,040 (the "Acquisition"). The assets acquired included all payphone, hospitality and corrections customer contracts, an operator services agreement with another service provider, associated billing and collections assets, leases on operator call centers and office facilities, all intangibles including customer lists, trade secrets, etc., miscellaneous equipment incident to the operations, and two DEX switches which will be integrated into the Company's network.

    The purchase price of $21,392,040 was paid (i) $9,696,020 in cash, (ii) 4,587 shares of the Company's Common Stock valued at $500,000, and (iii) 111,960 shares of the Company's Series B-2 Redeemable Preferred Stock valued at $11,196,020. The cash portion of the purchase price was funded by the $5,000,000 term loan facility from NationsBank, N.A. ("NationsBank"), $1,221,000 from the NationsBank revolving credit facility (see Note 6), $1,600,000 from the sale of the Company's Common Stock, and $1,875,020 from operating cash. The Company included $421,000 of costs related to the Acquisition in excess of cost over net assets acquired.

    The Acquisition was accounted for as a purchase whereby the excess purchase price over the net assets acquired has been recorded based upon the fair market values of assets acquired and liabilities assumed. This allocation was based on preliminary estimates and may be revised at a later date. The Company's consolidated statement of income includes the results of the operations of the WorldCom Division since September 1, 1997.

    The approximate fair value of property and equipment acquired and current and long-term liabilities assumed at the date of the acquisition was $5,500,000, $919,000 and $265,000, respectively. A summary of the WorldCom Assets excess of cost over net assets acquired for financial reporting purposes is as follows (in thousands):

                                                                               SEPTEMBER 30,
                                                                                   1997         LIFE
                                                                               -------------  ---------
Goodwill.....................................................................    $  14,983     25 years
Customer contracts...........................................................        2,510      6 years
                                                                               -------------
                                                                                    17,493
Accumulated amortization.....................................................          (83)
                                                                               -------------
                                                                                 $  17,410
                                                                               -------------
                                                                               -------------

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

3. ACQUISITION OF WORLDCOM ASSETS (CONTINUED)
    The following unaudited pro forma combined results of operations of the Company assume that the Acquisition was completed on May 10, 1996 (inception). These pro forma amounts represent historical operating results of the WorldCom Assets combined with those of the Company with appropriate adjustments which give effect to interest expense and depreciation and amortization expense. These pro forma amounts are not necessarily indicative of consolidated operating results which would have been included in the operations of the Company during the periods presented, or which may result in the future, because these amounts do not reflect full transmission and switched service cost optimization, and the synergistic effect on operating, selling, general and administrative expenses nor do the amounts reflect any higher costs associated with unanticipated integration or other organizational activities the Company may be forced to undertake as a result of the Acquisition.

                                                                            PERIOD FROM
                                                                            MAY 10, 1996
                                                                            (INCEPTION)    NINE MONTHS
                                                                                 TO           ENDED
                                                                            DECEMBER 31,  SEPTEMBER 30,
                                                                                1996          1997
                                                                            ------------  -------------
                                                                                  (IN THOUSANDS)
Revenues..................................................................   $   80,104     $  82,225
Net income (loss) applicable to common stockholders.......................   $     (716)    $     193
Net income (loss) per share applicable to common stockholders:
  Basic...................................................................   $   (55.84)    $   10.21
                                                                            ------------  -------------
                                                                            ------------  -------------
  Diluted.................................................................   $   (55.84)    $    1.46
                                                                            ------------  -------------
                                                                            ------------  -------------
Shares used in computing net income (loss) per share applicable to common stockholders:
  Basic...................................................................       12,823        18,898
                                                                            ------------  -------------
                                                                            ------------  -------------
  Diluted.................................................................       12,823       132,618
                                                                            ------------  -------------
                                                                            ------------  -------------

4. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following (in thousands):

                                                                   DECEMBER 31,    SEPTEMBER 30,
                                                                       1996            1997         LIFE
                                                                  ---------------  -------------  ---------
Switching and other network equipment...........................     $  --           $   2,017      5 years
Computer equipment and software.................................             8           2,172      5 years
Furniture and fixtures..........................................             8           1,526      5 years
                                                                         -----          ------
                                                                            16           5,715
Accumulated depreciation and amortization.......................            (2)           (112)
                                                                         -----          ------
                                                                     $      14       $   5,603
                                                                         -----          ------
                                                                         -----          ------

    Total depreciation and amortization expense related to property and equipment charged to income for the period from May 10, 1996 (inception) to December 31, 1996 and the nine months ended September 30, 1997 was $1,636 and $110,271, respectively.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

5. ACCRUED TRANSMISSION, CUSTOMER COMMISSIONS AND BILLING CHARGES

    Accrued transmission, customer commissions and billing charges consist of the following (in thousands):

                                                                            DECEMBER 31,   SEPTEMBER 30,
                                                                                1996           1997
                                                                            -------------  -------------
Transmission expenses.....................................................    $     656      $   2,035
Customer commissions payable..............................................          842          3,380
Billing charges...........................................................          665          1,959
                                                                                 ------         ------
                                                                              $   2,163      $   7,374
                                                                                 ------         ------
                                                                                 ------         ------

6. LONG-TERM OBLIGATIONS

    Long-term obligations consist of the following (in thousands):

                                                                            DECEMBER 31,   SEPTEMBER 30,
                                                                                1996           1997
                                                                            -------------  -------------
Senior secured notes to investors due on May 10, 2001 with interest
  payable monthly at 13.5% per annum......................................    $   2,000      $   2,000
Convertible subordinated notes to investors due on May 10, 2001 with
  interest payable quarterly at 10% per annum.............................        2,000          2,000
Senior secured term note payable to a bank................................       --              5,000
Senior secured revolving credit facility payable to a bank................       --                564
Other.....................................................................       --                265
                                                                                 ------    -------------
                                                                                  4,000          9,829
Less current maturities...................................................       --             (1,400)
Less unamortized debt discount............................................          (78)           (54)
                                                                                 ------    -------------
Long-term portion.........................................................    $   3,922      $   8,375
                                                                                 ------    -------------
                                                                                 ------    -------------

    In 1996, $2,000,000 of senior secured notes were issued with a Common Stock purchase warrant exercisable into 7,239 shares of Common Stock at $0.01 per share. In 1997, these notes were subordinated to the senior secured term loan and senior secured revolving credit facility. Under the terms of the senior secured notes, the Company may not pay dividends without the prior written consent of the lenders, although dividends may be paid to the holders of the Series B Convertible Preferred Stock as long as the Company is not in default under the notes.

    The $2,000,000 of convertible subordinated notes are convertible into Common Stock at the rate of one share of Common Stock for each $90 of principal then due the holder.

    On August 29, 1997, the Company obtained a $5,000,000 senior secured term loan facility and a $20,000,000 senior secured revolving credit facility (subject to borrowing availability) from NationsBank to facilitate the acquisition of the WorldCom Assets and to provide working capital for operations and future acquisitions. At September 30, 1997, the entire $5,000,000 senior secured term loan facility was outstanding and $564,000 of the $20,000,000 senior secured revolving credit facility was outstanding. Unused borrowing

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

6. LONG-TERM OBLIGATIONS (CONTINUED)
availability under the senior secured revolving credit facility was approximately $6,341,000 at September 30, 1997. The borrowings under these credit facilities are secured by principally all of the assets of the Company.

    The senior secured term loan facility bears interest at prime plus 2.5% (11.0% at September 30, 1997) per annum and is payable monthly. Principal payments are due in one payment of $500,000 by March 31, 1998, eight quarterly installments of $300,000 beginning March 31, 1998, and five quarterly installments of $420,000 beginning March 31, 1999.

    The senior secured revolving credit facility has a maximum availability of $20,000,000, with borrowings based on 85% of eligible receivables minus certain reserves. This facility matures in February 2001 and automatically renews for successive one-year periods up to a maximum of 20 years unless either party elects to terminate by giving written notice to the other not less than 60 days prior to the termination date. Borrowings under this facility bear interest at a floating rate from the bank's prime rate to .5% above the bank's prime rate (9% at September 30, 1997) depending upon the ratio of senior funded debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"). At the Company's option, the interest rate on additional advances may be fixed at a floating rate ranging from 2.25% to 2.75% above the London Interbank Offered Rate ("LIBOR"), subject to certain minimum amounts and duration of borrowings, which is also dependent upon the ratio of senior funded debt to EBITDA. There were no LIBOR borrowings outstanding at September 30, 1997.

    The Company was required to pay a $300,000 closing fee for the credit facilities. On the closing date and each subsequent anniversary date, the Company is required to pay a $25,000 administration fee. Additionally, on a monthly basis, the Company is required to pay an unused line fee of one-quarter of one percent (0.25%) per annum of the difference between $20,000,000 and the average outstanding borrowings under the senior secured revolving credit facility.

    The credit facilities agreement contains covenants which, among other restrictions, (i) require the Company to satisfy certain financial ratios related to senior funded debt to EBITDA, minimum net worth and minimum fixed charge coverage; (ii) limit the Company's ability to incur indebtedness; (iii) limit investments and capital expenditures; (iv) limit operating leases; (v) limit mergers, consolidations or sales of assets; (vi) limit liens; (vii) require the Company to maintain minimum availability under the revolving credit facility of not less than $500,000; (viii) require the Company to maintain a positive net income in the 1997 fiscal year; and (ix) prohibits the payment of dividends without the prior written consent of the lender when dividends paid, together with interest paid on the convertible subordinated debt, exceed $1,500,000 in the aggregate in any fiscal year. Effective December 15, 1997, the credit facilities agreement was amended to increase the restriction on the payment of dividends and interest to $1,900,000. The Company is in compliance with all debt covenant requirements at September 30, 1997. The aggregate maturities of long-term obligations over the next five years are (in thousands) $1,400, $1,465, $1,560, $5,404 and $0, respectively.

7. CAPITAL STOCK

    Each share of the Series A Convertible Preferred Stock has a stated value of $72.69 and entitles the holder to convert it into one share of Common Stock. Voting rights are the same as for common stockholders, no preferences exist except over Common Stock and holders are not entitled to receive dividends.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

7. CAPITAL STOCK (CONTINUED)
    Each share of the Series B Convertible Preferred Stock has a stated value of $100 and entitles the holder to receive an annual cumulative dividend of $9, payable quarterly. The Company has the right to call the Series B Convertible Preferred Stock at its discretion and if not called within three years of issuance, the shares are convertible at the option of the holder into Common Stock at the rate of $90 per common share. The Series B Convertible Preferred Stock has a put provision providing the holder the right to force repurchase at the stated value plus any accrued but unpaid dividends if the Company raises at least $5,000,000 through either a debt or equity public offering. Series B Convertible Preferred Stock is nonvoting, but has preference over Common Stock and Series A Convertible Preferred Stock with respect to liquidation and dividends rights.

    Each share of the Series B-2 Redeemable Preferred Stock has a stated value of $100 and entitles the holder to receive an annual cumulative dividend of $8.50, payable semi-annually. Subject to certain restrictions in loan agreements, each holder has the right, commencing on the fifth anniversary date after issuance, to require the Company to purchase the holder's shares at the stated value of $100 per share, making it mandatorily redeemable. The Company, at its discretion, has the right to purchase the holder's shares at the stated value of $100 per share for all shares not previously purchased. The Series B-2 Redeemable Preferred Stock is nonvoting, but has preference over Common Stock and Series A Convertible Preferred Stock with respect to liquidation and dividend rights.

    In 1996, the Company issued the holders of the convertible subordinated notes a Common Stock purchase warrant exercisable into 7,239 shares of Common Stock at $.01 per share. The Company also issued to a stockholder a common stock purchase warrant exercisable into 6,000 shares of Common Stock at $90 per share.

    The stock subscription receivable at September 30, 1997 is due from Intellicall and represents the purchase price paid for 18,349 shares of Common Stock at $109 per share.

8. STOCK OPTIONS

    The Company maintains an Incentive Stock Option ("ISO") Plan and a Nonincentive Stock Option ("NSO") Plan under which 49,500 options to purchase shares of Common Stock may be granted to directors, officers and employees. Options under the plans have a five-year term. Options granted in 1996 vested immediately. Options granted in 1997 vest ratably over a three-year period. The exercise price of the options granted under the plans was not less than the market value of the stock on the dates the options were granted. Accordingly, no compensation expense is recognized by the Company with respect to such grants.

    Pro forma information regarding net income is required by FAS 123 and has been determined as if the Company had accounted for its directors, officers and employee stock options under the fair value method of that statement. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1997, respectively: no dividend yield; expected volatility of 39.1% and 43.8%; risk-free interest rates of 6.4% and 6.2%; and expected lives of five years.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

8. STOCK OPTIONS (CONTINUED)
    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows (in thousands):

                                                      PERIOD FROM MAY 10, 1996
                                                           (INCEPTION) TO          NINE MONTHS ENDED
                                                         DECEMBER 31, 1996         SEPTEMBER 30, 1997
                                                      ------------------------  ------------------------
                                                      AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                                                      -----------  -----------  -----------  -----------
Net income applicable to common stockholders........   $     478    $     244    $     395    $     255
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------
Net income per share applicable to common
  stockholders:
  Basic.............................................   $   58.09    $   29.66    $   27.57    $   17.85
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------
  Diluted...........................................   $    4.25    $    2.17    $    3.08    $    2.00
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------
Shares used in computing net income per share
  applicable to common stockholders:
  Basic.............................................       8,236        8,236       14,311       14,311
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------
  Diluted...........................................     112,640      112,640      128,031      128,031
                                                      -----------  -----------  -----------  -----------
                                                      -----------  -----------  -----------  -----------

    The effects of applying FAS 123 in this pro forma disclosure are not indicative of future amounts as FAS 123 does not consider additional awards anticipated in the future.

    A summary of options granted and outstanding under the plans is summarized below:

                                                                 PERIOD FROM MAY 10, 1996
                                                                      (INCEPTION) TO          NINE MONTHS ENDED
                                                                    DECEMBER 31, 1996         SEPTEMBER 30, 1997
                                                                 ------------------------  ------------------------
                                                                               WEIGHTED                  WEIGHTED
                                                                                AVERAGE                   AVERAGE
                                                                               EXERCISE                  EXERCISE
                                                                   OPTIONS       PRICE       OPTIONS       PRICE
                                                                 -----------  -----------  -----------  -----------
Outstanding at beginning of period.............................      --        $  --           21,675    $   24.20
  Granted......................................................      21,675        24.20       14,500        96.55
  Exercised....................................................      --           --             (775)       24.20
  Forfeited....................................................      --           --           --           --
                                                                 -----------  -----------  -----------  -----------
Outstanding at end of period...................................      21,675    $   24.20       35,400    $   53.84
                                                                 -----------               -----------
                                                                 -----------               -----------
Exercisable at end of period...................................      21,675    $   24.20       20,900    $   24.20
                                                                 -----------               -----------
                                                                 -----------               -----------
Weighted average fair value of options granted during period...                $   10.80                 $   45.71

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

8. STOCK OPTIONS (CONTINUED)
    The following table summarizes information about options outstanding under the plans at September 30, 1997:

                                                        OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                                            -------------------------------------------  ------------------------
                                                                             WEIGHTED                  WEIGHTED
                                                         WEIGHTED AVERAGE     AVERAGE                   AVERAGE
                                              OPTIONS        REMAINING       EXERCISE      OPTIONS     EXERCISE
             RANGE OF PRICES                OUTSTANDING  CONTRACTUAL LIFE      PRICE     EXERCISABLE     PRICE
------------------------------------------  -----------  -----------------  -----------  -----------  -----------
              $       24.20                     20,900             3.6       $   24.20       20,900    $   24.20
             $ 90.00 - 109.00                   14,500             4.8       $   96.55       --           --

9. INCOME TAXES

    The components of the income tax provision were (in thousands):

                                                                              PERIOD FROM
                                                                             MAY 10, 1996      NINE MONTHS
                                                                            (INCEPTION) TO        ENDED
                                                                              DECEMBER 31     SEPTEMBER 30,
                                                                                 1996             1997
                                                                            ---------------  ---------------
Current provision:
  Federal.................................................................     $  --            $     163
  State...................................................................        --                   32
                                                                                   -----            -----
                                                                                  --                  195
Deferred (benefit):
  Federal.................................................................        --                  (39)
  State...................................................................        --                   (5)
                                                                                   -----            -----
                                                                                  --                  (44)
                                                                                   -----            -----
Provision for income taxes................................................     $  --            $     151
                                                                                   -----            -----
                                                                                   -----            -----

    The following is a reconciliation of the provision for income taxes at the statutory federal income tax rate to the income taxes reflected in the consolidated statements of income (in thousands):

                                                                             PERIOD FROM
                                                                            MAY 10, 1996
                                                                             (INCEPTION)     NINE MONTHS
                                                                                 TO             ENDED
                                                                            DECEMBER 31,    SEPTEMBER 30,
                                                                                1996            1997
                                                                            -------------  ---------------
Income tax expense at the statutory rate (34%)............................    $     172       $     224
Valuation allowance.......................................................         (172)           (133)
Permanent differences.....................................................       --                  45
State income taxes, net of federal income tax benefit.....................       --                   7
Other.....................................................................       --                   8
                                                                                  -----           -----
Provision for income taxes................................................    $  --           $     151
                                                                                  -----           -----
                                                                                  -----           -----

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

9. INCOME TAXES (CONTINUED)
    The components of the net deferred tax asset were (in thousands):

                                                                            DECEMBER 31,    SEPTEMBER 30,
                                                                                1996            1997
                                                                            -------------  ---------------
Deferred tax assets:
  Bad debt reserves.......................................................    $      13       $      92
  Other reserves and accruals.............................................           12               9
  Depreciation and amortization...........................................           32          --
  Net operating loss carryforwards........................................           76          --
                                                                                  -----           -----
    Total gross deferred tax assets.......................................          133             101
                                                                                  -----           -----
Deferred tax liabilities:
  Depreciation and amortization...........................................       --                  57
                                                                                  -----           -----
  Total gross deferred tax liabilities....................................       --                  57
                                                                                  -----           -----
Less valuation allowance..................................................         (133)         --
                                                                                  -----           -----
Net deferred tax assets...................................................    $  --           $      44
                                                                                  -----           -----
                                                                                  -----           -----

    At December 31, 1996, there was a valuation allowance on the Company's net deferred tax assets arising from the then uncertainty regarding future realization. In 1997, the valuation allowance was reversed due to the subsequent realization of the assets.

10. EARNINGS PER SHARE

    Basic net income per share has been computed in accordance with FAS 128 using the weighted average number of common shares outstanding. The provision and disclosure requirements for FAS 128 were required to be adopted for interim and annual periods ending after December 15, 1997, with restatement of EPS for all prior periods.

    Diluted net income per share gives effect to all dilutive potential common shares that were outstanding during the periods.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

10. EARNINGS PER SHARE (CONTINUED)
    The following table sets forth a reconciliation of the numerator and denominator used in the basic and diluted EPS computation for the period from May 10, 1996 (inception) to December 31, 1996 and the nine months ended September 30, 1997:

                                                                                      PERIOD FROM
                                                                                      MAY 10, 1996
                                                                                      (INCEPTION)    NINE MONTHS
                                                                                           TO           ENDED
                                                                                      DECEMBER 31,  SEPTEMBER 30,
                                                                                          1996          1997
                                                                                      ------------  -------------
Net income applicable to common stockholders........................................   $      478    $       395
                                                                                      ------------  -------------
                                                                                      ------------  -------------
Basic:
  Weighted average number of shares outstanding.....................................        1,000          7,072
  Weighted average shares from assumed exercise of warrants issued for nominal
    consideration, net of shares assumed to be repurchased with exercise proceeds...        7,236          7,239
                                                                                      ------------  -------------
  Weighted average number of shares outstanding used in the basic net income per
    share applicable to common stockholders calculation.............................        8,236         14,311
                                                                                      ------------  -------------
                                                                                      ------------  -------------
Diluted:
  Weighted average number of shares outstanding used in the basic net income per
    share applicable to common stockholders calculation.............................        8,236         14,311
  Weighted average shares from assumed exercise of dilutive stock options and
    warrants, net of shares assumed to be repurchased with exercise proceeds........        4,404         13,720
  Assumed conversion of Series A Preferred Stock at beginning of period.............      100,000        100,000
                                                                                      ------------  -------------
  Weighted average number of shares outstanding used in the diluted net income per
    share applicable to common stockholders calculation.............................      112,640        128,031
                                                                                      ------------  -------------
                                                                                      ------------  -------------

    In accordance with FAS 128, options and warrants to purchase 34,914 and 49,414 shares, respectively, of Common Stock were included or excluded in the diluted EPS calculation when they were dilutive or anti-dilutive, as applicable, for the periods presented. Shares to be issued upon the conversion of the $2,000,000 subordinated debt and the Series B Convertible Preferred Stock were excluded in the computation of diluted EPS for both periods, as they were anti-dilutive.

11. BENEFIT PLAN

    The Company adopted a 401(k) Retirement Plan (the "401(k) Plan") effective September 1, 1997. Employees may elect to reduce their compensation and contribute to the 401(k) Plan provided they have completed six consecutive months of employment and reached the age of twenty and one-half. Each employee may defer up to 15% of their salary not to exceed the limit allowable by law in any one year. The Company matches up to 100% of the first 3% of the employee's annual compensation contributed to the 401(k) Plan. Vesting is 25% per year of service and the employee is credited with a year of service if they have completed at least 1,000 hours of service. Distributions from the 401(k) Plan are not permitted before the age of 65 except in the event of death, disability, or termination of employment, except in the case of early retirement.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

12. LEASES

    The Company leases office space and certain equipment under operating leases. Future minimum rental commitments under noncancelable operating leases are (in thousands):

1998................................................  $     886
1999................................................        749
2000................................................        541
2001................................................        329
2002................................................        253
Thereafter..........................................        367
                                                      ---------
                                                      $   3,125
                                                      ---------
                                                      ---------

    Total operating lease expense was $11,000 for the period from May 10, 1996 (inception) to December 31, 1996 and $66,247 for the nine months ended September 30, 1997.

13. COMMITMENTS AND CONTINGENCIES

    The Company is included in various claims and legal actions arising in the normal course of business. Management believes it is unlikely that the final outcome of any of the claims or proceedings to which the Company is a party would have a material adverse effect on the Company's financial position, or results of operations or cash flows.

    In October 1996, U.S. Long Distance, Inc. ("USLDI") filed a First Amended Complaint naming the Company as additional defendants in a lawsuit against Phonetel Technologies, Inc. ("PhoneTel"). The First Amended Complaint alleges tortious interference and civil conspiracy in connection with an Operator Service Subscriber Agreement between USLDI and PhoneTel.

    In April 1997, USLDI filed a Second Amended Complaint against the Company. The complaint seeks actual damages of $4.0 million, exemplary damages, attorney's fees and interest for the Company's alleged tortious interference of USLDI's existing and prospective contractual relationships with PhoneTel. The Second Amended Complaint alleges the Company and its subsidiary, IOS, interfered with USLDI's existing contractual relationship with PhoneTel, another defendant, when PhoneTel executed an operator services agreement with the Company and its subsidiary. The Company believes the suit has no merit and intends to vigorously contest the allegations contained in the First and Second Amended Complaints.

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

14. CHANGE IN FISCAL YEAR END

    Effective January 1, 1997, the Company changed its fiscal year end from December 31 to September 30. The following table discloses certain unaudited financial information for the period from May 10, 1996 (inception) to September 30, 1996 (in thousands):

                                                                                                 PERIOD FROM MAY
                                                                                                     10, 1996
                                                                                                  (INCEPTION) TO
                                                                                                SEPTEMBER 30, 1996
                                                                                                ------------------
                                                                                                   (UNAUDITED)
Total revenues................................................................................      $   13,243
Gross profit..................................................................................           1,308
Provision for income taxes....................................................................          --
Net income....................................................................................             420
Preferred dividend requirement................................................................              18
Net income applicable to common stockholders..................................................             402
                                                                                                       -------
Net income per share applicable to common stockholders:
  Basic.......................................................................................      $    48.80
                                                                                                       -------
                                                                                                       -------
  Diluted.....................................................................................      $     3.61
                                                                                                       -------
                                                                                                       -------
Shares used in computing net income per share applicable to common stockholders:
  Basic.......................................................................................           8,235
                                                                                                       -------
                                                                                                       -------
  Diluted.....................................................................................         137,893
                                                                                                       -------
                                                                                                       -------

15. RELATED PARTY TRANSACTIONS

    The Company had an agreement with Intellicall until May 1997 whereby Intellicall would provide management and administrative services to the Company. The cost of such services was based on actual costs incurred by Intellicall. The types of services provided included, but were not limited to, such functions as consulting, legal, accounting, human resources, senior management support, billing and collections, and MIS support. Charges for consulting, accounting and human resources were paid monthly in the total amount of $101,000 for the period from May 10, 1996 (inception) to December 31, 1996 and $51,918 for the nine months ended September 30, 1997. Legal services were billed based on the actual cost incurred by Intellicall. The Company believes that all fees paid for such services during the periods were equivalent to those that would be paid under an arms-length transaction. The Company purchases switched transmission services from Intellicall based on Intellicall's contract with a third party long distance provider. The amounts purchased for the period from May 10, 1996 (inception) to December 31, 1996 and for the nine months ended September 30, 1997 under this agreement were approximately $3,400,000 and $3,300,000, respectively. At September 30, 1997, the Company owed Intellicall $144,000, primarily comprised of fees related to the Acquisition (see Note 3).

    WorldCom, a switched service wholesale provider to the Company, owns 4,587 shares of the Common Stock and 111,960 shares of the Series B-2 Redeemable Preferred Stock (see Note 3). The Company recorded revenues from WorldCom of approximately $711,000 for the nine months ended September 30, 1997 for services provided by the Company. At September 30, 1997, the Company owed WorldCom approximately $1,091,000 for switched transmission services and various advances and commissions paid by WorldCom. WorldCom owed ILD approximately $1,629,000 for vacation earned by employees who

                  ILD TELECOMMUNICATIONS, INC. AND SUBSIDIARY

15. RELATED PARTY TRANSACTIONS (CONTINUED) became ILD employees as stated in the WorldCom Asset Purchase Agreement (the "Agreement"), a credit for line costs as stated in the Agreement, commissions paid by ILD for WorldCom, a portion of a service contract as stated in the Agreement, billing for nonrelated party customers, fees charged for billing and collection services, and a percentage of international and casual traffic as stated in the Agreement.

16. SUBSEQUENT EVENTS

    Effective December 15, 1997, the Company acquired all of the outstanding common stock of Interlink Telecommunications, Inc. ("Interlink"), a switch-based reseller of long distance services and provider of enhanced services including operator services, prepaid debit cards and prepaid local service. Interlink is located in Atlanta, Georgia and principally serves the southeastern United States.

    The acquisition of the Interlink common stock was accomplished by payment of the following consideration: (i) $2,000,000 in cash, (ii) $2,700,000 in the form of a promissory note payable due $1,800,000 on December 31, 1997 and $900,000 on March 31, 1998 bearing no interest, (iii) $1,000,000 in the form of a promissory note payable due $250,000 on a quarterly basis commencing September 30, 1998 with interest at 9% per annum also payable quarterly, (iv) 16,117 shares of Common Stock, (v) 6,667 shares of Series B-3 Redeemable Preferred Stock which is mandatorily redeemable, and (vi) a five year consulting agreement for $850,000 payable $425,000 on June 1, 1998 and $425,000 on June 1, 1999. Each share of the Series B-3 Redeemable Preferred Stock has a stated value of $300 and entitles the holder to receive an annual cumulative dividend of 6%, payable quarterly. Subject to certain restrictions in loan agreements, each holder has the right, commencing on the fifth anniversary date after issuance, to require the Company to purchase the holder's shares at the stated value, making it mandatorily redeemable. The note payment of $1,800,000 due on December 31, 1997 was paid on January 2, 1998. The acquisition will be accounted for as a purchase whereby the excess purchase price over net assets acquired will be recorded based upon the fair values of assets acquired and liabilities assumed.

    Effective January 1, 1998, the Company acquired the prepaid service operations of Intellicall by payment of the following consideration: (i) $2,000,000 in cash, (ii) cancellation of a note in the original principal amount of $2,000,000, reflected as a stock subscription receivable at September 30, 1997 which had been recorded upon the sale of 18,349 shares of Common Stock at $109 per share, and reflected as a reduction to retained earnings, and (iii) $1,000,000 in the form of a promissory note due no later than December 31, 1998. The cash portion of the purchase price was funded from the NationsBank revolving credit facility. The acquisition of the prepaid service operations of Intellicall will be accounted for as a purchase whereby the excess purchase price over the net assets acquired will be recorded based upon the fair market values of assets acquired and liabilities assumed.

                          INDEPENDENT AUDITORS' REPORT

Stockholders
 Interlink Telecommunications, Inc.

    We have audited the accompanying balance sheet of Interlink Telecommunications, Inc. as of September 30, 1997 and the related statements of operations and accumulated deficit and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interlink
Telecommunications, Inc. as of September 30, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

SMITH & HOWARD, P.C.
ATLANTA, GEORGIA
NOVEMBER 7, 1997, EXCEPT FOR NOTE G AS
  TO WHICH THE DATE IS DECEMBER 15, 1997

                       INTERLINK TELECOMMUNICATIONS, INC.

                                 BALANCE SHEET
                               SEPTEMBER 30, 1997

                                          ASSETS
Current Assets
  Accounts receivable, net of allowance for doubtful accounts of $143,746.......  $ 732,195
  Inventories...................................................................     32,301
                                                                                  ---------
    Total Current Assets........................................................    764,496
Property and Equipment, Net (Notes A, C, and F).................................    568,913
Asset Held Under Capital Lease, Net (Note D)....................................    261,749
Deposits........................................................................     10,000
                                                                                  ---------
                                                                                  $1,605,158
                                                                                  ---------
                                                                                  ---------
                          LIABILITIES AND NET CAPITAL DEFICIENCY
Current Liabilities.............................................................
  Bank overdraft, net (Note B)..................................................  $  73,114
  Accounts payable..............................................................  1,084,845
  Accrued commissions...........................................................    193,379
  Other accrued expenses........................................................     51,698
  Deferred revenue..............................................................    237,576
  Long-term obligations, current portion
    Notes payable (Note C)......................................................     15,100
    Capital leases (Note D).....................................................     91,920
                                                                                  ---------
    Total Current Liabilities...................................................  1,747,632
Long-Term Obligations, Net of Current Portion
    Notes payable (Note C)......................................................     39,538
    Capital lease (Note D)......................................................     15,693
                                                                                  ---------
    Total long-term obligations.................................................     55,231
Commitments (Note E)
Net Capital Deficiency
  Common stock, no par value, 500 shares authorized, issued and outstanding.....      2,250
  Additional paid in capital (Note F)...........................................    140,000
  Accumulated deficit...........................................................   (339,955)
                                                                                  ---------
    Net capital deficiency......................................................   (197,705)
                                                                                  ---------
                                                                                  $1,605,158
                                                                                  ---------
                                                                                  ---------

    The accompany notes are an integral part of these financial statements.

                       INTERLINK TELECOMMUNICATIONS, INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                         YEAR ENDED SEPTEMBER 30, 1997

Revenues............................................................................................  $8,294,050
Costs of Revenues...................................................................................   4,331,344
                                                                                                      ----------
    Gross Profit....................................................................................   3,962,706
Operating Expenses
    Commissions.....................................................................................   1,804,562
    General and administrative......................................................................   1,780,802
    Depreciation....................................................................................     189,007
    Bad debts.......................................................................................     175,899
                                                                                                      ----------
                                                                                                       3,950,270
                                                                                                      ----------
    Income From Operations..........................................................................      12,436
Other Expense
    Interest expense................................................................................      25,928
                                                                                                      ----------
                                                                                                          25,928
                                                                                                      ----------
    Net Loss........................................................................................     (13,492)
Accumulated Deficit at Beginning of Year............................................................    (149,812)
Distributions to Stockholders.......................................................................    (176,651)
                                                                                                      ----------
Accumulated Deficit at End of Year..................................................................  $ (339,955)
                                                                                                      ----------
                                                                                                      ----------

    The accompanying notes are an integral part of these financial statements.

                       INTERLINK TELECOMMUNICATIONS, INC.

                            STATEMENT OF CASH FLOWS

                         YEAR ENDED SEPTEMBER 30, 1997

Cash Flow from Operating Activities
  Net Loss.......................................................................  $ (13,492)
  Adjustments to Reconcile Net Income to Net
    Cash Provided by Operating Activities:
      Depreciation...............................................................    189,007
      Bad debts provision........................................................    175,899
      Increase in accounts receivable............................................   (641,204)
      Increase in inventories....................................................    (24,177)
      Increase in deposits.......................................................    (10,000)
      Increase in bank overdraft and accounts payable............................    695,303
      Increase in accrued commissions............................................      3,862
      Increase in other accrued expenses.........................................     27,962
      Increase in deferred revenue...............................................    237,576
                                                                                   ---------
                                                                                     654,228
                                                                                   ---------
    Net Cash Provided by Operating Activities....................................    640,736
                                                                                   ---------
Cash Flow from Investing Activities
  Purchases of property and equipment............................................   (207,097)
                                                                                   ---------
    Net Cash Required by Investing Activities....................................   (207,097)
                                                                                   ---------
Cash Flow from Financing Activities
  Principal payments on notes payable............................................    (24,244)
  Principal payments on capital leases...........................................   (101,418)
  Repayment of advances from stockholders........................................   (131,326)
  Distributions to stockholders..................................................   (176,651)
                                                                                   ---------
    Net Cash Required by Financing Activities....................................   (433,639)
                                                                                   ---------
Net Increase in Cash.............................................................     --
Cash at Beginning of Year........................................................     --
                                                                                   ---------
Cash at End of Year..............................................................  $  --
                                                                                   ---------
                                                                                   ---------
Schedule of Non-Cash Investing and Financing Activities:

During 1997, the Company financed in part the acquisition of a vehicle through the issuance of a note payable to a financial institution in the amount of $49,681. Further, a capital contribution in the form of equipment valued at $140,000 was made by the Company's majority stockholder as discussed in Note F.

Interest Paid....................................................................  $  21,487

   The accompanying notes are an integral part of these financial statements.

                       INTERLINK TELECOMMUNICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                         YEAR ENDED SEPTEMBER 30, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

    Interlink Telecommunications, Inc. (the Company) is a publicly regulated, fully certified long distance carrier, offering 1+ (direct dial) service to both residential and business customers throughout the southeastern United States. The Company also offers enhanced services such as 0+ (operator assisted) long distance and prepaid calling card sales, including an over-the-counter product and vended calling cards, all of which are rechargeable. During 1997, Interlink became a local service carrier, providing "dial tone" to residential, business and pay phone customers.

ACCOUNTING ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and other disclosures at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVENTORIES

    Inventories consist of phone cards on hand and located in various vending machines and are valued at cost on a first-in, first-out basis.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost and consists of the following at September 30, 1997:

Machinery and equipment.........................................  $ 863,193
Furniture and fixtures..........................................     39,382
Vehicles........................................................     97,793
                                                                  ---------
                                                                  1,000,368
Accumulated depreciation........................................   (431,455)
                                                                  ---------
                                                                  $ 568,913
                                                                  ---------
                                                                  ---------

    Depreciation is provided for using the straight-line method over the estimated useful lives of the assets which are 3-5 years for machinery and equipment, 7 years for furniture and fixtures and 5 years for vehicles.

INCOME TAXES

    The Company elected to be taxed under the S Corporation provisions of the Internal Revenue Code of 1986. Under these provisions, the stockholders include their respective shares of the Company's net income or loss in their individual income tax returns. Accordingly, no liability or provision for income taxes is reported in the accompanying financial statements.

                       INTERLINK TELECOMMUNICATIONS, INC.

                         YEAR ENDED SEPTEMBER 30, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FINANCIAL INSTRUMENTS

    The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. The Company believes that the fair values of financial instruments approximate their recorded costs.

BUSINESS AND CREDIT CONCENTRATIONS

    In the normal course of business, the Company extends unsecured credit to its customers. Management has provided an allowance for doubtful accounts to provide for amounts which may eventually become uncollectible and to provide for any disputed charges.

REVENUE RECOGNITION

    Revenues relating to vending machine sales of phone cards are recognized upon customer purchase of the card, as it has been the Company's experience that the majority of actual card usage occurs less than 30 days after purchase. Long distance service revenue is recognized when a call is placed, and monthly local service revenue is deferred and recognized as calling services are used.

NOTE B--BANK OVERDRAFT, NET

    The bank overdraft, net, consists of the following at September 30, 1997:

Operating checking account balance per financial institution.....  $  95,684
Outstanding checks...............................................   (314,783)
Certificate of deposit...........................................      5,000
Cash in vending machines at September 30, 1997...................    140,985
                                                                   ---------
                                                                   $ (73,114)
                                                                   ---------
                                                                   ---------

NOTE C--NOTES PAYABLE

    Notes payable consist of the following at September 30, 1997:

Installment note payable to a bank, payable in monthly
 installments of $1,443 including principal and interest at 10.0%
 through March 1998; secured by property owned by the Company's
 stockholders.....................................................  $   8,354

Installment note payable to a bank, payable in monthly
 installments of $928 including principal and interest at 10.15%
 through February 2003; secured by a vehicle owned by the
 Company..........................................................     46,284
                                                                    ---------
                                                                       54,638
Less short-term portion...........................................    (15,100)
                                                                    ---------
                                                                    $  39,538
                                                                    ---------
                                                                    ---------

                       INTERLINK TELECOMMUNICATIONS, INC.

                         YEAR ENDED SEPTEMBER 30, 1997

NOTE C--NOTES PAYABLE
    Principal maturities of notes payable for the years ending September 30 are as follows:

1998..............................................................  $  15,100
1999..............................................................      7,464
2000..............................................................      8,258
2001..............................................................      9,136
2002..............................................................     10,108
Thereafter........................................................      4,572
                                                                    ---------
                                                                    $  54,638
                                                                    ---------
                                                                    ---------

NOTE D--CAPITAL LEASE

    The Company leases equipment under an agreement which includes a bargain purchase option at the end of the lease. The lease is accounted for as a capital lease. Asset held under capital lease at September 30, 1997 consists of the following:

Cost.............................................................  $ 389,384
Accumulated amortization.........................................   (127,635)
                                                                   ---------
                                                                   $ 261,749
                                                                   ---------
                                                                   ---------

    Future minimum annual lease payments under the capital lease for fiscal years ending September 30 and the present value of future minimum lease payments at September 30, 1997 are as follows:

1998.............................................................  $  98,765
1999.............................................................     10,070
2000.............................................................      7,553
                                                                   ---------
Total minimum lease payments.....................................    116,388
Amount representing interest.....................................     (8,775)
                                                                   ---------
Present value of minimum lease payments, including current
 portion of $91,920..............................................  $ 107,613
                                                                   ---------
                                                                   ---------

NOTE E--COMMITMENTS

    The Company leases certain office facilities under noncancellable operating leases. Rent expense under such leases for the year ended September 30, 1997 was $45,261. Future rental commitments under the leases total $78,258, all to be incurred during the year ended September 30, 1998.

NOTE F--RELATED PARTY TRANSACTIONS

    Prior to 1997, the Company entered into a joint venture with an unrelated party to investigate Internet business possibilities. The joint venture was dissolved October 1996. The dissolution agreement between the partners provided that the Company pay 20% of the profits from its local service division for a period of eighteen months in exchange for equipment owned by the unrelated party valued at $140,000. The Company's majority stockholder assumed the Company's obligation under the dissolution agreement in

                       INTERLINK TELECOMMUNICATIONS, INC.

                         YEAR ENDED SEPTEMBER 30, 1997

NOTE F--RELATED PARTY TRANSACTIONS (CONTINUED) exchange for the equipment. The Company's majority stockholder then made a capital contribution of the equipment to the Company.

NOTE G--SUBSEQUENT EVENT

    The Company entered into an agreement with ILD Telecommunications, Inc.
(ILD) whereby ILD purchased all of the outstanding common stock of the Company. The acquisition closed December 15, 1997. These financial statements were prepared on a historical basis and do not reflect any adjustments for the acquisition.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Management of Intellicall, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of WorldCom--San Antonio as defined and described in Note 1 (the Business) at December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Business' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Dallas, Texas
October 31, 1997

                       WORLDCOM--SAN ANTONIO (AS DEFINED)

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                    DECEMBER 31,
                                                                                ---------------------   JUNE 30,
                                                                                   1995       1996        1997
                                                                                ----------  ---------  -----------
                                                                                                       (UNAUDITED)
                                                      ASSETS
Current assets:
  Cash and cash equivalents...................................................  $      220  $     108   $     253
  Receivables, net of allowance for doubtful accounts.........................      23,194     11,051      10,162
  Customer advances and other.................................................       1,804      2,060       2,809
                                                                                ----------  ---------  -----------
    Total current assets......................................................      25,218     13,219      13,224
Fixed assets, net.............................................................       3,248      3,820       3,042
Goodwill, net.................................................................     211,087     --          --
Deferred income taxes.........................................................       2,438      1,689       2,114
Other assets..................................................................         144         92          80
                                                                                ----------  ---------  -----------
    Total assets..............................................................  $  242,135  $  18,820   $  18,460
                                                                                ----------  ---------  -----------
                                                                                ----------  ---------  -----------

                                              LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable............................................................  $      312  $     152   $      71
  Customer commissions payable................................................       3,482      3,291       2,611
  Accrued operator service provider costs.....................................         509        781         437
  Accrued billing and collection costs........................................       2,107      1,339       1,380
  Accrued line costs..........................................................       1,241      1,074         956
  Other current liabilities...................................................       1,043        643         229
                                                                                ----------  ---------  -----------
    Total current liabilities.................................................       8,694      7,280       5,684
Commitments and contingencies.................................................      --         --          --
Equity--WorldCom--San Antonio, as defined (Note 1)............................     233,441     11,540      12,776
                                                                                ----------  ---------  -----------
    Total liabilities and equity..............................................  $  242,135  $  18,820   $  18,460
                                                                                ----------  ---------  -----------
                                                                                ----------  ---------  -----------

   The accompanying notes are an integral part of these financial statements.

                       WORLDCOM--SAN ANTONIO (AS DEFINED)

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                             SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                JUNE 30,
                                                    -----------------------------------  ------------------------
                                                       1994        1995        1996         1996         1997
                                                    ----------  ----------  -----------  -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
Operator services revenue.........................  $  149,823  $  119,322  $    88,005  $    45,799   $  35,243
Operator services revenue from affiliate..........       2,901       4,824        5,494        2,299       3,664
                                                    ----------  ----------  -----------  -----------  -----------
  Total operator services revenue.................     152,724     124,146       93,499       48,098      38,907
Cost of operator services revenue.................     110,999      94,003       72,838       38,134      29,809
                                                    ----------  ----------  -----------  -----------  -----------
  Gross profit....................................      41,725      30,143       20,661        9,964       9,098
Selling, general and administrative expenses......      12,963      12,455        9,142        4,678       4,146
Depreciation and amortization.....................       6,442       6,904        2,829        2,092         778
Provision to reduce carrying value of goodwill....      --          --          209,635      209,635      --
Provision for doubtful accounts...................       6,554      12,482        6,099        3,017       2,083
                                                    ----------  ----------  -----------  -----------  -----------
Operating income (loss)...........................      15,766      (1,698)    (207,044)    (209,458)      2,091
Interest income...................................        (357)       (295)        (303)        (162)       (171)
                                                    ----------  ----------  -----------  -----------  -----------
Income before provision for income taxes..........      16,123      (1,403)    (206,741)    (209,296)      2,262
Income taxes......................................       7,985       1,631        1,608          804         837
                                                    ----------  ----------  -----------  -----------  -----------
Net income (loss).................................  $    8,138  $   (3,034) $  (208,349) $  (210,100)  $   1,425
                                                    ----------  ----------  -----------  -----------  -----------
                                                    ----------  ----------  -----------  -----------  -----------

   The accompanying notes are an integral part of these financial statements

                       WORLDCOM--SAN ANTONIO (AS DEFINED)

                        STATEMENTS OF CHANGES IN EQUITY
                                 (IN THOUSANDS)

                                                                                                                 SIX MONTHS
                                                                                                                    ENDED
                                                                                     YEAR ENDED DECEMBER 31,      JUNE 30,
                                                                                  -----------------------------  -----------
                                                                                    1994      1995      1996        1996
                                                                                  --------  --------  ---------  -----------
                                                                                                                 (UNAUDITED)

Balance, beginning of period....................................................  $244,458  $241,878  $ 233,441  $   233,441
Net income (loss)...............................................................     8,138    (3,034)  (208,349)    (210,100)
Advances to affiliate, net......................................................   (10,718)   (5,403)   (13,552)      (6,209)
                                                                                  --------  --------  ---------  -----------
Balance, end of period..........................................................  $241,878  $233,441  $  11,540  $    17,132
                                                                                  --------  --------  ---------  -----------
                                                                                  --------  --------  ---------  -----------


                                                                                     1997
                                                                                  -----------

                                                                                  (UNAUDITED)
Balance, beginning of period....................................................    $11,540
Net income (loss)...............................................................      1,425
Advances to affiliate, net......................................................       (189)
                                                                                  -----------
Balance, end of period..........................................................    $12,776
                                                                                  -----------
                                                                                  -----------

   The accompanying notes are an integral part of these financial statements

                       WORLDCOM--SAN ANTONIO (AS DEFINED)

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                SIX MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,               JUNE 30,
                                                         ----------------------------------  ----------------------
                                                            1994       1995        1996         1996        1997
                                                         ----------  ---------  -----------  -----------  ---------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)....................................  $    8,138  $  (3,034) $  (208,349) $  (210,100) $   1,425
  Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation and amortization......................       6,442      6,904        2,829        2,092        778
    Provision to reduce carrying value of goodwill.....      --         --          209,635      209,635     --
    Provision for doubtful accounts....................       1,128      1,522       (2,469)      (4,635)     1,011
    Changes in operating assets and liabilities:
      Decrease (increase) in receivables...............      (4,792)     4,626       14,612       10,864       (122)
      Increase in customer advances and other current
        assets.........................................        (813)      (778)        (256)        (361)      (749)
      Decrease (increase) in deferred income taxes.....        (305)      (541)         749          375       (425)
      Increase (decrease) in accounts payable..........          80       (111)        (160)         (85)       (81)
      Increase (decrease) in customer commissions
        payable........................................         121     (2,208)        (191)        (119)      (680)
      Increase (decrease) in operator service provider
        costs..........................................         170        (62)         272          461       (344)
      Increase (decrease) in accrued billing and
        collection costs...............................         240       (390)        (768)        (835)        41
      Increase (decrease) in accrued line costs........          43       (829)        (167)         118       (118)
      Increase (decrease) in other current
        liabilities....................................         382        664         (400)        (299)      (414)
                                                         ----------  ---------  -----------  -----------  ---------
      Net cash provided by operating activities........      10,834      5,763       15,337        7,111        322
Cash flows from investing activities:
  Capital expenditures.................................        (422)      (705)      (1,948)      (1,132)    --
  Decrease in other assets.............................         304        463           51          112         12
                                                         ----------  ---------  -----------  -----------  ---------
        Net cash used in investing activities..........        (118)      (242)      (1,897)      (1,020)        12
Cash flows from financing activities:
  Advances to affiliate (net)..........................     (10,718)    (5,403)     (13,552)      (6,209)      (189)
                                                         ----------  ---------  -----------  -----------  ---------
        Net cash used in financing activities..........     (10,718)    (5,403)     (13,552)      (6,209)      (189)
                                                         ----------  ---------  -----------  -----------  ---------
Net increase (decrease) in cash and cash equivalents...          (2)       118         (112)        (118)       145
Cash and cash equivalents at beginning of period.......         104        102          220          220        108
                                                         ----------  ---------  -----------  -----------  ---------
Cash and cash equivalents at end of period.............  $      102  $     220  $       108  $       102  $     253
                                                         ----------  ---------  -----------  -----------  ---------
                                                         ----------  ---------  -----------  -----------  ---------

   The accompanying notes are an integral part of these financial statements

                       WORLDCOM--SAN ANTONIO (AS DEFINED)

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    The accompanying financial statements represent the activities of the WorldCom, Inc. ("WorldCom" or affiliate) operator services business based in San Antonio, Texas (the "Business") and exclude all other activities of WorldCom. These financial statements represent the business acquired by ILD Telecommunications, Inc. (formerly ILD Teleservices, Inc., a subsidiary of Intellicall, Inc.) pursuant to a purchase agreement dated September 1, 1997 (the "Acquisition").

    The Business provides automated and live operator services for private payphone providers, local exchange carrier ("LEC") payphones, and the hospitality and inmate services industry. The Business also resells direct dial long distance services principally to its hospitality customers and provides billing and collections services to third party operator service and one plus companies. Collectively, these revenues are classified as "operator services revenue."

    Throughout the period covered by the financial statements, the Business was accounted for in several divisions within WorldCom. Financial statements have not been previously prepared for the Business. These financial statements have been prepared from WorldCom's historical accounting records and reflect no adjustments arising from the Acquisition described above.

    The Statements of Operations include all revenue and costs directly attributable to the Business, including costs for facilities, functions and services used by the Business at shared sites and costs for certain functions and services performed by centralized WorldCom organizations outside the defined scope of the Business and directly charged to the Business based on usage. The results of operations also include allocations of costs for administrative functions and services performed on behalf of the Business by centralized staff groups within WorldCom and general corporate expenses. Current and deferred income taxes and related tax expense have been allocated to the Business by applying Statement of Financial Accounting Standards No. 109 ("SFAS 109") to the Business as if it was a separate taxpayer.

    All charges and allocations of cost for facilities, functions and services performed by WorldCom organizations outside the defined scope of the Business have been deemed to have been paid by the Business to WorldCom in cash, in the period in which the cost was recorded in the financial statements.

    All of the allocations and estimates in the financial statements are based on assumptions that WorldCom management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Business had been operated as a separate entity.

    The financial information for the six months ended June 30, 1996 and 1997 presented herein reflects all adjustments (all of which are of a normal recurring nature) which are, in the opinion of management, necessary for a fair presentation of the results of the interim periods. The results for the interim periods are not necessarily indicative of results to be expected for the year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires the Business to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                       WORLDCOM--SAN ANTONIO (AS DEFINED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS--The Business participated in WorldCom's centralized cash management system. In general, the cash funding requirements of the Business were met by, and all cash generated by the Business was transferred to, WorldCom. Accordingly, the cash and cash equivalents balances (cash equivalents are highly liquid investments with maturities of three months or less at time of purchase) shown on the balance sheets were allocated to these financial statements based on management estimates.

    REVENUE RECOGNITION--Call revenues are recognized at the time that calls are placed. Call revenues from human operator services, Business-owned call processing systems and switch-based services are recognized based on the amounts charged to billed parties for calls processed and billed by the Business. Revenues associated with the billing and collecting of other companies' call records are recognized at the time the call records are billed and include revenue associated with the provision of the service.

    RECEIVABLES--Receivables consist of amounts owed by various telephone companies for processed call traffic plus amounts due from the billing and collection service customers. The Business believes it has provided adequate reserves for potential uncollectible accounts. Accounts receivable were as follows (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------   JUNE 30,
                                                               1995       1996        1997
                                                             ---------  ---------  -----------
                                                                                   (UNAUDITED)
Trade receivables..........................................  $  30,359  $  15,405   $  15,580
Trade receivables from affiliate...........................        336        678         625
Less: Allowance for doubtful accounts......................     (7,501)    (5,032)     (6,043)
                                                             ---------  ---------  -----------
                                                             $  23,194  $  11,051   $  10,162
                                                             ---------  ---------  -----------
                                                             ---------  ---------  -----------

    FIXED ASSETS--Fixed assets are recorded at original cost. Depreciation expense is computed by the straight-line method over the estimated useful lives of the related assets, where the useful lives approximate five years. Fixed assets were as follows (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------   JUNE 30,
                                                                1995       1996        1997
                                                              ---------  ---------  -----------
                                                                                    (UNAUDITED)
Office equipment............................................  $   1,964  $   2,003   $   2,003
Switches and call processing equipment......................      3,866      5,775       5,775
                                                              ---------  ---------  -----------
                                                                  5,830      7,778       7,778
Less: Accumulated depreciation..............................     (2,582)    (3,958)     (4,736)
                                                              ---------  ---------  -----------
                                                              $   3,248  $   3,820   $   3,042
                                                              ---------  ---------  -----------
                                                              ---------  ---------  -----------

    Depreciation expense for the years ended December 31, 1994, 1995 and 1996 (in thousands) was $983, $1,095 and $1,377, respectively. Depreciation expense for the six months ended June 30, 1996 and 1997 (in thousands) was $640 and $778, respectively.

    GOODWILL--Goodwill, representing the cost in excess of net assets of acquired businesses, is amortized using the straight-line method over 40 years. In March 1995, FASB issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived

                       WORLDCOM--SAN ANTONIO (AS DEFINED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Assets to Be Disposed Of" ("FAS 121"). Effective January 1, 1996, the Business adopted FAS 121 which requires that long-lived assets (primarily goodwill) held and used by an entity, or to be disposed of, be reviewed for impairment whenever events or changes in circumstances indicate that the net book value of the asset may not be recoverable. An impairment loss will be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the asset is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between the net book value of the assets and the estimated fair value of the related assets.

    The goodwill recorded in these financial statements arose upon WorldCom's acquisition of Metromedia Communications Corporation and Resurgens Communications Group, Inc. in September 1993. The total amount of goodwill recorded in the WorldCom financial statements was approximately $1.2 billion. The amount of goodwill shown in these financial statements represents WorldCom management's allocation of a portion of that total to the Business. The allocation was primarily based on the Business' historical revenues in relation to WorldCom's entire acquisition, which approximated management's evaluation of fair value.

    During June 1996, WorldCom incurred non-cash charges related to the write-down in the carrying value of certain assets related to the operator services business, including goodwill. WorldCom's estimates of the fair value of these assets resulted in the write-down of operator services goodwill to zero. In a manner consistent with the WorldCom assessment, these financial statements of the Business reflect a write-down of goodwill in the amount of $209.6 million.

    The balances of goodwill at each period end are as follows (in thousands):

                                                              DECEMBER 31,
                                                         -----------------------   JUNE 30,
                                                            1995        1996         1997
                                                         ----------  -----------  -----------
                                                                                  (UNAUDITED)
Goodwill...............................................  $  224,757  $   224,757   $  --
Less: Accumulated amortization.........................     (13,670)     (15,122)     --
     Provision to reduce carrying value................      --         (209,635)     --
                                                         ----------  -----------  -----------
                                                         $  211,087  $   --        $  --
                                                         ----------  -----------  -----------
                                                         ----------  -----------  -----------

    Amortization expense for the years ended December 31, 1994, 1995 and 1996 (in thousands) was $5,459, $5,809 and $1,452, respectively. Amortization expense for the six months ended June 30, 1996 and 1997 (in thousands) was $1,452 and zero.

    INCOME TAXES--The taxable income (loss) of the Business was included in consolidated tax returns of WorldCom. As such, separate income tax returns were not prepared or filed for the Business.

    For all periods presented, deferred income taxes and the related tax provision have been allocated to the Business by applying the asset and liability approach set forth in SFAS 109 to the Business as if it were a separate taxpayer. Under this approach, deferred tax assets and liabilities represent the expected future tax consequences of carryforwards and temporary differences between the carrying amounts and the tax basis of assets and liabilities. SFAS 109 generally requires that all expected future events, other than enactment of changes in tax law or tax rates, be considered in estimating future tax consequences. Valuation allowances are established to reduce deferred tax assets by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

                       WORLDCOM--SAN ANTONIO (AS DEFINED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS--The Business records all financial instruments at cost. The fair values of accounts receivable and accounts payable approximate such costs.

    CREDIT CONCENTRATIONS--Certain financial instruments potentially subject the Business to concentration of credit risk. These financial instruments consist primarily of accounts receivable. The Business' customers range from small payphone providers to large corporations, and reflect a large customer base with much geographic diversity. The Company believes it has provided adequate reserves for potential uncollectible accounts.

    MAJOR CUSTOMERS--A single customer accounted for 36%, 31% and 22% or $55.2, $38.2 and $20.9 million of the Business' revenues in 1994, 1995 and 1996, respectively. This customer represented 24% and 18% or $11.7 and $7.0 million of the Business revenues for the six month periods ending June 30, 1996 and 1997, respectively.

3. RELATED PARTY TRANSACTIONS

    The financial statements include significant transactions with WorldCom involving functions and services (such as cash management, tax administration, accounting, legal, and data processing) that were provided to the Business by WorldCom outside the defined scope of the Business. The costs of these functions and services have been directly charged and/or allocated to the Business using methods that management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Business had been a separate entity. Amounts charged and allocated to the Business for these functions and services were $2.1, $2.2 and $1.9 million for the years ended December 31, 1994, 1995 and 1996, respectively, and are principally included in general and administrative expenses. For the six month periods ended June 30, 1996 and 1997, the allocated charges (in thousands) were $959 and $982, respectively.

    Operator services revenue include amounts earned from the processing of certain WorldCom call traffic. These revenues amounted to $2.9, $4.8, and $5.5 million for the years ended December 31, 1994, 1995, and 1996, respectively. The same revenues were $2.3 and $3.7 million for the six month periods ending June 30, 1996 and 1997, respectively.

    Costs of operator services revenue include amounts paid for services rendered by WorldCom on behalf of the Business. These services, primarily line costs (payments to local exchange carriers for access and transport charges), amounted to $25.2, $19.0 and $14.9 million for the years ended December 31, 1994, 1995 and 1996, respectively, and were charged to the business on a per minute basis. For the six months periods ended June 30, 1996 and 1997, the line costs paid to WorldCom were $8.2 and $6.0 million, respectively. Also, accrued line costs, at each period end, represent payables to WorldCom for those services billed to the Business.

    As discussed in Note 1, WorldCom operated the Business throughout the period covered by these financial statements. As such, the balance of the equity of the Business (shown as Equity-WorldCom-San Antonio on the Balance Sheet) represents WorldCom's 100% owned equity in the operator services division, net of any advances to or draws from the Business.

                       WORLDCOM--SAN ANTONIO (AS DEFINED)

4. INCOME TAXES

    Differences between the income tax benefit calculated using the statutory federal income tax rate and the actual income tax benefit are (in thousands):

                                                                                                     SIX MONTHS ENDED
                                                                     YEAR ENDED DECEMBER 31,             JUNE 30,
                                                                 --------------------------------  ---------------------
                                                                   1994       1995        1996        1996       1997
                                                                 ---------  ---------  ----------  ----------  ---------
Income tax expense (benefit) at the statutory rate.............  $   5,482  $    (477) $  (70,292) $  (71,160) $     769
Permanent differences between book and tax bases:
  Goodwill amortization........................................      1,856      1,975         494         494     --
  Goodwill write-off...........................................     --         --          71,276      71,276     --
Other..........................................................        647        133         130         194         68
                                                                 ---------  ---------  ----------  ----------  ---------
Income tax expense.............................................  $   7,985  $   1,631  $    1,608  $      804  $     837
                                                                 ---------  ---------  ----------  ----------  ---------
                                                                 ---------  ---------  ----------  ----------  ---------

    The significant components of the Business' deferred tax assets and liabilities under SFAS 109 result from differences in depreciation methods for book and tax purposes and the deferred recognition of the allowance for doubtful accounts for tax purposes.

5. COMMITMENTS AND CONTINGENCIES

    LEASE COMMITMENTS--The Business leases its office space under operating leases. Future minimum rental commitments under noncancelable operating leases are (in thousands):

1997................................................................  $     911
1998................................................................        865
1999................................................................        294
2000................................................................        270
2001 and later......................................................        825
                                                                      ---------
                                                                      $   3,165
                                                                      ---------
                                                                      ---------

    Total operating lease expense (in thousands) was $741, $870 and $878 for the years ended December 31, 1994, 1995 and 1996, respectively. For the six-month periods ended June 30, 1996 and 1997, the total operating lease expense (in thousands) was $439 and $456, respectively.

    LITIGATION--The Business is subject to various legal proceedings arising out of the ordinary course of its business. It is the opinion of the management of the Business that the ultimate disposition of these proceedings will not have a material adverse effect on the Business' financial condition, results of operations or cash flows.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ILD Telecommunications, Inc.

    In our opinion, the accompanying statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the results of operations of the Intellicall Operator Services Business, as defined and described in Note 1, and its cash flows for the year ended December 31, 1995 and the period from January 1, 1996 to May 9, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Business' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP

Dallas, Texas
April 14, 1998

                     INTELLICALL OPERATOR SERVICES BUSINESS

                            STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                                                                                      PERIOD FROM
                                                                                       YEAR ENDED     JANUARY 1,
                                                                                      DECEMBER 31,  1996 TO MAY 9,
                                                                                          1995           1996
                                                                                      ------------  ---------------
Telecommunications revenues.........................................................   $   10,287      $   6,333
Cost of revenues....................................................................        8,418          5,639
                                                                                      ------------        ------
  Gross profit......................................................................        1,869            694
Operating expenses:
  Selling, general and administrative...............................................          488            267
  Provision for doubtful accounts...................................................           33             80
  Depreciation and amortization.....................................................           58             37
                                                                                      ------------        ------
    Total operating expenses........................................................          579            384
                                                                                      ------------        ------
Income before provision for income taxes............................................        1,290            310
Provision for income taxes..........................................................          477            115
                                                                                      ------------        ------
Net income..........................................................................   $      813      $     195
                                                                                      ------------        ------
                                                                                      ------------        ------

   The accompanying notes are an integral part of these financial statements.

                     INTELLICALL OPERATOR SERVICES BUSINESS

                        STATEMENTS OF CHANGES IN EQUITY

                                 (IN THOUSANDS)

                                                                                                      PERIOD FROM
                                                                                       YEAR ENDED     JANUARY 1,
                                                                                      DECEMBER 31,  1996 TO MAY 9,
                                                                                          1995           1996
                                                                                      ------------  ---------------
Balance, beginning of period........................................................   $    1,019      $     625
Net income..........................................................................          813            195
Advances to affiliate, net..........................................................       (1,207)          (820)
                                                                                      ------------         -----
Balance, end of period..............................................................   $      625      $  --
                                                                                      ------------         -----
                                                                                      ------------         -----

   The accompanying notes are an integral part of these financial statements.

                     INTELLICALL OPERATOR SERVICES BUSINESS

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                                     PERIOD FROM
                                                                                      YEAR ENDED   JANUARY 1, 1996
                                                                                     DECEMBER 31,     TO MAY 9,
                                                                                         1995           1996
                                                                                     ------------  ---------------
Cash flows from operating activities:
  Net income.......................................................................   $      813      $     195
    Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization................................................           58             37
      Provision for doubtful accounts..............................................           33             80
    Changes in operating assets and liabilities:
      Decrease in accounts receivable..............................................          328          1,177
      (Increase) decrease in other assets..........................................         (150)            77
      Decrease in accrued transmission costs.......................................          (16)          (755)
      Increase in customer commissions.............................................          143         --
                                                                                     ------------        ------
        Net cash provided by operating activities..................................        1,209            811
                                                                                     ------------        ------
  Cash flows from investing activities:
    Capital expenditures...........................................................           (2)        --
    Disposition of property and equipment..........................................       --                  9
                                                                                     ------------        ------
      Net cash (used in) provided by investing activities..........................           (2)             9
                                                                                     ------------        ------
  Cash flows from financing activities:............................................
    Advances to affiliates (net)...................................................       (1,207)          (820)
                                                                                     ------------        ------
      Net cash used in financing activities........................................       (1,207)          (820)
                                                                                     ------------        ------
Net increase (decrease) in cash and cash equivalents...............................       --             --
Cash and cash equivalents at beginning of period...................................       --             --
                                                                                     ------------        ------
Cash and cash equivalents at end of period.........................................   $   --          $  --
                                                                                     ------------        ------
                                                                                     ------------        ------

   The accompanying notes are an integral part of these financial statements.

                     INTELLICALL OPERATOR SERVICES BUSINESS

                         NOTES TO FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    The accompanying financial statements represent the activities of Intellicall Operator Services, Inc. ("IOS"), a wholly owned-subsidiary of Intellicall, Inc. ("Intellicall" or "affiliate") based in Dallas, Texas and the activities of the Long Distance Resale division of Intellicall (collectively, the "Intellicall Operator Services Business" or the "Business"), and exclude all other activities of Intellicall. These financial statements represent the predecessor business of ILD Telecommunications, Inc. ("ILD"), that was incorporated on April 18, 1996 and commenced operations on May 10, 1996.

    The Business provides live operator services for the independent payphone provider, hospitality, international and inmate services industries, and resells direct dial long distance services principally to the independent payphone provider industry.

    Throughout the period covered by the financial statements, the Business was accounted for in more than one business unit within Intellicall. Financial statements have not been previously prepared for the Business. These financial statements have been prepared from Intellicall's historical accounting records and reflect no adjustments arising from the creation of ILD on May 10, 1996 described above.

    The Statements of Operations include all revenue and costs directly attributable to the Business, including costs for facilities, functions and services used by the Business at shared sites, and costs for certain functions and services performed by centralized Intellicall organizations outside the defined scope of the Business and directly charged to the Business based on usage. The Statements of Operations also include allocations of costs for general corporate expenses and administrative functions and services performed on behalf of the Business by centralized personnel within Intellicall.

    All charges and allocations of costs for facilities, functions and services performed by Intellicall on behalf of the Business are deemed to have been paid by the Business to Intellicall in the period in which the cost was recorded in the financial statements.

    All of the above allocations and estimates in the financial statements are based on assumptions that Intellicall management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted had the Business been operated as a separate entity or that will actually occur in the future.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The presentation of financial statements in conformity with generally accepted accounting principles requires the Business to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Business participated in Intellicall's centralized cash management system. All cash generated by the Business was presumed to be transferred to Intellicall and is reflected as advances to affiliate. Accordingly, there are no separate cash and cash equivalents balances of the Business in the financial statements.

                     INTELLICALL OPERATOR SERVICES BUSINESS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

    The Business recognizes revenue from its direct dial long distance services as such services are performed. Call revenues from live operator services are recognized based on the amounts charged to billed parties for calls processed and billed by the Business.

RECEIVABLES

    Receivables consist of amounts owed by various local exchange carriers for processed call traffic, and amounts due directly from customers for direct-dial long-distance charges. The Business believes it has provided adequate reserves for potential uncollectible amounts.

FIXED ASSETS

    Fixed assets are stated at cost. Depreciation for financial statement purposes is provided by the straight-line method over the estimated useful lives of the related assets, which lives collectively approximate five years. Depreciation expense for the year ended December 31, 1995 and the period from January 1, 1996 to May 9, 1996 was $13,196 and $8,412, respectively.

INCOME TAXES

    The Business was included in consolidated tax returns of Intellicall. Current and deferred income taxes and related tax expense have been allocated to the Business by applying Statement of Financial Accounting Standards No. 109 ("FAS 109") to the Business as if it was a separate taxpayer.

    For all periods presented, deferred income taxes and the related provision have been allocated to the Business by applying the asset and liability approach set forth in FAS 109 as if it were a separate taxpayer. Under this approach, deferred tax assets and liabilities represent the expected future tax consequences of carryforwards and temporary differences between the carrying amounts and the tax basis of assets and liabilities. FAS 109 generally requires that all expected future events, other than enactment of changes in tax law or tax rates, be considered in estimating future tax consequences. Valuation allowances are established to reduce deferred tax assets by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

FINANCIAL INSTRUMENTS

    Management believes the recorded values of financial instruments approximate their current fair values at each period end.

CREDIT CONCENTRATIONS

    Certain financial instruments potentially subject the Business to concentration of credit risk. These financial instruments consist primarily of accounts receivable. The Business' customers range from small pay phone providers to large corporations, and reflect a large customer base with much geographic diversity. The Business believes it has provided adequate reserves for potential uncollectible accounts. A single customer accounted for 24% of the Business' revenues in 1995. For the period ended May 9, 1996, two customers accounted for 15% each of the Business' revenues.

                     INTELLICALL OPERATOR SERVICES BUSINESS

3. RELATED PARTY TRANSACTIONS

    The financial statements include significant transactions with Intellicall involving functions and services (such as cash management, tax administration, accounting, legal and data processing) that were provided by Intellicall on behalf of the Business. The costs of these functions and services have been directly charged and/or allocated to the Business using methods that management believes are reasonable. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Business had been a separate entity and are necessarily reflective of the costs to be incurred by the Business in the future. Amounts charged and allocated to the Business for these functions and services were $170,794 and $80,729 for the year ended December 31, 1995 and the period ended May 9, 1996, respectively, and are principally included in general and administrative expenses.

    As discussed in Note 1, Intellicall operated the Business throughout the period covered by these financial statements. As such, the balance of the equity of the Business represents Intellicall's 100% owned equity in IOS and the Long Distance Resale division of Intellicall, net of any advances to or draws from the Business.

4. INCOME TAXES

    The components of the income tax provision were (in thousands):

                                                                                                PERIOD FROM
                                                                                YEAR ENDED      JANUARY 1,
                                                                               DECEMBER 31,     1996 TO MAY
                                                                                   1995           9, 1996
                                                                              ---------------  -------------
Current provision:
  Federal...................................................................     $     418       $     101
  State.....................................................................            58              14
                                                                                     -----           -----
                                                                                       476             115
                                                                                     -----           -----

Deferred:
  Federal...................................................................             1              --
  State.....................................................................            --              --
                                                                                     -----           -----
Provision for income taxes..................................................     $     477       $     115
                                                                                     -----           -----
                                                                                     -----           -----

                     INTELLICALL OPERATOR SERVICES BUSINESS

4. INCOME TAXES (CONTINUED)
    The following is a reconciliation of the provision for income taxes at the statutory federal income tax rate to the income tax expense reflected in the consolidated statements of income (in thousands):

                                                                                                PERIOD FROM
                                                                                YEAR ENDED      JANUARY 1,
                                                                               DECEMBER 31,     1996 TO MAY
                                                                                   1995           9, 1996
                                                                              ---------------  -------------
Income tax expense at the statutory rate (34%)..............................     $     439       $     106
State income taxes, net of federal income tax benefit.......................            38               9
                                                                                     -----           -----
Provision for income taxes..................................................     $     477       $     115
                                                                                     -----           -----
                                                                                     -----           -----

5. COMMITMENTS AND CONTINGENCIES

    The Business is subject to various legal proceedings arising out of the ordinary course of its business. It is the opinion of the management of the Business that the ultimate disposition of these proceedings will not have a material adverse effect on the Business' financial condition, results of operations or cash flows.

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSONS MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

    UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

                               TABLE OF CONTENTS
                            ------------------------

                                                                            PAGE
                                                                            ----
PROSPECTUS SUMMARY........................................................    3
RISK FACTORS..............................................................   10
USE OF PROCEEDS...........................................................   21
DIVIDEND POLICY...........................................................   22
CAPITALIZATION............................................................   23
DILUTION..................................................................   24
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS.................   25
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA........................   28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
   OPERATIONS.............................................................   30
BUSINESS..................................................................   41
MANAGEMENT................................................................   55
CERTAIN TRANSACTIONS......................................................   62
STOCK OWNERSHIP...........................................................   65
DESCRIPTION OF CAPITAL STOCK..............................................   67
SHARES ELIGIBLE FOR FUTURE SALE...........................................   73
UNDERWRITING..............................................................   76
LEGAL MATTERS.............................................................   78
EXPERTS...................................................................   78
ADDITIONAL INFORMATION....................................................   78
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................  F-1

                                         SHARES

                         [ILD TELECOMMUNICATIONS, INC.
                            NAME/LOGO APPEARS HERE]

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS
                                ---------------

                             NationsBanc Montgomery
                                 Securities LLC

                        Raymond James & Associates, Inc.

                      Interstate/Johnson Lane Corporation

                                           , 1998

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth various expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts except the SEC registration fee and the NASD filing fee are estimated.

SEC registration fee............................................  $  17,700
NASD filing fee.................................................      6,500
Accounting fees and expenses....................................    325,000
Nasdaq National Market listing fee..............................     85,500
Legal fees and expenses.........................................    500,000
Printing and engraving expenses.................................     60,000
Blue sky fees and expenses......................................     10,000
Directors' and officers' insurance..............................    100,000
Transfer agent and registrar fees and expenses..................     10,000
Miscellaneous...................................................     10,000
                                                                  ---------
    Total.......................................................  $1,124,700
                                                                  ---------
                                                                  ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Bylaws and Certificate of Incorporation provide for indemnification of directors and officers of the Company to the full extent permitted by Delaware law.

    Section 145 of the Delaware Code provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation of the Company also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    As consideration for the Predecessor, on May 10, 1996 the Company issued to Intellicall (i) 725 shares of Common Stock valued at $10 per share, (ii) 72,500 shares of Class A Convertible Preferred Stock valued at $72.63 per share, (iii) 5,000 shares of Series B Convertible Preferred Stock with a stated value of $100 per share and (iv) a convertible subordinated note in the principal amount of $1,000,000.

    On May 10, 1996, the Company issued to Triad I (i) 183 shares of Common Stock for cash consideration of $10 per share, (ii) 18,333 shares of Series A Convertible Preferred Stock for cash consideration of $72.69 per share, and
(iii) a convertible subordinated note in the principal amount of $666,666.67. Also on May 10, 1996, the Company issued to Morris (i) 92 shares of Common Stock for cash consideration of $10 per share, (ii) 9,167 shares of Series A Convertible Preferred Stock for cash consideration of $72.69 per share, and
(iii) a convertible subordinated note in the principal amount of $333,333.33.

    As consideration for certain financial services provided the Company in connection with its acquisition of the Predecessor, on May 10, 1996, the Company issued Triad Capital Partners, Inc. a warrant to purchase 6,000 shares of Common Stock. At the time of issuance, the exercise price of the warrants exceeded the fair market value of the Common Stock.

    In connection with the execution of certain loan and credit agreements between the Company and its lenders, on May 13, 1996 and August 31, 1996, the Company issued promissory notes to its lenders with an aggregate principal amount of up to $26.2 million. Also in connection with the execution of certain loan and credit agreements between the Company and its lenders, on May 13, 1996 the Company issued warrants to certain of its lenders to purchase an aggregate of 7,239 shares of Common Stock. No consideration was paid for the warrants other than the agreement to enter into the respective loan and credit agreements and the advance of the funds contemplated thereunder.

    As consideration for the WorldCom Assets, on August 31, 1997 the Company issued to WorldCom, 4,587 shares of Common Stock valued at $500,000 and 111,960 shares of Series B-2 Redeemable Preferred Stock valued at $11.2 million. In connection therewith, on August 31, 1997 the Company also issued 917.43 shares of Common Stock to Triad II and 13,761.47 shares of Common Stock to Morris for cash consideration of $109 per share.

    Upon exercise of an option to purchase Common Stock, on September 1, 1997, the Company issued 775 shares of Common Stock for cash consideration of $24.20 share to a former director of the Company.

    On September 23, 1997, the Company sold an aggregate of 33,845.09 shares of Common Stock for cash consideration of $109 per share. The Common Stock was offered and sold to a total of 10 investors, including Intellicall, Triad II, and certain executive officers of the Company.

    On December 15, 1997, as consideration for the capital stock of Interlink owned by Reginald P. McFarland, an executive officer of the Company, the Company issued to Mr. McFarland (i) 16,117 shares of Common Stock valued at $273 per share, (ii) 6,666.67 shares of Series B-3 Redeemable Preferred Stock with a stated value of $300 per share and (iii) a subordinated promissory note in the principal amount of $1,000,000.

    In connection with the conversion of 1,539 shares of Series A Convertible Preferred Stock, on April 30, 1998 the Company issued 1,539 shares of Common Stock to one stockholder of the Company. The Common Stock was issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended, as securities exchanged by the issuer with its existing security holders exclusively where no commissions or other remuneration is paid or given directly or indirectly for soliciting such exchange.

    Except as otherwise noted in the immediately preceding paragraph, all issuances of securities described above were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. All of the securities were acquired by the recipients thereof for investment and with no view toward the resale or distribution thereof. In each instance, the purchaser had a pre-existing relationship with the Company or its founders, the offers and sales were made without any public solicitation, the certificates bear restrictive legends and appropriate stop transfer instructions have been or will be given to the transfer agent. No underwriter was involved in the transactions, and no commissions were paid.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed as a part of this Registration
Statement:

   1      --Underwriting Agreement*

   3.1(a) --Restated Certificate of Incorporation*

   3.2    --Bylaws

   4.1    --Subordinated Convertible Note issued May 10, 1996 to Intellicall,
            Inc. by ILD Communications, Inc.

   4.2    --Subordinated Convertible Note issued May 10, 1996 to Triad-ILD
            Partners, L.P. by ILD Communications, Inc.

   4.3    --Subordinated Convertible Note issued May 10, 1996 to Morris
            Telecommunications, LLC by ILD Communications, Inc.

   4.4    --Warrant to Purchase Shares of Common Stock of ILD Teleservices,
            Inc. issued to Triad Capital Partners, Inc.

   4.5    --Warrant to Purchase Shares of Common Stock of ILD Communications,
            Inc. issued to Morris Telecommunications, Inc.

   4.6    --Warrant to Purchase Shares of Common Stock of ILD Communications,
            Inc. issued to Michael F. Lewis

   4.7    --Stock Purchase Warrant issued May 13, 1996 by ILD Communications,
            Inc. to Sirrom Capital Corporation

   4.8    --Stock Purchase Warrant issued May 13, 1996 by ILD Communications,
            Inc. to Reedy River Ventures Limited Partnership

   4.9 --Promissory Note issued December 15, 1997 to Reginald P. McFarland by ILD Teleservices, Inc.

   5      --Opinion of Cashin, Morton & Mullins regarding legality*

  10.1    --ILD Communications, Inc. Stock Option Plan

  10.2    --ILD Communications, Inc. Stock Option Plan 97-A

  10.3    --ILD Teleservices, Inc. Stock Option Plan 97-B

  10.4    --ILD Teleservices, Inc. Stock Option Plan 97-C

  10.5    --ILD Teleservices, Inc. Stock Option Plan 97-D

  10.5.1  --Form of Incentive Stock Option Agreement*

  10.5.2  --Form of Non-qualified Stock Option Agreement*

  10.6    --Organization Agreement dated May 10, 1996 by and among
            Intellicall, Inc., Triad-ILD Partners, L.P., Morris
            Telecommunications, LLC and ILD Communications, Inc.

  10.7 --Loan and Security Agreement dated as of May 13, 1996 by and between ILD Communications, Inc., Intellicall Operator Services,
            Inc. and Sirrom Capital Corporation

  10.7.1  --Secured Promissory Note issued May 13, 1996 to Sirrom Capital
            Corporation*

  10.7.2  --Secured Promissory Note issued May 13, 1996 to Reedy River
            Ventures Limited Partnership.*

  10.8    --Loan and Security Agreement dated as of August 29, 1997 among ILD
            Teleservices, Inc., Intellicall Operator Services, Inc. and
            NationsBank, N.A.

  10.8.1  --First Amendment to Loan and Security Agreement dated December 15,
            1997 by and between ILD Teleservices, Inc., Intellicall Operator
            Services, Inc. and NationsBank, N.A.*

  10.8.2  --Second Amendment to Loan and Security Agreement dated February 2,
            1998 by and between ILD Teleservices, Inc., Intellicall Operator
            Services, Inc. and NationsBank, N.A.*

  10.8.3  --Third Amendment to Loan and Security Agreement dated April 30,
            1998, by and between ILD Teleservices, Inc., Intellicall Operator
            Services, Inc. and NationsBank, N.A.*

  10.8.4  --Revolving Credit Note for $20,000,000 executed by ILD
            Teleservices, Inc. and Intellicall Operator Services, Inc.

  10.8.5  --Term Note for $5,000,000 executed by ILD Teleservices, Inc. and
            Intellicall Operator Services, Inc.

  10.9 --Asset Purchase Agreement dated as of February 27, 1997 by and among WorldCom, Inc. and ILD Communications, Inc.*

  10.9.1  --Amendment No. 1 to Asset Purchase Agreement dated as of August
            29, 1997 by and among WorldCom, Inc. and ILD Teleservices, Inc.*

  10.10   --Merger Agreement dated as of December 15, 1997 by and among ILD
            Teleservices, Inc., Interlink Telecommunications, Inc., Interlink
            Telecommunications of Florida, Inc. and Reginald P. McFarland

  10.11   --Second Amended and Restated Registration Rights Agreement dated
            December 15, 1997 by and among ILD Teleservices, Inc.,
            Intellicall, Inc., Triad-ILD Partners, L.P., Triad-ILD Partners
            II, L.P., Morris Telecommunications, LLC, WorldCom, Inc. and
            Reginald P. McFarland*

  10.12   --Employment Agreement dated December 15, 1997 by and between ILD
            Teleservices, Inc. and Reginald P. McFarland

  10.13   --Third Amended and Restated Shareholders' Agreement dated as of
            April 3, 1998 by and among ILD Teleservices, Inc., Intellicall,
            Inc., Triad-ILD Partners, L.P., Triad-ILD Partners II, L.P.,
            Morris Telecommunications, Inc., Reginald P. McFarland, Stephens
            Holding Company, Clark Enterprises, Inc., Nelson E. Bowers,
            William K. Holmes and WorldCom, Inc.*

  10.14   --Consulting Agreement dated December 15, 1997 by and between ILD
            Teleservices, Inc. and Stratacom, Inc.

  10.15   --Operator Service Agreement dated August 31, 1997 by and between
            ILD Teleservices, Inc. and WorldCom, Inc.

  21      --Subsidiaries

  23.1    --Consent of Cashin, Morton & Mullins (included in Exhibit 5)*

  23.2    --Consent of Price Waterhouse LLP (with respect to ILD
            Telecommunications, Inc.)

  23.3    --Consent of Price Waterhouse LLP (with respect to Intellicall
            Operator Services, Inc.)

  23.4    --Consent of Price Waterhouse LLP (with respect to WorldCom--San
            Antonio)

  23.5    --Consent of Smith & Howard, P.C.

  24      --Power of Attorney (included in signature page of the Registration
            Statement)

  27.1    --Financial Data Schedule for nine months ended September 30, 1997

  27.2    --Financial Data Schedule for three months ended December 31, 1997

------------------------

* To be filed by amendment

    (b) The following financial statement schedule of ILD Telecommunications, Inc. is included in this Registration Statement:

        Schedule IX:  Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the Representatives of the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Representatives of the Underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 30th day of April, 1998.

                                ILD TELECOMMUNICATIONS, INC.

                                By:             /s/ MICHAEL F. LEWIS
                                     -----------------------------------------
                                                  Michael F. Lewis
                                     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                                      OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael F. Lewis, Dennis J. Stoutenburgh and J. David Darnell, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and to sign any registration statement (and any post-effective amendments thereto) effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 30, 1998.

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                Chairman of the Board and
     /s/ MICHAEL F. LEWIS         Chief Executive Officer
------------------------------    (Principal Executive
       Michael F. Lewis           Officer)

     /s/ J. DAVID DARNELL       Chief Financial Officer
------------------------------    (Principal Financial and
       J. David Darnell           Accounting Officer)

  /s/ DENNIS J. STOUTENBURGH
------------------------------  President and Director
    Dennis J. Stoutenburgh

------------------------------  Director
    H. Edward Brooks, Jr.

          SIGNATURE                       TITLE
------------------------------  --------------------------

------------------------------  Director
    John J. McDonald, Jr.

------------------------------  Director
       William P. Payne

      /s/ C. READ MORTON
------------------------------  Secretary and
        C. Read Morton                            Director

     /s/ PATRICK V. STARK
------------------------------  Director
       Patrick V. Stark

                 SCHEDULE IX: VALUATION AND QUALIFYING ACCOUNTS

                                                              BALANCE AT    CHARGED TO
                                                               BEGINNING     COSTS AND                 BALANCE AT END
                                                               OF PERIOD     EXPENSES     DEDUCTIONS      OF PERIOD
                                                              -----------  -------------  -----------  ---------------
ALLOWANCE FOR DOUBTFUL ACCOUNTS:
Period from May 10, 1996 to December 31, 1996...............   $  --         $     472     $    (375)     $      97
Nine months ended 9/30/97...................................   $      97     $   1,312     $    (581)     $     828
TAX VALUATION ALLOWANCE:
Period From May 10, 1996 to December 31, 1996...............   $     305     $  --         $    (172)     $     133
Nine months ended 9/30/97...................................   $     133     $  --         $    (133)     $  --

                                      S-1